      As filed with the Securities and Exchange Commission on May 8, 1998.


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                     ______


                                    FORM 10

                                GENERAL FORM FOR
                           REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                     ______

                          AVALON HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


              Ohio                                        34-1863889
------------------------------------------  ------------------------------------
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

     One American Way, Warren, Ohio                         44484
------------------------------------------  ------------------------------------
(Address of principal executive offices)                 (Zip code)



      Registrant's telephone number, including area code:  (330) 856-8800

       Securities to be registered pursuant to Section 12(b) of the Act:

Class A common stock, $.01 par value                     American Stock Exchange


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

================================================================================

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Business.

     The information required by this item is contained (i) in the sections entitled "Summary," "Risk Factors," and "Business and Properties of Avalon" in the Proxy Statement (the "Proxy Statement") of American Waste Services, Inc. ("AWS") attached hereto as Annex A and such sections are incorporated herein by reference and (ii) in the historical combined financial statements and other financial information incorporated by reference into Item 15 hereof, to which reference is hereby made and which is incorporated herein by reference.

Item 2.  Financial Information.

     The information required by this item is contained (i) in the sections entitled "Summary of Selected Historical and Pro Forma Financial Data of the Avalon Business," "Capitalization of Avalon," "Selected Historical Financial Data of Avalon" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Avalon Business" in the Proxy Statement and such sections are incorporated herein by reference and (ii) in the historical combined financial statements and other financial information incorporated by reference into Item 15 hereof, to which reference is hereby made and which is incorporated herein by reference.

Item 3.  Properties.

     The information required by this item is contained in the section entitled "Business and Properties of Avalon" in the Proxy Statement and such section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

     The information required by this item is contained in the section entitled "Security Ownership of Avalon" in the Proxy Statement and such section is incorporated herein by reference.

Item 5.  Directors and Executive Officers.

     The information required by this item is contained in the section entitled "Management of Avalon" in the Proxy Statement and such section is incorporated herein by reference.

Item 6.  Executive Compensation.

     The information required by this item is contained in the sections entitled "Management of Avalon," "Option Grants in Last Fiscal Year," "Compensation Committee Interlocks and Insider Participation," "Avalon Board Committee Report on Executive Compensation" and "Avalon Long-Term Incentive Plan; 401(k) Plan" in the Proxy Statement and such sections are incorporated herein by reference.

Item 7.  Certain Relationships and Related Transactions.

     The information required by this item is contained in the sections entitled "Summary," "Risk Factors," "Background and Reasons," "The Transactions," "Relationship and Arrangements Between AWS and "Avalon," "Accounting Treatment," "Business and Properties of Avalon" and "Liability and Indemnification of Directors and Officers of Avalon" in the Proxy Statement and such sections are incorporated herein by reference.

Item 8.  Legal Proceedings.

     The information required by this item is contained in the section entitled "Business and Properties of Avalon" in the Proxy Statement and such section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

     The information required by this item is contained in the sections entitled "Summary," "The Transactions," "Security Ownership of Avalon" and "Description of Avalon Capital Stock" in the Proxy Statement and such sections are incorporated herein by reference.

Item 10.  Recent Sales of Unregistered Securities.

     On May 1, 1998, the registrant issued 1000 shares of its Class A common stock, $.01 par value, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for a total consideration of $1000 to AWS which is and will be the registrant's sole stockholder until the consummation of the transactions described in the section entitled "The Transactions " in the Proxy Statement, which section is incorporated herein by reference. Following the consummation of all such transactions, AWS will hold no capital stock of the registrant.

Item 11.  Description of Registrant's Securities to be Registered.

     The information required by this item is contained in the sections entitled "Summary," "Risk Factors," "The Transactions," and "Description of Avalon Capital Stock" in the Proxy Statement and such sections are incorporated herein by reference.

Item 12.  Indemnification of Directors and Officers.

     The information required by this item is contained in the sections entitled "The Transactions" and "Liability and Indemnification of Directors and Officers of Avalon" in the Proxy Statement and such sections are incorporated herein by reference.

Item 13.  Financial Statements and Supplementary Data.

     The information required by this item is contained (i) in the sections entitled "Summary," "Summary of Selected Historical and Pro Forma Financial Data of the Avalon Business," "Capitalization of Avalon," "Selected Historical Financial Data of Avalon" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations of the Avalon Business" in the Proxy Statement and such sections are incorporated herein by reference and (ii) in the historical combined financial statements and other financial information incorporated by reference into Item 15 hereof, to which reference is hereby made and which is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     None.

Item 15.  Financial Statements and Exhibits.

     (a) Financial Statements. The following financial statements are included in the Proxy Statement and incorporated herein by reference:

     (i) Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc.

 .    Combined Balance Sheets
 .    Combined Statements of Operations
 .    Combined Statements of Cash Flows
 .    Statements of Combined Equity
 .    Notes to Combined Financial Statements
 .    Independent Auditors' Report

     (ii)  Historical Financial Statements of Avalon Holdings Corporation

 .    Balance Sheet
 .    Notes to Balance Sheet
 .    Independent Auditors' Report

     (iii)  Unaudited Pro Forma Combined Financial Information

 .    Unaudited Pro Forma Combined Balance Sheet and Notes thereto
 .    Unaudited Pro Forma Combined Statements of Operations and Notes thereto

     (b) Exhibits. See the Exhibit Index on page 6 of this registration statement, which Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              AVALON HOLDINGS CORPORATION
                              (Registrant)


Date:  May 8, 1998            By:   /s/Ronald E. Klingle
                                    ---------------------------------
                                    Ronald E. Klingle

                                Its:  Chief Executive Officer
                                     --------------------------------

                          AVALON HOLDINGS CORPORATION

                                EXHIBIT INDEX TO
                         FORM 10 REGISTRATION STATEMENT



Exhibit                             Description
-------        -----------------------------------------------------------------

2.1 * Agreement and Plan of Merger, dated as of February 6, 1998, entered into by and among USA Waste Services, Inc. ("USA"), C&S Ohio Corp. and American Waste Services, Inc. ("AWS"), included herein as Appendix B to the Proxy Statement attached hereto as Annex A

2.2 * Form of Contribution and Distribution Agreement, dated as of May 7, 1998, by and between AWS and Avalon Holdings Corporation ("Avalon"), included herein as Appendix C to the Proxy Statement attached hereto as Annex A

3.1 *          Articles of Incorporation of Avalon

3.2 *          Code of Regulations of Avalon

4.1* Form of certificate evidencing shares of Class A common stock, par value $.01, of Avalon

10.1 * Form of Tax Allocation Agreement, dated as of May 7, 1998, by and among AWS, Avalon and USA

10.2*          Avalon Holdings Corporation Long-Term Incentive Plan

21.1 *         Subsidiaries of Avalon

27.1*          Financial Data Schedules

__________
*  Filed herewith.

                                                                       ANNEX A

                                [AWS letterhead]



                                    May 15, 1998


Dear Stockholder,

     You are cordially invited to attend a Special Meeting of Stockholders of American Waste Services, Inc. to be held on Monday, June 15, 1998 at the Grand Pavilion, located at One American Way, Warren, Ohio, at 10:30 a.m., local time. Enclosed are a Notice of Special Meeting of Stockholders and a Proxy Statement relating to the Special Meeting.

     At the Special Meeting you will be asked to consider and vote upon two related proposals. One proposal is to distribute to you the Company's wholly owned subsidiary, Avalon Holdings Corporation ("Avalon"), which will own the Company's transportation, technical environmental services, waste disposal brokerage and management and golf course and related operations. The other proposal is to merge the remainder of the Company with a wholly owned subsidiary of USA Waste Services, Inc., which will result in the receipt by each of you of $4.00 per share in cash.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THESE PROPOSALS ARE IN THE BEST INTERESTS OF STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THEM. The proposals must both be approved by the holders of the Class A common stock and by the holders of the Class B common stock, each voting as a separate class, in order for either transaction to take place. ACCORDINGLY, THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (66-2/3 PERCENT) OF THE OUTSTANDING SHARES OF EACH CLASS OF COMMON STOCK IS REQUIRED IN ORDER FOR THE COMPANY'S STOCKHOLDERS TO RECEIVE $4.00 PER SHARE IN CASH AND OWNERSHIP OF AVALON. Holders of approximately 95 percent of the Class B common stock have agreed, pursuant to voting agreements and irrevocable proxies, to vote in favor of the proposals.

     The Company retained an independent appraiser to render an opinion as to the fair market value of the capital stock of Avalon that will be outstanding after the distribution of Avalon to the Company's stockholders to serve as a valuation basis for establishing the amount of any taxable gain resulting from that distribution. The opinion of that appraiser states that, as of March 31, 1998, such fair market value is reasonably stated in the amount of approximately $30.4 million. Based upon the number of outstanding shares of the Company's common stock, this is the equivalent of $1.00 per share. Furthermore, based upon the distribution of one share of Avalon common stock for each eight shares of the Company's common stock, the valuation equates to $8.00 per share of Avalon common stock. The opinion of the appraiser should not be relied upon as an indication of the prices at which shares of Avalon common stock may actually trade.

     Details of these proposals, which will be considered at the Special Meeting, as well as important information relating to them, are set forth in the accompanying Proxy Statement and should be considered carefully. BECAUSE OF THE SIGNIFICANCE OF THESE TRANSACTIONS TO THE COMPANY AND ITS STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTES AT THE SPECIAL MEETING IN PERSON OR BY PROXY.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the special meeting and vote in person, even if you have previously returned your proxy card.

     PLEASE DO NOT THROW THESE MATERIALS AWAY. IF YOU DO NOT SIGN AND RETURN YOUR PROXY CARD, IT WILL BE AS IF YOU VOTED "AGAINST" THE PROPOSAL. AGAIN, PLEASE VOTE.

                                    Sincerely yours,

                                    /s/ Darrell D. Wilson

                                    Darrell D. Wilson
                                    President

                         AMERICAN WASTE SERVICES, INC.
                                One American Way
                            Warren, Ohio 44484-5555

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 1998

                                                                    May 15, 1998

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of American Waste Services, Inc. ("AWS") will be held on June 15, 1998 at 10:30 a.m., local time, at the Grand Pavilion, located at One American Way, Warren, Ohio.

The Meeting will be conducted:


1. To consider and vote upon two related proposals (collectively, the "Proposals") described in the accompanying Proxy Statement. The effectiveness of each of the Proposals is conditioned upon the approval of both of the Proposals. The Proposals must be approved by the holders of AWS's Class A common stock, no par value, and by the holders of AWS's Class B common stock, no par value (collectively, the "AWS Common Stock"), each voting as a separate class. The affirmative votes of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of each class is required to approve each Proposal. The Proposals are as follows:

Proposal 1.  The spin-off of Avalon Holdings Corporation.  Approval of (i) the
             -------------------------------------------
          contribution by AWS to its wholly owned subsidiary, Avalon Holdings Corporation ("Avalon "), of all businesses of AWS other than the nonhazardous solid waste landfills owned, the refuse collection services provided, and the landfill gas collection and sales business conducted by certain subsidiaries of AWS, and (ii) a special dividend to the holders of the outstanding shares of AWS Common Stock of all outstanding shares of capital stock of Avalon on a pro rata and corresponding basis, all to be effected in accordance with the terms of a Contribution and Distribution Agreement dated as of May 7, 1998 between Avalon and AWS.

Proposal 2.  The merger of AWS.  Approval and adoption of the Agreement and Plan
             -----------------
          of Merger, dated as of February 6, 1998, entered into by and among USA Waste Services, Inc., C & S Ohio Corp., and AWS and the consummation of the merger and related transactions contemplated therein, pursuant to which each outstanding share of AWS Common Stock will be converted into the right to receive $4.00 in cash .

2. To transact such other business as may properly come before the Meeting. Stockholders of record at the close of business on May 11, 1998 will be entitled to notice of and to vote at the Meeting.

AWS'S Board of Directors unanimously recommends that stockholders vote for the Proposals.

                                         /s/  Jeffrey M. Grinstein
                                         ___________________________________
                                         Secretary

Important notices.  Please mark, sign, date and return the enclosed proxy card
-----------------
promptly, whether or not you plan to attend the Meeting.

     Your proxy will be revocable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.

     Please do not send in any share certificates at this time.

                     PROXY STATEMENT/INFORMATION STATEMENT

                               Table of Contents

                                                                    Page
                                                                    ----
Cautionary Statements..............................................   1
Summary............................................................   2
Summary of Selected Historical and Pro Forma Financial Data
  of the Avalon Business...........................................   8
Risk Factors.......................................................  10
The Special Meeting................................................  15
Background and Reasons.............................................  17
The Transactions...................................................  31
Relationship and Arrangements between AWS and Avalon...............  47
Selected Historical Financial Data of AWS..........................  50
Accounting Treatment...............................................  51
Dissenters' Rights.................................................  51
Business and Properties of Avalon..................................  53
Capitalization of Avalon...........................................  62
Selected Historical Financial Data of Avalon.......................  63
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of the Avalon Business.................  65
Management of Avalon...............................................  71
Option Grants in Last Fiscal Year..................................  76
Compensation Committee Interlocks and Insider Participation........  76
Avalon Board Committee Report on Executive Compensation............  76
Avalon Long-Term Incentive Plan; 401(k) Plan.......................  77
Section 16(a) Beneficial Ownership Reporting Compliance............  79
Certain Federal Income Tax Consequences of the Transactions
  to AWS and its Stockholders......................................  79
Security Ownership of AWS..........................................  82
Security Ownership of Avalon.......................................  84
Description of Avalon Capital Stock................................  86
Liability and Indemnification of Directors and Officers of Avalon..  92
Stockholder Proposals..............................................  92
Representatives of Accountants.....................................  93
Available Information..............................................  93
Incorporation of Certain Documents by Reference....................  94

APPENDICES

A     Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. dated
       April 20, 1998
B     Agreement and Plan of Merger, dated as of February 6, 1998, entered into by and among USA Waste Services, Inc., C & S Ohio Corp., and American Waste Services, Inc.
C     Contribution and Distribution Agreement, dated as of May 7, 1998, between
       Avalon Holdings Corporation and American Waste Services, Inc.
D     Section 1701.85 of the Ohio Revised Code

                             CAUTIONARY STATEMENTS

     This Proxy Statement/Information Statement (this "Proxy Statement") contains statements relating to future results of American Waste Services, Inc. ("AWS") and Avalon Holdings Corporation ("Avalon"), including certain projections and business trends that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements regarding AWS's or Avalon's expected future financial positions, results of operations, cash flows, dividends, financing plans, business strategies, budgets, projected costs and capital expenditures, competitive positions, growth opportunities for existing services, plans and objectives of management for future operations and markets for stock are forward-looking statements. Moreover, when used in this Proxy Statement with respect to AWS or Avalon, the words "believe," "anticipate," "hope," "estimate," "project," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Although AWS and Avalon believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Any forward-looking statements contained in this Proxy Statement should not be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. Stockholders are hereby notified that such information reflects the opinions of AWS's and Avalon's management as to the future. Stockholders should use their own judgment as to the significance of this information to their individual decisions.

     With respect to Avalon, important factors that could cause actual results to differ materially from the expectations reflected in any forward-looking statements herein include, among other things, dependence on arrangements with present and future customers and suppliers (including AWS), contract terms offered by competitors, competition within each of Avalon's business segments, and costs or difficulties relating to the establishment of Avalon as a separate entity.

     Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The information contained in this Proxy Statement is believed by AWS and Avalon to be accurate as of the date hereof. Changes may occur after that date, and neither AWS nor Avalon will update that information except as required by law in the normal course of their respective public disclosure practices.

     This Proxy Statement is first being mailed to stockholders of AWS on or about May 15, 1998.

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included elsewhere in this Proxy Statement, the Appendices hereto and the documents filed as exhibits to the Registration Statement (as hereinafter defined) of which this Proxy Statement is a part. Stockholders are urged to read carefully this Proxy Statement, including the Appendices hereto, and those documents in their entirety. References herein to "AWS" and "Avalon" include their respective subsidiaries unless the context otherwise requires.

Special Meeting

Date, Time and Place

     This Proxy Statement is being furnished in connection with the solicitation of proxies by AWS from holders of shares of its Class A common stock, no par value ("AWS Class A Common Stock"), and its Class B common stock, no par value ("AWS Class B Common Stock" and, together with the AWS Class A Common Stock, the "AWS Common Stock"), for use at a Special Meeting of Stockholders to be held at the Grand Pavilion, located at One American Way, Warren, Ohio, at 10:30 a.m., local time, June 15, 1998 and at any adjournments thereof (the "Special Meeting").

Matters for Consideration

  At the Special Meeting, the stockholders of AWS will be asked to consider and vote upon the following two related proposals (the "Proposals"):


Proposal 1.  The spin-off of Avalon Holdings Corporation.  Approval of (i) the
             -------------------------------------------
          contribution by AWS to its wholly owned subsidiary, Avalon, of all businesses of AWS other than the nonhazardous solid waste landfills owned, the refuse collection services provided and the landfill gas collection and sales business conducted by certain subsidiaries of AWS, and (ii) a special dividend (the "Spin-off") to the holders of the outstanding shares of AWS Common Stock of all outstanding shares of capital stock of Avalon on a pro rata and corresponding basis, all to be effected in accordance with the terms of a Contribution and Distribution Agreement dated as of May 7, 1998 between Avalon and AWS (the "Distribution Agreement").

Proposal 2.  The merger of AWS.  Approval and adoption of the Agreement and Plan
             -----------------
          of Merger, dated as of February 6, 1998, entered into by and among USA Waste Services, Inc. ("USA Waste"), C & S Ohio Corp., and AWS (the "Merger Agreement") and the consummation of the Merger (as hereinafter defined) and related transactions contemplated therein, pursuant to which each outstanding share of AWS Common Stock will be converted into the right to receive $4.00 in cash.

     Each of the Proposals must be approved by the holders of the AWS Class A Common Stock and by the holders of the AWS Class B Common Stock, each voting as a separate class. The affirmative votes of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of each class is required to approve each Proposal. Holders of approximately 95 percent of the outstanding shares of AWS Class B Common Stock have agreed, pursuant to voting agreements and irrevocable proxies, to vote in favor of the Proposals. The effectiveness of each Proposal is conditioned upon approval of both Proposals. Accordingly, the failure of the AWS Class A stockholders to approve either of the Proposals will result in the failure to consummate both the Spin-off and the Merger.

     The Board of Directors of AWS (the "AWS Board") unanimously recommends that stockholders vote for the Proposals.

Special Meeting Record Date

     The AWS Board has fixed the close of business on May 11, 1998 as the record date (the "Special Meeting Record Date") for the determination of the holders of AWS Common Stock entitled to receive notice of and to vote at the Special Meeting.

Votes Required

     Each holder of record of AWS Class A Common Stock as of the Special Meeting Record Date is entitled to one vote for each share held. The affirmative vote of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of AWS Class A Common Stock, voting as a separate class, is required to approve each Proposal.

     Each holder of record of AWS Class B Common Stock as of the Special Meeting Record Date is entitled to ten votes for each share held. The affirmative vote of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of AWS Class B Common Stock, voting as a separate class, is also required to approve each Proposal. Holders of approximately 95 percent of the outstanding shares of AWS Class B Common Stock have agreed, pursuant to voting agreements and irrevocable proxies, to vote in favor of the Proposals. The effectiveness of each Proposal is conditioned upon approval of both Proposals. Accordingly, the failure of the holders of the AWS Class A Common Stock to approve either of the Proposals will result in the failure to consummate both the Spin-off and the Merger. Failure to submit a proxy (or to vote in person) or an abstention from voting will have the same effect as a vote against the Proposals.

     As of May 11, 1998, there were 25,301,308 shares of AWS Class A Common Stock outstanding and entitled to vote at the Special Meeting and 5,123,858 shares of AWS Class B Common Stock outstanding and entitled to vote at the Special Meeting.

     For additional information relating to the Special Meeting, see "The Special Meeting."

The Transactions

Overview

     The Proposals contemplate that the transportation operations, technical environmental services operations, waste disposal brokerage and management operations, and golf course and related operations of AWS (together, the "Avalon Business") will be separated from the solid waste disposal operations, refuse collection operations and landfill gas operations of AWS. Promptly thereafter, AWS will merge with C & S Ohio Corp. and become a wholly owned subsidiary of USA Waste. The principal components of the transactions are as follows:

     The Spin-off.  AWS will contribute the Avalon Business (together with
     ------------
     certain other assets of AWS) to Avalon and will distribute all of the outstanding shares of capital stock of Avalon to the holders of AWS Common Stock on a pro rata and corresponding basis. Holders of AWS Class A Common Stock will receive shares of Avalon's Class A common stock, $.01 par value ("Avalon Class A Common Stock"), and holders of AWS Class B Common Stock will receive shares of Avalon's Class B common stock, $.01 par value ("Avalon Class B Common Stock" and, together with the Avalon Class A Common Stock, the "Avalon Common Stock"). See "The Transactions--The Spin-off and the Distribution Agreement."

     The Merger.  After the Spin-off, in accordance with the terms of the Merger
     ----------
     Agreement and the Ohio General Corporation Law, AWS will merge with C & S Ohio Corp. and will, as a result, become a wholly owned subsidiary of USA Waste (the "Merger"). By virtue of the Merger, each outstanding share of AWS Common Stock will be converted into the right to receive $4.00 in cash. See "The Transactions--The Merger and the Merger Agreement."

     The Spin-off and the Merger, together with the related transactions described herein, are collectively hereinafter referred to as the "Transactions."

     AWS will not effect the Spin-off in the event that the Proposals are not approved at the Special Meeting.

     Following the Transactions, it is expected that the shares of Avalon Class A Common Stock distributed in the Spin-off will be listed on the American Stock Exchange under the symbol "AWX."

Effect on Stockholders

     The AWS Class A Common Stock had a closing price in composite trading on the New York Stock Exchange (the "NYSE") on February 6, 1998 (the last day of trading prior to the announcement by AWS of the Transactions) of $2.00 per share. The AWS Class A Common Stock traded as high as $2.0625 per share and as low as $1.875 per share on that day. In the Spin-off, each stockholder of AWS will retain its shares of AWS Common Stock, and for each eight shares of AWS Common Stock held by AWS stockholders on the Transactions Record

Date (as hereinafter defined), such stockholders will be entitled to receive one share of Avalon Common Stock. Holders of AWS Class A Common Stock will receive Avalon Class A Common Stock, with one vote per share, and holders of AWS Class B Common Stock will receive Avalon Class B Common Stock, with ten votes per share. See "The Transactions--The Spin-off and the Distribution Agreement-- Distribution" and "Description of Avalon Capital Stock." Promptly after the Spin-off, by virtue of the Merger, each outstanding share of AWS Common Stock will be converted into the right to receive $4.00 in cash. See "The Transactions--The Merger and the Merger Agreement--Manner and Basis for Converting Shares."

Business and Properties of Avalon

     Avalon will conduct the transportation operations, technical environmental services operations, waste disposal brokerage and management operations, and golf course and related operations that are currently conducted by AWS and certain of its subsidiaries. These operations of the Avalon Business represented approximately 74.5% of the net operating revenues of AWS for the year ending December 31, 1997. The Avalon Business's assets were approximately $44.5 million at December 31, 1997, which represented 36.1% of AWS's total assets as of such date. See "Business and Properties of Avalon."

     Avalon's address is One American Way, Warren, Ohio 44484-5555, and its telephone number is (330) 856-8800.

Recommendation of the AWS Board

     The AWS Board believes that the Transactions will significantly enhance stockholder value by providing stockholders with $4.00 in cash for each share of AWS Common Stock and a continuing ownership interest in the Avalon Business.
For a discussion of the factors considered by the AWS Board in reaching its decision with respect to the Transactions, see "Background and Reasons-- Reasons."

     The AWS Board unanimously recommends that stockholders vote for the Proposals.



Market Valuation of Avalon

  AWS retained Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to render a written opinion (the "Opinion") as to the fair market value of the capital stock of Avalon that will be outstanding after the Spin-off to serve as a valuation basis for establishing the amount of any taxable gain resulting from the Spin-off. Based upon the investigation, premises, provisos, and analyses set forth in the Opinion and outlined below, the Opinion, dated April 20, 1998, states that, as of March 31, 1998, the fair market value of the capital stock of Avalon is reasonably stated in the amount of $30,425,160. This equates to $8.00 per share of Avalon Common Stock based on 3,162,576 shares of Avalon Class A Common Stock and 640,569 shares of Avalon Class B Common Stock outstanding after the Spin-off or $1.00 per share of AWS Common Stock based on 25,300,608 shares of AWS Class A Common

Stock and 5,124,558 shares of AWS Class B Common Stock outstanding as of March 31, 1998. See "Risk Factors--Risk Factors Regarding the Spin-off--Listing and Trading of Avalon Class A Common Stock; No Prior Public Market" and `Background and Reasons--Market Valuation of Avalon."

Certain Federal Income Tax Consequences

     As a result of the Spin-off, AWS will be required to recognize taxable gain to the extent of the excess, if any, of the fair market value of the outstanding shares of Avalon Common Stock over AWS's adjusted basis in those shares. In addition, each holder of shares of AWS Common Stock will be deemed to have received, to the extent of AWS's current and accumulated earnings and profits, a taxable dividend includable in income in an amount equal to the fair market value of the shares of Avalon Common Stock received in the Spin-off, plus the cash received, if any, in lieu of a fractional share of Avalon Common Stock. Additionally, the receipt of cash for AWS Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Transactions to AWS and its Stockholders."

Dissenters' Rights

     Holders of shares of AWS Common Stock have the right to dissent from the Merger and to receive payment of the "fair cash value" of their shares upon full compliance with Section 1701.85 of the Ohio Revised Code ("Section 1701.85"). "Fair cash value" may be higher or lower than the $4.00 per share cash consideration to be paid pursuant to the Merger. See "Dissenters' Rights."

Risk Factors

     Stockholders should carefully evaluate the matters set forth under "Risk Factors," in addition to the other matters described herein when deciding whether to approve the Proposals.

Accounting Treatment

  In the separate financial statements of Avalon, the assets and liabilities contributed to Avalon will be recorded at AWS's historical basis. The acquisition of AWS by USA Waste by means of the Merger will be accounted for as a purchase. See "Accounting Treatment."

USA Waste Services, Inc. and C&S Ohio Corp.

     USA Waste is the third largest integrated, nonhazardous solid waste management company in North America, as measured by revenues for the nine months ended September 30, 1997, and serves commercial, industrial, municipal and residential customers in various locations in the United States, Canada, Puerto Rico and Mexico. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. As of September 30, 1997, USA Waste owned or operated 161 landfills, 159 transfer stations and 381 collection companies and served more than 7.5 million commercial, industrial, municipal and residential customers .

     C&S Ohio Corp. is a wholly owned subsidiary of USA Waste organized for the purpose of effecting the Merger. C&S Ohio Corp. has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of USA Waste and C&S Ohio Corp. are located at First City Tower, 1001 Fannin, Suite 4000, Houston, Texas 77002, and the telephone number is (713) 512-6200.

     On March 11, 1998, USA Waste announced that it has signed a definitive agreement to merge with Waste Management, Inc. ("Waste Management"). Waste Management, based in Oak Brook, Illinois, is the leading international provider of comprehensive waste management services, and it operates throughout the United States and in select international markets. In this proposed merger, which has been approved unanimously by the boards of both companies, each share of Waste Management common stock will be exchanged for 0.725 of a share of USA Waste common stock, resulting in a total of approximately 565 million outstanding shares for the combined company. Waste Management's stockholders will own approximately 60 percent of the combined enterprise, which based on the closing stock prices on March 10, 1998 would have an aggregate equity market capitalization in excess of $20 billion.

        SUMMARY OF SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                              THE AVALON BUSINESS

     The following table sets forth certain historical combined financial data for the Avalon Business for fiscal years 1993 through 1997. The summary historical combined financial data for the three years ended December 31, 1997 and as of December 31, 1997 and 1996 were derived from the audited combined financial statements of the Avalon Business included elsewhere herein. The summary historical combined financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 have not been audited and were derived from the accounting records of the Avalon Business. In the opinion of management, the historical combined financial data of the Avalon Business as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The historical combined financial data are not indicative of the results of operations for any future period.

     The summary unaudited pro forma combined income statement data for the year ended December 31, 1997 reflects the historical results of the Avalon Business as if the Transactions had occurred on January 1, 1997. The summary unaudited pro forma balance sheet data at December 31, 1997 reflects the historical results of the Avalon Business after giving effect to the Transactions as if the Transactions had occurred on December 31, 1997.

     The pro forma information presented is for informational purposes only and does not reflect future results of operations or financial position or what the results of operations or financial position would have been had the Transactions occurred as of the dates indicated. This information does not reflect future financial performance when the Transactions actually occur.

     The summary pro forma combined financial data should be read in conjunction with the selected historical financial data, "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Avalon Business," the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere herein.

(in thousands, except per share amounts)

                                                                                    Fiscal Year
                                                    ---------------------------------------------------------------------
                                                                                                                Pro Forma
                                                         1993         1994        1995       1996      1997       1997
                                                      (Unaudited)  (Unaudited)                                 (Unaudited)
                                                    ---------------------------------------------------------------------
INCOME STATEMENT DATA
Net operating revenues..............................     $67,403      $69,514   $ 65,706   $61,361   $60,687      $60,442
Costs of operations.................................      56,781       59,339     61,080    53,054    54,484       54,482
Write-down of costs in excess
 of  fair market value of net
 assets of acquired businesses
 and other intangibles...............................        --           --      13,020        --        --           --
Selling, general and
administrative expenses.............................       8,181        7,733      7,001     6,198     7,144        7,097
                                                         -------      -------   --------   -------   -------      -------

Income (loss) from operations.......................       2,441        2,442    (15,395)    2,109      (941)      (1,137)
Interest expense....................................         (85)        (186)      (166)     (141)     (118)        (118)
Other income (expense), net.........................         147          156       (102)      288       255          248
                                                         -------      -------   --------   -------   -------      -------

Income (loss) before taxes..........................       2,503        2,412    (15,663)    2,256      (804)      (1,007)
Allocated provision (benefit) for income taxes......       1,309        1,114     (1,003)      919      (138)          --
                                                         -------      -------   --------   -------   -------      -------

Net income (loss)...................................     $ 1,194      $ 1,298   $(14,660)  $ 1,337   $  (666)     $(1,007)
                                                         =======      =======   ========   =======   =======      =======

PRO FORMA PER SHARE DATA  (unaudited)                                                                               $(.27)
Net income (loss)...................................                                                              =======





                                                                               As of December 31,
                                                    -----------------------------------------------------------------------
                                                                                                                  Pro Forma
                                                         1993         1994         1995        1996      1997       1997
                                                      (Unaudited)  (Unaudited)  (Unaudited)                      (Unaudited)
                                                    -----------------------------------------------------------------------
BALANCE SHEET DATA
Cash and cash equivalents...........................     $ 2,868      $ 2,494      $ 2,647   $ 1,975   $ 1,763      $23,781
Net working capital.................................      13,440       16,686       12,987    15,310    13,737       28,912
Total assets........................................      61,216       62,985       44,225    45,099    44,517       67,358
Long  term debt.....................................       1,754        1,622        1,633     1,236     1,006        1,006
Other long term liabilities.........................       3,149        2,999        2,732     2,370     2,223        2,518
Total combined equity...............................      49,867       50,765       32,276    33,713    32,947       53,149

OTHER INFORMATION
Depreciation and amortization.......................     $ 3,547      $ 3,716      $ 3,766   $ 2,404   $ 2,327
Additions to plant and equipment....................       3,344        1,247        2,183     1,698     2,881
Net cash provided by operating activities...........       2,772        1,326        6,059       361     2,749
Net cash used in investing activities...............      (2,720)      (1,092)      (2,097)     (683)   (2,556)
Net cash provided by (used in)
 financing activities...............................       1,717         (608)      (3,809)     (350)     (405)

                                  RISK FACTORS

     Stockholders of AWS should be aware that the Spin-off and ownership of Avalon Common Stock involve certain risk factors, including those described below and elsewhere in this Proxy Statement, that could adversely affect the value of their holdings. Neither AWS nor Avalon is making, nor is any other person authorized to make, any representation as to the future market value of the Avalon Common Stock.

Risk Factors Regarding the Spin-off


     The following are risks that may affect Avalon and/or its stockholders as a result of the Spin-off:

Absence of History as an Independent Company; Less Diversified Operations

     The Avalon Business has historically been conducted by AWS as part of its overall operations and, accordingly, Avalon does not have an operating history as an independent company. After the Spin-off, Avalon will no longer be able to offer nonhazardous waste disposal services to third parties without making arrangements with AWS or another provider of nonhazardous disposal facilities.

     Avalon was formed in April 1998 solely for the purpose of effecting the Spin-off. Thus, the financial information included herein does not necessarily reflect the results of operations, financial position and cash flows of Avalon had Avalon been operated independently during the periods presented. There is no assurance that, as a stand-alone company, Avalon's results of operations will continue at a level similar to its results of operations while a part of AWS. Avalon also believes that its selling, general and administrative expenses and costs of operations will be significantly higher than the expenses reflected in the historical financial statements of the Avalon Business because certain selling, general and administrative expenses and costs of operations of AWS that have historically not been allocated to any subsidiary of AWS or have historically been allocated to subsidiaries of AWS that are not part of the Avalon Business will be selling, general and administrative expenses and costs of operations of Avalon. See the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere herein. Subsequent to the Transactions, Avalon will be a less diversified company than is currently the case with respect to AWS. As a result, Avalon may be more susceptible to competitive and market factors than the Avalon Business was as part of AWS.

Listing and Trading of Avalon Class A Common Stock; No Prior Public Market

     Avalon has applied to list the shares of Avalon Class A Common Stock to be distributed in the Spin-off (the "Shares") on the American Stock Exchange, but there is presently no public market for the Shares and there can be no assurance that an active market will develop following the Spin-off. The prices at which the Avalon Class A Common Stock will trade after the Spin-off will be determined by the marketplace and will be influenced by many factors, including the depth and liquidity of the market for the Avalon Class A Common Stock, investors' perceptions of Avalon, its prospects and the industries in which it participates, Avalon's dividend policy, variations in Avalon's operating results, changing economic conditions in the industries in which Avalon participates, changes in governmental regulations and general economic and market conditions. In addition, the general stock market has in recent years experienced significant price fluctuations, often unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, may also adversely affect the market price of the Avalon Class A Common Stock. Furthermore, given the relatively small market capitalization of Avalon, the market for the Shares may be subject to greater volatility than would be the case for a larger company. See "Listing and Trading of Shares of Avalon Class A Common Stock."

Certain Federal Income Tax Considerations

     As a result of the Spin-off, AWS will be required to recognize taxable gain to the extent of the excess, if any, of the fair market value of the outstanding shares of Avalon Common Stock over AWS's adjusted basis in those shares. In addition, each holder of shares of AWS Common Stock will be deemed to have received, to the extent of AWS's current and accumulated earnings and profits, a taxable dividend includable in income in an amount equal to the fair market value of the shares of Avalon Common Stock received in the Spin-off, plus the cash received, if any, in lieu of a fractional share of Avalon Common Stock. Additionally, the receipt of cash for AWS Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Transactions to AWS and its Stockholders."

Financing

     To the extent the Avalon Business has required outside financing, those financing requirements have historically been supported by AWS. Avalon does not intend to establish its own credit facilities prior to the Spin-off. Avalon believes that the cash it will have on hand after the Transactions, as well as cash flow from operations, will initially be adequate to fund Avalon's capital expenditure and working capital requirements. To the extent required in the future, any credit agreements will contain customary financial and other
covenants and provisions.   Among other things, any credit agreement may
restrict the payment of dividends by Avalon by limiting the amount of dividends or by requiring the maintenance of certain financial ratios as a condition to the payment of dividends.

Dependence Upon Certain Customers

     Historically, a significant portion of Avalon's transportation revenues was a result of AWS's disposal business. The transportation services operations of Avalon obtained approximately 14%, 14% and 13% of their net operating revenues from AWS's disposal subsidiaries in 1997, 1996 and 1995, respectively. Upon consummation of the Transactions, those disposal facilities and transportation operations will no longer be affiliated. Therefore, there can be no assurance that such transportation services and resulting revenues will continue in the future. The loss of such revenues could, if not replaced, have an adverse impact upon Avalon.

Cancelable Contracts

     Many of the services provided by Avalon are terminable by customers on short notice. If customers react unfavorably to the Transactions, such customers may decide to terminate such services which could adversely affect the business and operations of Avalon.

Additional Risk Factors Regarding Ownership of Avalon


     The following are additional risks that currently may affect AWS and/or its stockholders which, after the Spin-off, may also affect Avalon and/or its stockholders:

Environmental Liability; Environmental Liability Insurance

     Avalon may be subject to liability for environmental contamination caused by pollutants the transportation, treatment or disposal of which was arranged for by Avalon or one of its predecessors. For the years 1997, 1996 and 1995, net operating revenues related to these activities represented approximately 44%, 40% and 42%, respectively, of Avalon's net operating revenues. Avalon has pollution endorsements to its automotive liability insurance policies that cover certain (but not all) environmental liabilities to third parties from Avalon's transportation operations. In addition, no assurance can be given that such insurance will be available in the future or, if available, that the premiums for such insurance will be reasonable. Although Avalon has compliance guidelines for its transportation operations, Avalon could still incur a substantial liability for environmental damage not covered by such insurance or in excess of its policy limits or at a time when Avalon no longer is able to obtain appropriate insurance, in any which case, its condition could be materially adversely affected. See "Business and Properties of Avalon-- Insurance."

Competition

     The markets for the transportation of hazardous and nonhazardous waste and for the transportation of general and bulk commodities are each highly competitive. There are numerous participants, and no one transporter has a dominant market share. Avalon competes primarily with other short and long-haul carriers for both truckload and less than truckload shipments. Competition for the transportation of waste is based on the ability of the carrier to transport the waste at a competitive price and in accordance with applicable regulations and the latest advances in technology. Competition for the transportation of commodities is based primarily on price and service.

     Avalon's technical environmental services operations compete with numerous large and small companies, each of which is able to provide one or more of the environmental services offered by Avalon and some of which have greater financial resources. Avalon attempts to develop relationships with clients who have an ongoing need for its integrated technical environmental services. The availability of skilled technical personnel, the quality of performance and service, and fees are the key competitive factors in developing such relationships.

     The hazardous and nonhazardous waste disposal brokerage and management business is highly competitive and fragmented. Avalon's waste disposal brokerage and management business competes with other brokerage companies as well as with companies which own treatment and disposal facilities.

Governmental Regulations

     In order to transport hazardous waste and, in certain cases, nonhazardous solid waste, Avalon must possess and maintain one or more state operating permits. These operating permits must be renewed annually and are subject to modification and revocation by the issuing agency. In addition, Avalon's waste transportation operations are subject to evolving and expanding operational, monitoring and safety requirements.

     In the ordinary course of its transportation operations, Avalon may from time to time receive citations, notices or comments from regulatory authorities stating that such operations are not in compliance with applicable environmental regulations. These agencies may seek to impose fines on Avalon or to revoke or deny renewal of Avalon's operating permits or licenses or to require Avalon to remediate environmental problems resulting from its transportation or waste disposal brokerage and management operations. Upon receipt of such citations, notices or comments, Avalon will work with the authorities in an attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to fines and/or a curtailment or cessation of such operations.

     The federal government and numerous state and local governmental bodies are increasingly considering, proposing or enacting legislation or regulations to either restrict or impede the disposal and/or transportation of waste. A significant portion of Avalon's disposal brokerage and transportation revenues is expected to be derived from the disposal or transportation of out-of-state waste. Any law or regulation restricting or impeding the transportation of waste or the acceptance of out-of-state waste for disposal could have a significant negative effect on Avalon. Avalon's transportation operations may also be affected by the trend toward laws requiring the development of waste reduction and recycling or other programs.

Seasonal Nature of the Avalon Business

     The transportation, remediation portion of the technical environmental services and golf course operations of Avalon are somewhat seasonal in nature because a significant portion of these operations are performed primarily in selected northeastern and midwestern states. As a result, these operations may be adversely affected by winter weather conditions.

Assumed Liabilities

     Pursuant to the Distribution Agreement, Avalon has agreed to assume certain liabilities of AWS, including any liabilities relating to the termination of employment of certain employees of AWS as a result of the Transactions and any costs and potential liabilities relating to the legal proceeding captioned Werbowsky vs American Waste Services, Inc., et al.
-------------------------------------------------

Voting Control by Management

     After giving effect to the Spin-off, the holders of the Avalon Class B Common Stock (which has ten votes per share), consisting principally of the management of Avalon, will have approximately 65 percent of the aggregate voting power of the outstanding Avalon Common Stock. Thus, the holders of the Avalon Class A Common Stock (which has one vote per share) will not, either alone or acting collectively, be able to elect a majority of the members of Avalon's Board of Directors (the "Avalon Board") or control many corporate actions. However, the holders of the Avalon Class A Common Stock will have the right, commencing with the first annual meeting of stockholders after the Spin-off, to elect 25 percent of the directors of Avalon until the outstanding Avalon Class B Common Stock constitutes less than 50 percent of the total voting power of the outstanding Avalon Common Stock, after which time the holders of the Avalon Class A and Class B Common Stock will vote as a single class for the election of directors. See "Description of Avalon Capital Stock--Voting Rights" and "Management of Avalon--Avalon Board of Directors."

Certain Anti-Takeover Provisions of Articles of Incorporation, Code of Regulations and Ohio Law

     The Articles of Incorporation (the "Avalon Articles") and Code of Regulations (the "Avalon Code") of Avalon, as well as Ohio statutory law, contain provisions that may have the effect of discouraging an acquisition of control of Avalon not approved by the Avalon Board. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Avalon, although such proposals, if made, might be considered desirable by a majority of the Avalon stockholders. Such provisions could also have the effect of making it more difficult for third parties to cause the replacement of the current management of Avalon without the concurrence of the Avalon Board. These provisions have been designed to enable Avalon to develop its business and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by the Avalon Board to be in the best interests of Avalon and its stockholders. See "Description of Avalon Capital Stock--Voting Rights," "--Certain Effects of Authorized But Unissued Stock" and "--Certain Anti-Takeover Provisions of the Articles of Incorporation, Code of Regulations and Ohio Law."

Dividend Policy

     The dividend policy of Avalon will be determined by the Avalon Board. The future payment of dividends will depend on business decisions that will be made by the Avalon Board from time to time based on the results of operations and financial condition of Avalon and such other business considerations as the Avalon Board considers relevant. It is currently anticipated that any Avalon earnings will be retained for use in its business and Avalon does not intend to pay cash dividends on the Avalon Common Stock in the foreseeable future.

Inflation

     Avalon has not entered into any long-term fixed price contracts that could have a material adverse impact upon its financial performance in periods of inflation. In general, management believes that rising costs resulting from price inflation could be passed on to customers; however, Avalon may need to absorb all or a portion of these cost increases depending upon competitive conditions at the time. As is the case with any transportation company, an increase in fuel prices may subject Avalon's transportation operations to increased operating expenses, which Avalon, in light of competitive market conditions, may not be able to pass on to its customers.


                              THE SPECIAL MEETING

Date, Time And Place Of Special Meeting

     The Special Meeting of Stockholders of AWS will be held at 10:30 a.m., local time, at the Grand Pavilion, located at One American Way, Warren, Ohio, on June 15, 1998.

Matters For Consideration At Special Meeting

     At the Special Meeting, the stockholders of AWS will be asked to consider and vote on the following Proposals:


Proposal 1.  The spin-off of Avalon Holdings Corporation.  Approval of (i) the
             -------------------------------------------
          contribution by AWS to its wholly owned subsidiary, Avalon, of all businesses of AWS other than the nonhazardous solid waste landfills owned, the refuse collection services provided, and the landfill gas collection and sales business conducted by certain subsidiaries of AWS, and (ii) a special dividend to the holders of the outstanding shares of AWS Common Stock of all outstanding shares of capital stock of Avalon on a pro rata and corresponding basis, all to be effected in accordance with the terms of the Distribution Agreement.

Proposal 2.  The merger of AWS.  Approval and adoption of the Merger Agreement
             -----------------
          and the consummation of the Merger and related transactions contemplated therein, pursuant to which each outstanding share of AWS Common Stock will be converted into the right to receive $4.00 in cash.

     The AWS Board unanimously recommends that stockholders vote for the Proposals.

     Each of the Proposals must be approved by the holders of the AWS Class A Common Stock and by the holders of the AWS Class B Common Stock, each voting as a separate class. Holders of approximately 95 percent of the outstanding shares of AWS Class B Common Stock have agreed, pursuant to voting agreements and irrevocable proxies, to vote in favor of the Proposals. The effectiveness of each Proposal is conditioned upon approval of both Proposals. Accordingly, the failure of the AWS Class A stockholders to approve either of the Proposals will result in the failure to consummate both the Spin-off and the Merger.

     For a description of the reasons for the Transactions, see "Background and Reasons--Reasons."

Voting And Revocation Of Proxies

     Each holder of record of AWS Class A Common Stock as of the Special Meeting Record Date is entitled to one vote for each share held. The affirmative vote of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of AWS Class A Common Stock, voting as a separate class, is required to approve each Proposal.

     Each holder of record of AWS Class B Common Stock as of the Special Meeting Record Date is entitled to ten votes for each share held. The affirmative vote of the holders of at least two-thirds (66-2/3 percent) of the outstanding shares of AWS Class B Common Stock, voting as a separate class, is also required to approve each Proposal. Holders of approximately 95 percent of the outstanding shares of AWS Class B Common Stock have agreed, pursuant to voting agreements and irrevocable proxies, to vote in favor of the Proposals. The effectiveness of each Proposal is conditioned upon approval of both Proposals. Accordingly, the failure of the holders of the AWS Class A Common Stock to approve either of the Proposals will result in the failure to consummate both the Spin-off and the Merger. Failure to submit a proxy (or to vote in person) or an abstention from voting will have the same effect as a vote against the Proposals.

     Shares of AWS Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of AWS Common Stock represented by that proxy will be voted for both Proposals.

     Abstentions may be specified on both Proposals. Shares of AWS Common Stock represented at the Special Meeting but not voted or for which proxies have been received but with respect to which the holders of such shares have abstained on any matter will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     For voting purposes at the Special Meeting, only shares affirmatively voted in favor of a Proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such Proposal. Failure to submit a proxy (or to vote in person) or an abstention from voting will have the same effect as a vote against the Proposals. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the Proposals in the absence of specific instructions from such customers ("Broker Non-votes"). Broker Non-votes will also have the same effect as votes against the Proposals. Stockholders who hold their shares of AWS Class A Common Stock in street name are therefore urged to vote .

     Proxy holders may, in their discretion, vote shares to adjourn the Special Meeting to solicit additional proxies in favor of the Proposals if their proxies were returned with no instructions or with instructions to vote for the Proposals. However, shares of AWS Common Stock with respect to which a proxy is signed and returned indicating a vote against or abstaining with respect to either Proposal will not be so voted to adjourn.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of AWS prior to or at the Special Meeting or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to American Waste Services, Inc., c/o American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

     AWS stockholders will not be entitled to present any matters for consideration at the Special Meeting, and the AWS Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

Solicitation Of Proxies

     In addition to solicitation by mail, directors, officers and employees of AWS, who will not be specifically compensated for such services, may solicit proxies from the stockholders of AWS personally or by telephone, telecopy, telegram or other forms of communication. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     AWS has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies. The fees to be paid to such firm for such services by AWS are not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses. AWS will pay the costs incurred in printing this Proxy Statement.

                             BACKGROUND AND REASONS

Background of the Transactions

     Over the past several years, representatives of AWS have on occasion had discussions regarding a possible business combination with various companies in the waste management industry. In each such instance, it was concluded that a business combination would not be advisable and/or that potential negotiations on material terms were unlikely to be successful. Throughout that period, the AWS Board gave consideration to the changes occurring in the waste management industry and how AWS might respond to those changes in a manner which would potentially increase stockholder value.

     In February 1997, Charles A. Wilcox (Vice President, Central Region of USA Waste) met with Ronald E. Klingle (Chairman and Chief Executive Officer of AWS) and Robert M. Arnoni (a director of AWS) to discuss a matter relating to Mr. Arnoni. During the course of that meeting, Messrs. Wilcox and Klingle discussed several possible transactions between USA Waste and AWS, including USA Waste utilizing AWS's disposal facilities as a customer and USA Waste acquiring AWS's disposal facilities and collection operations. No agreement was reached on any of those transactions, nor did Messrs. Wilcox and Klingle agree to continue talking about them.

     In August 1997, at Mr. Wilcox's request, Mr. Wilcox and Mr. Klingle met in Pittsburgh, Pennsylvania to discuss USA Waste's interest in acquiring AWS's disposal and collection businesses. Mr. Wilcox emphasized that USA Waste was not interested in acquiring any of the other businesses of AWS. Mr. Klingle indicated to Mr. Wilcox that, if such a transaction were to occur, it must be structured in such a manner so that, to the extent possible, any taxes incurred by AWS's stockholders in connection with the transaction be at capital gains rates.

     At that meeting and over the next few weeks, the parties discussed possible prices for AWS's disposal and collection businesses. At the end of those discussions, Mr. Wilcox indicated that USA Waste might be willing to acquire those businesses on the terms being sought by AWS management depending upon the results of a thorough investigation of the AWS disposal and collection businesses. Mr. Klingle consulted with Darrell D. Wilson (President and Chief Operating Officer of AWS) and Sanford B. Ferguson (a director of AWS) and then advised Mr. Wilcox that AWS would permit such an investigation following receipt of an appropriate confidentiality agreement. On October 2, 1997, Mr. Wilcox executed a confidentiality agreement on behalf of USA Waste.

     During October and November 1997, USA Waste conducted a due diligence investigation of AWS's disposal facilities and collection operations. During November 1997, Mr. Klingle briefed each AWS Board member regarding the discussions with USA Waste and discussed generally with each AWS Board member the potential advantages of a business combination of USA Waste and AWS on the terms being discussed with USA Waste.

     Throughout November and December 1997, both companies and their respective tax advisors gave considerable attention to the structuring of a possible transaction in which USA Waste would acquire less than all of the businesses of AWS and the tax implications relating thereto. Concurrently, Messrs. Klingle and Wilcox continued to discuss the appropriate purchase price for the disposal and collection businesses of AWS and the manner and timing of payment thereof.

     At the AWS Board's regularly scheduled meeting in December 1997, Mr. Klingle reported in depth on the discussions with USA Waste and made a presentation regarding the strategic considerations facing AWS. The AWS Board felt that the purchase price being sought by AWS management for the disposal and collection businesses might be appropriate, depending upon the resolution of the structuring issues raised by Mr. Klingle. The AWS Board evaluated the advisability of contacting other potentially interested parties with respect to AWS's possible interest in a business combination. The AWS Board weighed the likelihood of reaching a desirable agreement with USA Waste, the risk to the proposed transaction with USA Waste from approaching other potentially interested parties, and the probability that one of these potentially interested parties would agree to a transaction superior to the proposed transaction with USA Waste. The AWS Board also took into account the potentially unsettling impact on the customers and employees of AWS that a broader-based or protracted sale process might entail. The AWS Board considered, in addition, whether to retain a financial advisor in connection with a possible transaction and whether to obtain a fairness opinion with respect to any proposed purchase price. The AWS Board concluded that it did not require such assistance at this time. The AWS Board also concluded that it was not advisable to authorize management to contact other potentially interested parties. The AWS Board instead authorized management to continue discussions with USA Waste.

     By the end of December 1997, Messrs. Wilcox and Klingle agreed that their discussions concerning the terms of a spin-off of the AWS businesses that USA Waste did not want and an acquisition of the remaining AWS businesses by USA Waste had progressed to the point that an attempt should be made to prepare definitive documentation. During January 1998, the parties and their counsel negotiated the various agreements and USA Waste continued its due diligence investigation.

     Commencing on February 3, 1998, the parties sought to complete all agreements subject to final review and approval by the AWS Board. On February 6, 1998, the AWS Board held a special meeting at which (i) the AWS Board reviewed with AWS's senior management and legal advisors the proposed terms of the Transactions and the anticipated effects of the Merger and the Spin-off on AWS and its stockholders; (ii) members of AWS's senior management and legal advisors made presentations concerning the Transactions; and (iii) members of the AWS Board were afforded the opportunity to raise and have answered any questions they had regarding the acquisition and spin-off documents previously provided to them. At such meeting, the AWS Board concluded that the Merger would be in the best interest of AWS and its stockholders and therefore unanimously approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the stockholders of AWS vote in favor of the Merger and approval and adoption of the Merger Agreement. The Merger Agreement was executed by all parties immediately following that special meeting and a public announcement was made by AWS immediately thereafter.

     On May 7, 1998, the AWS Board held a special meeting at which the AWS Board
(i) reviewed the terms of the Distribution Agreement, including the terms of the contribution of the Avalon Business (and certain other assets of AWS) to Avalon and the related assumption of certain liabilities by Avalon; (ii) reviewed the Opinion of Houlihan Lokey concerning the fair market value of the capital stock of Avalon; (iii) concluded that the contribution of the Avalon Business (and certain other assets of AWS) to Avalon and the Spin-off would be in the best interests of AWS and its stockholders;
(iv) authorized the contribution of the Avalon Business (and certain other assets of AWS) to Avalon in accordance with the terms of the Distribution Agreement; (v) declared the Spin-off, subject to the satisfaction or waiver of all the conditions precedent thereto; and (vi) resolved to recommend that the stockholders of AWS vote in favor of that contribution and the Spin-off.

Reasons

     When considering whether to approve the Transactions, the AWS Board took into consideration a number of factors, including: (i) the state of the waste management industry over the last several years and the prospects for the industry in general; (ii) the financial condition and results of operations of AWS over the same time period and the AWS Board's views of the prospects for AWS given developments in the industry; (iii) the trading prices of the AWS Class A Common Stock over the last several years in comparison to the price being offered by USA Waste; (iv) the likely starting financial position and prospects of Avalon; (v) the potential effects on AWS of entering into the Merger Agreement and preparing for the Transactions if the Transactions are not consummated for any reason; and (vi) the fact that the Merger Agreement did not preclude the AWS Board from negotiating with anyone who would be willing to pay a higher price for AWS. Given its views on all of these factors and others, the AWS Board determined that the Transactions would significantly enhance stockholder value by providing AWS stockholders with $4.00 in cash for each share of AWS Common Stock and a continuing ownership interest in the Avalon Business.


     When considering the state of the waste management industry over the last several years and its prospects, the AWS Board took into account management's assessment that the historical consolidation within the waste management industry would continue in the future and that many of the remaining locally owned collection and disposal companies would likely be acquired by larger regional and national companies. The AWS Board recognized that these larger companies prefer to direct the solid waste they collect to their own landfills rather than to landfills owned by others. Many local independent collection companies utilize AWS's landfills. If these companies continued to be acquired as part of the industry consolidation, management believed that AWS's landfills would no longer receive the volumes of solid waste they historically had received from these companies. Although AWS had generally been successful in replacing much of the volumes of solid waste lost as a result of industry consolidation and other competitive factors in the past, management could not assure the AWS Board that it would be as successful in the future.

     The AWS Board also reviewed the historical financial condition and results of operations of AWS focusing on the contribution to earnings provided to AWS by the operations proposed to be acquired by USA Waste. Although the AWS Board believed that the financial condition of AWS was strong and would likely remain so in the foreseeable future, the AWS Board believed that if AWS continued to operate its landfills and collection companies, it could not provide the AWS stockholders with the same benefits that the consummation of the Transactions offered the

AWS stockholders.

     The AWS Board also noted that during the twelve-month period ending prior to the special meeting of the AWS Board on February 6, 1998, the AWS Class A Common Stock traded in a range of $1.25 to $2.25 per share. Thus, the cash consideration of $4.00 per share represented a premium of 78% to 220% over the trading range of the AWS Class A Common Stock prior to that special meeting date, without even taking into consideration the value of the Avalon Common Stock to be received as a dividend by AWS stockholders.

     The AWS Board also considered the likely starting financial position and prospects of Avalon. The AWS Board believed that the Transactions would provide Avalon with a strong initial financial position, including working capital of up to approximately $29 million. When reviewing the anticipated initial balance sheet of Avalon, the AWS Board noted that the liabilities which Avalon would assume were reasonable in that they were either attributable to the operations of the Avalon Business or had been appropriately taken into account during management's negotiations with representatives of USA Waste. Although the operations to be contributed to Avalon had not significantly contributed to the earnings of AWS in the past, the AWS Board was of the view that a major reason for this was that management had historically directed AWS's financial and non-financial resources primarily on the disposal and collection operations and not on the transportation and technical services companies. Furthermore, although AWS's transportation and technical services operations have provided numerous supporting services to AWS's solid waste disposal operations, the AWS Board believed that the transportation and technical services operations had been significantly limited in their ability to provide the same services to other companies in the solid waste disposal industry because AWS was viewed as a competitor by those companies. The AWS Board believes that, following consummation of the Transactions, Avalon will not be viewed by those other companies as a competitor, and significant opportunities will exist to provide supporting services to these other companies in the waste management industry.

     The AWS Board also believed that the proposal being made by USA Waste was an opportunity that would possibly not be available in the future. The AWS Board believed that AWS's landfill operations were likely at the peak of their saleable values for the foreseeable future based upon, among other things, the recently received permits upgrading the facilities to best available technology standards, current disposal capacities and expansion availability, and the current values that acquiring companies are placing on disposal operations in light of the continuing consolidation within the waste management industry. Furthermore, the AWS Board took into account the fact that the Merger Agreement did not preclude it from negotiating with anyone who would be willing to pay a higher price for AWS.

     The AWS Board also recognized the negative effects on AWS of entering into the Merger Agreement and preparing for the Transactions if the Transactions are not consummated for any reason. The AWS Board acknowledged that a significant portion of management's efforts would be focused on the steps necessary to consummate the Transactions, including those associated with the Special Meeting, rather than on improving AWS's prospects. Additionally, the costs and expenses relating to the Transactions, including those associated with the Special Meeting, would be substantial and will be an expense of AWS whether the Transactions are consummated or not. Furthermore, the AWS Board considered the potential loss of key employees and customers as a result of the announcement of the Transactions. As a result of the foregoing, the AWS Board recognized that if the Transactions are not consummated, AWS's results of operation will be negatively impacted. The AWS Board determined that because the Transactions would significantly enhance stockholder value by providing AWS stockholders with $4.00 in cash for each share of AWS Common Stock and a continuing ownership interest in the Avalon Business, the positive benefits to be realized if the Transactions are consummated significantly outweighed the risks associated with the Transactions not being consummated.

Market Valuation of Avalon

     Houlihan Lokey was retained by AWS to render the Opinion as to the fair market value of the capital stock of Avalon that will be outstanding after the Spin-off to serve as a valuation basis for establishing the amount of any taxable gain resulting from the Spin-off. As part of its investment advisory services business, Houlihan Lokey renders opinions on the valuation of businesses in connection with mergers and acquisitions and for corporate and other purposes. AWS chose Houlihan Lokey to prepare the Opinion because of Houlihan Lokey's national reputation as an independent appraiser of the value of companies.

     For purposes of the Opinion, dated April 20, 1998, the term "fair market value" was defined as the amount at which shares of Avalon Common Stock would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts and neither being under any compulsion to act, with equity to both. Furthermore, for purposes of the Opinion, Houlihan Lokey assumed that, after the Spin-off, the outstanding shares of Avalon Common Stock will have been fully distributed, the Avalon Class A Common Stock will be trading on an established market, and information concerning Avalon of the type normally available concerning publicly-traded companies will have been widely disseminated.

     The preparation of a valuation opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its valuation conclusions, Houlihan Lokey considered the result of all such analyses. The analyses were prepared for the purposes of enabling Houlihan Lokey to render its Opinion to AWS as to the valuation of Avalon for purposes of establishing the amount of taxable gain, if any, arising from the Spin-off. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses, nor should they be viewed as predictions of potential future trading prices for shares of Avalon Common Stock.

     In connection with the Opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, among other things, the following: (i) meetings with certain members of the senior management of AWS to discuss the operations, financial condition, prospects and projected operations and performance of Avalon; (ii) visits to certain facilities and business offices of AWS; (iii) AWS's annual reports to stockholders and annual reports on Form 10-K for the five fiscal years ended December 31, 1997; (iv) the unaudited pro forma combined and combining financial statements for the Avalon Business for the five years ended December 31, 1997; (v) the forecasts and projections prepared by AWS's management with respect to Avalon for the five years ending December 31, 2002;
(vi) the historical market prices and trading volume for the AWS Class A Common Stock; (vii) certain publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Avalon; (viii) the preliminary proxy statement of AWS with respect to, among other things, the Spin-off as filed with the Securities and Exchange Commission (the "SEC") on March 16, 1998; (ix) the Merger Agreement, the Distribution Agreement and the Tax Allocation Agreement (as hereinafter defined); and (x) such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     The financial forecasts and projections prepared by AWS's management with respect to Avalon for the five years ending December 31, 2002 were based upon the historical financial results of the Avalon Business while a part of AWS and the material assumptions set forth below. Revenues were projected to increase each year by approximately 2.5% on a consolidated basis with each operation's revenues increasing by a range of 0 to 5% annually. Operating margins were projected to approximate historical levels with the exception of the operating margins for the technical environmental services operations, which had incurred significant operating losses relating to specific remediation projects. These operating losses were not expected to be incurred in the future and as a result were not factored into the projections. The projections included management's estimates of the additional costs of operations and selling, general and administrative expenses expected to be incurred as a result of Avalon operating as a stand-alone company and also included interest income on invested cash and cash equivalents based upon a 5% annual interest rate. The combined federal and state income tax rate was estimated to be 40%.

     Houlihan Lokey relied upon the financial forecasts and projections provided to it and assumed, without independent verification, that those financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Avalon and that there had been no material change in the assets, financial condition, business or prospects of Avalon since the date of the most recent financial statements made available to it. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Avalon and does not assume any responsibility with respect thereto. Houlihan Lokey did not make any independent appraisal of any of the properties or assets of Avalon.


     As part of its analysis, Houlihan Lokey analyzed the trading value of AWS's publicly traded securities, both before and after the announcement of the Transactions. AWS Class A Common Stock traded in the range of $1-5/16 to $2-1/4 per share in the year prior to the approval of the Merger Agreement on February 6, 1998, and closed at $1-7/8 per share on the day prior to the announcement. Subsequent to the announcement and through March 31, 1998, AWS Class A Common Stock traded in the range of $3-9/16 to $4 per share. AWS Class A Common Stock closed at $3-15/16 per share on March 31, 1998. While Houlihan Lokey considered this trading activity in its analysis, Houlihan Lokey utilized an independent valuation analysis to determine the fair market value of the capital stock of Avalon that will be outstanding after the Spin-off.

     The Avalon Business comprises four separate operating divisions: (i) transportation ("Transportation Operations"), (ii) technical environmental services ("Technical Operations"), (iii) waste disposal brokerage and management ("Waste Disposal Operations"), and (iv) golf course and related ("Golf Course Operations"). In its determination of the fair market value of the capital stock of Avalon, Houlihan Lokey valued each operating division separately and then considered the impact of corporate overhead, nonoperating assets and total interest-bearing debt.

     In determining the fair market value of the Avalon Common Stock that will be outstanding after the Spin-off, Houlihan Lokey considered generally accepted valuation methodologies and, after such due consideration, utilized primarily the capitalization of earnings and discounted cash flow approaches.

     The capitalization of earnings approach is a method of determining the fair market value of a company by determining a level of earnings which is considered to be representative of the future operating performance of the company and capitalizing this level at a selected multiple. Comparable public companies are selected for comparison purposes and a risk analysis is performed. The selection of appropriate multiples for the company is made based on this comparative risk analysis and a thorough analysis of the comparable market multiples. Capitalizing the representative levels at the selected multiple determines the company's total enterprise value. Certain adjustments for nonoperating assets and interest-bearing debt are made to determine the fair market value of the company's equity.

     The discounted cash flow approach is another method of determining the value of an operating enterprise. This approach entails determining the appropriate cash flows, based upon projected financial information for the enterprise. An appropriate discount rate for the enterprise projections is selected based upon an analysis of alternative investments. The terminal value, which is the value of the enterprise at the end of the projected period, is determined by using the capitalization of earnings approach. The summation of the discounted value for the projected period and the discounted value of cash flow for the terminal value determines the company's total enterprise value. Similarly, to determine the fair market value of the company's equity, adjustments for nonoperating assets and interest-bearing debt are made.

     The following is a summary of the application of these valuation methodologies to each of the operating divisions. After assessing each of the operating divisions, Houlihan Lokey considered the valuation implications of Avalon's corporate overhead charges, nonoperating assets and total interest-bearing debt in rendering its opinion as to the fair market value of the Avalon Common Stock.

Transportation Operations

     In the capitalization of earnings approach, Houlihan Lokey calculated earnings levels which it considered to be representative of the future operating performance of the

Transportation Operations. Houlihan Lokey reviewed and compared the financial, operating and market performance of the Transportation Operations to the following five companies selected from a review of various publicly traded companies selected by Houlihan Lokey: Allied Waste Industries, Inc., American Disposal Services, KTI, Inc., Superior Services, Inc., and Trism, Inc. (the "Transportation Companies"). Houlihan Lokey examined certain publicly available or estimated financial data of the Transportation Companies, including total revenue, total assets, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), interest-bearing debt and net income. Houlihan Lokey also examined and compared various operating ratios and certain capitalization data. Houlihan Lokey also reviewed market data, including various trading multiples such as stock price to earnings per share, enterprise value to EBIT, enterprise value to EBITDA, enterprise value to debt-free earnings ("DFE") and enterprise value to debt-free cash flow ("DFCF"). Houlihan Lokey also considered other financial data (including margins and growth rates) as well as certain operating information for the Transportation Companies. Based upon Houlihan Lokey's review of this financial and other information, Houlihan Lokey concluded that the Transportation Operations represent a significantly greater investment risk, for a given return, than the Transportation Companies taken as a group.

     Houlihan Lokey derived the capitalization rates for the Transportation Companies by dividing the value of each company's total invested capital by the next fiscal year ended estimates, latest 12 months, and latest fiscal year-end average, EBITDA, EBIT, DFCF and DFE. Houlihan Lokey defined total invested capital ("TIC") as the book value of a company's debt plus the enterprise value of the company's common equity. The Transportation Companies' TIC/EBIT and TIC/EBITDA multiples for the next fiscal year ranged from 8.8 to 13.3 and 7.2 to
9.2 with medians of 13.1 and 8.7, respectively. TIC/DFE and TIC/DFCF multiples for the next fiscal year ranged from 14.8 to 22.3 and 10.8 to 12.7, with medians of 21.8 and 11.8, respectively. Based on Houlihan Lokey's determination that the Transportation Operations represent a significantly greater investment risk than the Transportation Companies, and based on other information reviewed by Houlihan Lokey, Houlihan Lokey estimated that an investor considering an investment in the Transportation Operations would reasonably consider a TIC/EBITDA multiple of 4.0, a TIC/EBIT multiple of 10.0, a TIC/DFCF multiple of
4.5 and a TIC/DFE multiple of 18.0. Houlihan Lokey then multiplied each multiple by such multiple's appropriate representative level to yield valuation indications for the Transportation Operations. Such computations yielded TIC amounts of $7.7 million based on EBIT, $8.5 million based on EBITDA, $8.3 million based on DFE, and $8.2 million based on DFCF. Using the median of such indications results in a total invested capital for the Transportation Operations of approximately $8.2 million.

     In its discounted cash flow analysis, Houlihan Lokey determined the enterprise value of the Transportation Operations by adding: (i) the present value of the five-year projected debt-free, net cash flow of the Transportation Operations to (ii) the present value of the Transportation Operations' 2002 terminal value. The projected cash flows for the years 1998 through 2002 were based upon the financial projections provided by ASW's management. Houlihan Lokey discounted these cash flows at a rate of 15%. The selected discount rate reflects the rate of return Houlihan Likey estimates would be reasonably required by providers of capital to the

Transportation Operations to compensate such providers for the time value of their money, as well as the risk inherent in their investment. Houlihan Lokey estimated the appropriate discount rate by examining similar investment opportunities in the public market and attempting to determine the market consensus expected returns for these investments. The terminal value was determined by multiplying the Transportation Operations projected EBITDA for fiscal 2002 by a multiple determined based on an analysis of the Transportation Companies (4.0 times). Houlihan Lokey considered the terminal EBITDA multiple to be reasonable for the reasons described in the previous paragraph. The present value of the terminal value was then determined using the previously selected discount rate of 15%. Houlihan Lokey then added the present value of the terminal value to the present value of the aggregate projected cash flow for the 1998 through 2002 period to arrive at a total invested capital for the Transportation Operations of approximately $7.0 million.

     Based upon the valuation indications of both the capitalization of earnings and discounted cash flow approaches, Houlihan Lokey concluded that the total invested capital for the Transportation Operations is reasonably stated in the amount of $7.6 million, before consideration of corporate overhead allocations, nonoperating assets and interest-bearing debt.

Technical Environmental Services Operations

     In the capitalization of earnings approach, Houlihan Lokey calculated earnings levels which it considered to be representative of the future operating performance of the Technical Operations. Houlihan Lokey reviewed and compared the financial, operating and market performance of the Technical Operations to the following group of six companies selected from a review of various publicly traded companies: Ecology and Environment, Inc.;EMCON; Harding Lawson Associates, Inc.; International Technology Corp.; Tetra Tech, Inc.; and TRC Companies, Inc. (the "Technical Companies"). Houlihan Lokey examined certain publicly available or estimated financial data of the Technical Companies, including total revenue, total assets, EBIT, EBITDA, interest-bearing debt and net income. Houlihan Lokey also examined and compared various operating ratios and certain capitalization data. Houlihan Lokey also reviewed market data, including various trading multiples such as stock price to earnings per share, enterprise value to EBIT, enterprise value to EBITDA, enterprise value to DFE, enterprise value to DFCF, and price ("P") to cash flow ("CF"). Houlihan Lokey also considered other financial data (including margins and growth rates) as well as certain operating information for the Technical Companies. Based upon Houlihan Lokey's review of this financial and other information, Houlihan Lokey concluded that the Technical Operations represent a significantly greater investment risk, for a given return, than the Technical Companies taken as a group.

     Houlihan Lokey derived the capitalization rates for the Technical Comparables by dividing the value of each comparable company's total invested capital by the next fiscal year ended estimates, latest 12 months, and latest fiscal year-end average, EBITDA, DFCF and CF. The Technical Companies' TIC/EBITDA multiples for the next fiscal year ranged from 2.5 to 7.6 with a median of 4.2. P/CF and TIC/DFCF multiples for the next fiscal year ranged from
4.5 to 7.2 and 5.1 to 20.2, with medians of 6.9 and 10.0, respectively. Based on Houlihan Lokey's determination that the Technical Companies, and based on other information reviewed by

Houlihan Lokey, Houlihan Lokey estimated that an investor considering an investment in the Technical Operations would reasonably consider a TIC/EBITDA multiple of 4.0, a P/CF multiple of 4.5 and a TIC/DFCF multiple of 5.0. Houlihan Lokey then multiplied each multiple by such multiple's appropriate representative level to yield valuation indications for the Technical Operations. Such computations yielded TIC amounts of $5.0 million based on EBITDA, $5.8 million based on P/CF, and $5.2 million based on DFCF. Using the median of such indications results in at a total invested capital for the Technical Operations of approximately $5.2 million.

     In its discounted cash flow analysis, Houlihan Lokey determined the enterprise value of the Technical Operations by adding: (i) the present value of the five-year projected debt-free, net cash flow of the Technical Operations to (ii) the present value of the Technical Operations' 2002 terminal value. The projected cash flows for the year 1998 through 2002 were based upon the financial projections provided by AWS's management. Houlihan Lokey discounted these cash flows at a rate of 17%. The selected discount rate reflects the rate of return that Houlihan Lokey estimates would be reasonably required by providers of capital to the Technical Operations to compensate such providers for the time value of their money, as well as the risk inherent in their investment. Houlihan Lokey estimated the appropriate discount rate by examining similar investment opportunities in the public market and attempting to determine the market consensus expected returns for these investments. The terminal value was determined by multiplying the Technical Operations projected EBITDA for fiscal 2002 by a multiple determined based on an analysis of the Technical Companies (4.0 times). Houlihan Lokey considered the terminal EBITDA multiple to be reasonable for the reasons described in the previous paragraph. The present value of the terminal value was then determined using the previously selected discount rate of 17%. Houlihan Lokey then added the present value of the terminal value to the present value of the aggregate projected cash flow for the 1998 through 2002 period to arrive at a total invested capital for the Technical Operations of approximately $6.3 million.

     Based upon the valuation indications of both the capitalization of earnings and discounted cash flow approaches, Houlihan Lokey concluded that the total invested capital for the Technical Operations is reasonably stated in the amount of $5.7 million, before consideration of corporate overhead allocations, nonoperating assets and interest-bearing debt.

Waste Disposal Brokerage and Management Operations

     In the capitalization of earnings approach, Houlihan Lokey calculated earnings levels which it considered to be representative of the future operating performance of the Waste Disposal Operations. Houlihan Lokey reviewed and compared the financial, operating and market performance of the Waste Disposal Operations to the following group of four companies selected from a review of various publicly traded companies: EMCON, Intrenet, Inc., KTI, Inc., and Trism, Inc. (the "Waste Disposal Companies"). Houlihan Lokey examined certain publicly available or estimated financial data of the Waste Disposal Companies, including total revenue, total assets, EBIT, EBITDA, interest-bearing debt and net income. Houlihan Lokey also examined and compared various operating ratios and certain capitalization data. Houlihan Lokey also reviewed market data, including various trading multiples such as stock price to earnings per share, enterprise value to EBIT, enterprise value to EBITDA, enterprise value to DFE, enterprise value to DFCF, price to CF, and price to earnings ("E"). Houlihan Lokey also considered other financial data (including margins and growth rates) as well as certain operating information for the Waste Disposal Comparables. Based upon Houlihan Lokey's review of this financial and other information, Houlihan Lokey concluded that the Waste Disposal Operations represent a significantly greater investment risk, for a given return, than the Waste Disposal Companies taken as a group.

     Houlihan Lokey derived the capitalization rates for the Waste Disposal Companies by dividing the value of each company's total invested capital by the next fiscal year ended estimates, latest 12 months, and latest fiscal year-end average, EBITDA, EBIT, DFCF, DFE, E and CF. The Waste Disposal Companies' TIC/EBIT and TIC/EBITDA multiples for the next fiscal year ranged from 8.8 to
9.4 and from 4.2 to 7.2 with medians of 9.1 and 5.7, respectively. TIC/DFE and TIC/DFCF multiples for the next fiscal year ranged from 14.8 to 15.6 and 5.1 to 10.8, with medians of 15.2 and 8.0, respectively. P/E and P/CF multiples for the next fiscal year ranged from 12.8 to 16.1 and 4.5 to 8.4, with medians of
12.8 and 6.4, respectively. Based on Houlihan Lokey's determination that the Waste Disposal Operations represent a significantly greater investment risk than the Waste Disposal Companies, and based on other information reviewed by Houlihan Lokey, Houlihan Lokey estimated that an investor considering an investment in the Waste Disposal Operations would reasonably consider a TIC/EBITDA multiple of 4.0, a TIC/EBIT multiple of 4.0, a TIC/DFCF multiple of 6.5, a TIC/DFE multiple of 6.5, a P/E multiple of 6.5, and a P/CF multiple of
6.5. Houlihan Lokey then multiplied each multiple by such multiple's appropriate representative level to yield valuation indications for the Waste Disposal Operations. Such computations yielded TIC amounts of $2.8 million based on EBIT, $2.8 million based on EBITDA, $2.7 million based on DFE, $2.7 million based on DFCF, $2.7 million based on P/E, and $2.7 million based on P/CF. Using the median of such indications results in a total invested capital for the Waste Disposal Operations of approximately $2.7 million.

     In its discounted cash flow analysis, Houlihan Lokey determined the enterprise value of the Waste Disposal Operations by adding: (i) the present value of the five-year projected debt-free, net cash flow of the Waste Disposal Operations to (ii) the present value of the Waste Disposal Operations' 2002 terminal value. The projected cash flows for the years 1998 through 2002 were based upon the financial projections provided by AWS's management. Houlihan Lokey discounted these cash flows at a rate of 16%. The selected discount rate reflects the rate of return that Houlihan Lokey estimates would be reasonably required by providers of capital to the Waste Disposal Operations to compensate such providers for the time value of their money, as well as the risk inherent in their investment. Houlihan Lokey estimated the appropriate discount rate by examining similar investment opportunities in the public market and attempting to determine the market consensus expected returns for these investments. The terminal value was determined by multiplying the Waste Disposal Operations projected EBITDA for fiscal 2002 by a multiple determined based on an analysis of the Waste Disposal Companies (4.0 times). Houlihan Lokey considered the terminal EBITDA multiple to be reasonable for the reasons described in the previous paragraph. The present value of the terminal value was determined using the previously selected discount rate of 16%. Houlihan Lokey then added the present value of the terminal value to the present value of the aggregate projected cash flow for the 1998 through 2002 period to arrive at a total invested capital for the Waste Disposal Operations of approximately $3.4 million.

     Based upon the results of both the capitalization of earnings and discounted cash flow approaches, Houlihan Lokey concluded that the total invested capital for the Waste Disposal Operations is reasonably stated in the amount of $3,.1 million, before consideration of corporation overhead allocations, nonoperating assets and interest-bearing debt.

Golf Course and Related Operations

     Owing to the lack of publicly traded comparables, Houlihan Lokey did not utilize the capitalization of earnings approach for the Golf Course Operations. In its discounted cash flow analysis, Houlihan Lokey determined the enterprise value of the Golf Course Operations by adding: (i) the present value of the five-year projected debt-free, net cash flow of the Golf Course Operations to
(ii) the present value of the Golf Course Operations' 2002 terminal value. The projected cash flows for the years 1998 through 2002 were based upon the financial projections provided by AWS's management. Houlihan Lokey discounted these cash flows at a rate of 13%. The selected discount rate reflects the rate of return that Houlihan Lokey estimates would be reasonably required by providers of capital to the Golf Course Operations to compensate such providers for the time value of their money, as well as the risk inherent in their investment. Houlihan Lokey estimated the appropriate discount rate by examining similar investment opportunities in the public market and attempting to determine the market consensus expected returns for these investments. The terminal value was determined by multiplying the Golf Course Operations projected EBITDA for fiscal 2002 by a multiple determined based on an analysis of similar investment risks (6.0 times). The present value of the terminal value was then determined using the previously selected discount rate of 13%. Houlihan Lokey then added the present value of the terminal value to the present value of the aggregate projected cash flow for the 1998 through 2002 period to arrive at the total invested capital for the Golf Course Operations of approximately $3.6 million, before consideration of corporate overhead allocations, non-operating assets and interest-bearing debt.


Valuation Summary and Conclusion

     Based on the foregoing analysis concerning each of the four, Houlihan Lokey determined that the aggregate value of the operations, before consideration of corporate overhead allocations, nonoperating assets and interest-bearing debt, was approximately $20.0 million. Houlihan Lokey made certain adjustments to this value to determine the value of the Avalon Common Stock. Avalon has projected corporate charges, excluding depreciation expense, for 1998 of approximately $1.9 million. Capitalizing this figure at a rate of 4.0 times yields an offset to value for corporate charges of $7.9 million. Subtracting this figure from the unadjusted value of the operations yields a value of $12.1 million. With respect to Avalon's cash balance on March 31, 1998, Avalon management certified that Avalon's cash balance as of the Spin-off will be approximately $20,000,000. Adding Avalon's estimated cash balance of $20,000,000 and subtracting total interest-bearing debt of $1.2 million yielded a fair market value of Avalon Common Stock of $30,425,160, which approximates $1.00 per share of AWS Common Stock, based upon 25,300,608 shares of AWS Class A Common Stock and 5,124,558 shares of Class B Common Stock outstanding. After adjusting for the dividend of one share of Avalon Common Stock for each eight shares of AWS Common Stock held, the total fair market value of Avalon Common Stock equates to $8.00 per share of Avalon Common Stock based on 3,162,576 shares of Avalon Class A Common Stock and 640,569 shares of Avalon Class B Common Stock outstanding after the Spin-off. No "control premium" is reflected in this valuation.

     The Opinion was based on business, economic, market and other conditions that existed and that could be evaluated by Houlihan Lokey as of March 31, 1998. The Opinion does not address AWS's underlying business decision to effect the Transactions. The Opinion does not constitute a "fairness" opinion and stockholders of AWS should not rely on the Opinion as an indication that the Transactions are fair from a financial point of view. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Avalon.

     The full text of the Opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering the Opinion, is attached as Appendix A hereto. Houlihan Lokey has consented to the inclusion of the Opinion as Appendix A and to the inclusion of the summary thereof herein. In giving such consent, Houlihan Lokey does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor does it thereby admit that it is an expert with respect to any part of the Registration Statement in which this Proxy Statement is a part within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Holders of AWS Common Stock are urged to read the Opinion carefully and in its entirety.

     AWS has paid Houlihan Lokey a fee of $125,000 for its services in connection with the Opinion. This fee was required to be paid whether or not the Transactions are consummated. AWS also agreed to reimburse Houlihan Lokey for its out-of-pocket expenses and to indemnify Houlihan Lokey against certain claims and liabilities, including liabilities under the federal securities laws, that may arise in connection with the Transactions. Other than as set forth in this Proxy Statement, to the knowledge of AWS, no material relationships between Houlihan Lokey or any of its affiliates and AWS or any of its affiliates exist, have existed during the past two years or are contemplated.

     Stockholders are advised that any determination of Houlihan Lokey should not be used or relied upon other than as set forth herein. The purpose for which AWS retained Houlihan Lokey to render the Opinion was to determine the amount of any taxable gain resulting from the Spin-off. Although Stockholders of AWS may consider the Opinion when voting on the Proposals, Stockholders of AWS should not rely on the Opinion as an indication of the prices at which shares of Avalon Class A Common Stock may actually trade after the Spin-off. The prices at which shares of Avalon Class A Common Stock actually trade may not have any relationship to the determination of Houlihan Lokey. See "Risk Factors--Risk Factors Regarding the Spin-off--Listing and Trading of Avalon Class A Common Stock; No Prior Public Market" and "Certain Federal Income Tax consequences of the Transactions to AWS and its Stockholders--The Spin-off."


                                THE TRANSACTIONS

     The following discussion summarizes the material aspects of the proposed Transactions, which will be consummated in accordance with the terms of the Distribution Agreement, the Merger Agreement and the other agreements described in this Proxy Statement that are being executed in connection with the Transactions.

The Spin-Off and the Distribution Agreement

     The following summary of the terms of the Distribution Agreement and of the Spin-off is qualified in its entirety by reference to the Distribution Agreement, a copy of which is attached hereto as Appendix C. All stockholders are urged to read the Distribution Agreement in its entirety.

     AWS through its subsidiaries owns and operates nonhazardous solid waste landfills; transports hazardous and nonhazardous waste; provides transportation and disposal brokerage and management services; provides refuse collection services; provides technical environmental services, including environmental engineering, site assessment, analytical laboratory and remediation services; is a common carrier of general and bulk commodities; and operates a golf course and related operations (collectively, the "AWS Businesses"). AWS and USA Waste have agreed that, at the effective time of the Merger, the only AWS Businesses that AWS will have will be the nonhazardous solid waste landfills it owns, the refuse collection services it provides and its landfill gas collection and sales business (the "Retained Businesses"). Consequently, AWS has agreed with USA Waste to dispose of all of the other AWS Businesses (i.e., the Avalon Business) and all of its other assets, properties and rights that USA Waste does not need in order to operate the Retained Businesses (the "Nonessential Assets" and, together with the assets, properties and rights of the Avalon Business, the "Contributed Assets").

Contribution

     Upon the terms and subject to the conditions set forth in the Distribution Agreement, on or prior to the Transactions Record Date, AWS will transfer to Avalon as a contribution to capital all of AWS's rights to the Contributed Assets (the "Contribution"). The Contributed Assets include: (a) all real property (including, without limitation, land, land improvements, fixtures, buildings and improvements) owned in fee by AWS in Warren, Ohio and Bridgeport, West Virginia; (b) all cash on the balance sheet of AWS as of the Transactions Record Date (excluding cash held by Retained Subsidiaries (as hereinafter defined)) but prior to the occurrence of the transactions described below under "The Merger and the Merger Agreement--Pre-Closing Financial Transactions" (other than cash proceeds of the Primary USA Loan (as hereinafter defined)); (c) all furniture, fixtures, equipment and software owned or leased by AWS; (d) all contracts, agreements, equipment leases, software licenses, licenses and other instruments of or relating to the Avalon Business or the Nonessential Assets (the "Assigned Instruments"); (e) all United States and foreign patents, patent applications, patent disclosures, industrial designs and inventions, all United States and foreign registered and unregistered trademarks, service marks, domain names, licenses, logos, sales materials and trade names, all registrations, applications and renewals of any of the foregoing, all trade secrets, confidential information, know-how, customer lists, software, formulae, manufacturing and production processes and techniques, mask works, research and development information, product designations, quality standards, investigations, drawings, specifications, designs, plans, improvements, proposals, and technical and computer data, all license agreements and sublicense agreements to and from third parties relating to any of the foregoing, and all other proprietary rights (collectively, "Intellectual Property") of AWS or the Avalon Business other than that which is currently used by any of the Retained Subsidiaries; (f) golf course memberships;
(g) rights relating to sponsorship of the LPGA Golf Tournament at Avalon Lakes Golf Course; (h) originals or true and complete copies of all books and records relating to the Avalon Business; (i) all assets of any kind related to the hazardous waste transportation business; (j) to the extent transferrable, all government licenses, permits, authorizations, consents and approvals required to carry on the Avalon Business; (k) all pre-paid expenses and deferred charges, pre-paid insurance deposits and insurance premiums relating to the Avalon Business; (l) all insurance policies of AWS as and to the extent described below under "--Insurance;" (m) all Contributed Net Intercompany Receivables (as hereinafter defined); (n) originals or true and complete copies of all proprietary or confidential business or technical information, records and policy statements of AWS that relate to the Avalon Business; (o) all other property and assets of AWS not included within the definition of Retained Assets or Retained Subsidiaries; (p) any cash to be contributed as described below under "The Merger and the Merger Agreement--Pre-closing Financial Transactions-- Net Working Capital Adjustment;" and (q) the outstanding shares of capital stock of the Contributed Subsidiaries.

     The Contributed Subsidiaries are: (i) American Landfill Management, Inc.;
(ii) American Waste Management Services, Inc.; (iii) Antech Ltd.; (iv) Avalon Lakes Golf, Inc. and its direct and indirect wholly owned subsidiaries; (v) AWMS, Inc.; (vi) AWS Remediation, Inc.; (vii) Clean Fill, Inc.; (viii) DartAmericA, Inc. and its direct and indirect wholly owned subsidiaries; (ix) Eagle Fidelity Insurance Company; (x) Earth Sciences Consultants, Inc. and its direct and indirect wholly owned subsidiaries; (xi) Envirco Transportation, Inc.; and (xii) Envirco Transportation Management, Inc.

Retained Businesses

     Pursuant to the terms of the Distribution Agreement, AWS will retain and the Contributed Assets will not include: (a) the name "American Waste Services, Inc." and all associated goodwill; (b) originals or true and complete copies of all books and records relating to the Retained Businesses; (c) all insurance policies of AWS relating to director and officer liability; (d) all accounts receivable held by AWS where the debtor is a Retained Subsidiary to the extent that such accounts receivable do not constitute Contributed Net Intercompany

Receivables, including all accrued interest owed to AWS on account of the intercompany payables owed by any Retained Subsidiary; (e) all contracts, agreements, equipment leases, software licenses, licenses and other instruments other than the Assigned Instruments; (f) all governmental licenses, permits, authorizations, consents and approvals required to carry out the Retained Businesses; (g) originals or true and correct copies of all proprietary or confidential business or technical information, records and policy statements of AWS that relate to the Retained Businesses; (h) any cash that is not included as a Contributed Asset; and (i) the outstanding shares of capital stock of the Retained Subsidiaries.

     The Retained Subsidiaries are: (i) American Landfill, Inc.; (ii) American Landfill Gas Company; (iii) American Waste, Inc. (and its wholly owned subsidiaries, American Waste of Mahoning Valley, Inc., American Waste of Cleveland, Inc., and American Waste of Northeast Ohio, Inc.); (iv) East Liverpool Landfill, Inc.; and (v) Mahoning Landfill, Inc. (and its wholly owned subsidiary, SLF Development, Inc.).

Assumption of Liabilities

     Upon the terms and subject to the conditions set forth in the Distribution Agreement, on the Transactions Record Date, Avalon and AWS will execute an assumption agreement whereby Avalon will assume and agree to perform, pay, satisfy or discharge, when due, to the extent not theretofore performed, paid, satisfied or discharged, (a) the debts, obligations, liabilities and commitments of any nature, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured ("Liabilities") of AWS arising out of or related to the Contributed Assets; (b) the Liabilities, if any, of AWS arising out of or related to the action entitled Werbowsky vs.
                                                             -------------
American Waste Services, Inc., et al.; (c) contractual obligations related to
-----------------------------------
the sponsorship of the LPGA Golf Tournament at Avalon Lakes Golf Course; and (d) certain other Liabilities described below (collectively, the "Assumed Liabilities"). The liability of Avalon or any of its subsidiaries for any taxes incurred or accrued prior to the Transactions Record Date is governed by the Tax Allocation Agreement (as hereinafter defined).

     Except for the Assumed Liabilities, Avalon will not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of AWS or any Retained Subsidiary, and AWS or the applicable Retained Subsidiary will perform, pay, satisfy and discharge all such Liabilities other than Assumed Liabilities (the "Retained Liabilities").

Employment Matters

     From and after the Transactions Record Date, Avalon will assume and pay any Liability (i) arising out of workers' compensation claims by all employees of the Contributed Subsidiaries and Avalon (the "Avalon Employees") and all employees of AWS and the Retained Subsidiaries (a) whose employment is terminated by AWS or the applicable Retained Subsidiary within two business days after the Transactions Record Date or (b) whose employment is terminated by AWS or the applicable Retained Subsidiary within 60 days after the Transactions Record Date and whose name was on a list provided to AWS by USA Waste no later than 30 days prior to the date of the Special Meeting (the "Terminated Employees") unless the claim relates to a Terminated Employee and is based solely on an occurrence after the Transaction Records Date; or (ii) arising out of or related to the termination of employment of any Avalon Employee or Terminated Employee; provided, however, that Avalon will not assume or pay any Liability arising out of or related to the termination of employment of any Terminated Employee who immediately prior to the Transactions Record Date was an employee of American Landfill, Inc., American Landfill Gas Company, East Liverpool Landfill, Inc., Mahoning Landfill, Inc. or SLF Development, Inc., to the extent that such Liability arises out of an allegation that such termination was in violation of applicable law (as opposed to being in breach of any agreement).

     From and after the Transactions Record Date, AWS and the Retained Subsidiaries will pay any Liability arising out of or related to the employment relations between any of them and any employee of AWS or a Retained Subsidiary who is not an Avalon Employee or a Terminated Employee or any former employee of any Retained Subsidiary or AWS who is not a Terminated Employee and not an Avalon Employee. From and after the Transactions Record Date, Avalon and the Contributed Subsidiaries will pay any liability arising out of or relating to the employment relations between any of them and their respective employees.

Insurance

     On or before the Transactions Record Date, AWS will transfer and assign to Avalon all of AWS's insurance policies, other than the directors' and officers' indemnification insurance. If any such policy by its terms may not be assigned, it is the intent of the parties that Avalon receive the benefit of any coverage under any such insurance policy. AWS, at Avalon's expense, will keep such policy in effect during the remaining term of the policy and refrain from taking any actions (other than making a claim) which may affect Avalon's entitlement to the benefits of, or coverage under, such policy. With respect to any such policies, AWS will seek to have Avalon and its subsidiaries named as insureds with respect to occurrences prior to the Transactions Record Date at Avalon's expense, if requested to do so by Avalon. AWS will receive, to the extent such benefits may be available, the benefit of all insurance policies of AWS existing prior to the Transactions Record Date to the extent such insurance covers Retained Liabilities, and the parties will enter into commercially reasonable arrangements to effect the provisions described in this sentence.

Distribution

     Following the Contribution, AWS will distribute in the form of a special dividend all of the outstanding shares of capital stock of Avalon to the holders of AWS Common Stock on a pro rata and corresponding basis. Holders of AWS Class A Common Stock will receive one share of Avalon Class A Common Stock for every eight shares of AWS Class A Common Stock held on the Transactions Record Date, and holders of AWS Class B Common Stock will receive one share of Avalon Class B Common Stock for every eight shares of AWS Class B Common Stock held on the Transactions Record Date, subject in each case to adjustment for fractional shares.

     No fractional shares of Avalon Common Stock will be distributed in the Spin-off. Any fractional share that would otherwise be distributed will be repurchased by Avalon as of the Transactions Record Date at a price based on the valuation of Avalon by Houlihan Lokey. Such cash will be distributed in the Spin-off to the record holder of AWS Common Stock who would otherwise have been entitled to receive such fractional share. See "Background and Reasons-- Valuation of Avalon" and "Certain Federal Income Tax Consequences of the Transactions to AWS and its Stockholders."

     It is expected that the shares of Avalon Class A Common Stock distributed in the Spin-off will be listed on the American Stock Exchange under the symbol "AWX."

     Based upon 25,301,308 shares of AWS Class A Common Stock and 5,123,858 shares of AWS Class B Common Stock outstanding on May 11, 1998, approximately 3,162,663 shares of Avalon Class A Common Stock and 640,482 shares of Avalon Class B Common Stock will be distributed. The shares of Avalon Common Stock to be distributed will constitute all of the shares of Avalon Common Stock outstanding immediately after the Spin-off. AWS will have no ownership interest in Avalon after the Spin-off, and Avalon will be an independent, publicly traded company, owning the Avalon Business and Nonessential Assets. The number and identity of the stockholders of Avalon immediately after the Spin-off will be substantially the same as the number and identity of the stockholders of AWS on the Transactions Record Date. The Spin-off will not itself affect the number of outstanding shares of AWS Common Stock or any rights of holders of AWS Common Stock. See "Summary of Selected Historical and Pro Forma Financial Data of the Avalon Business," "Capitalization of Avalon" and "Relationship and Arrangements between AWS and Avalon." See also the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere herein.

Indemnification

     Pursuant to the terms of the Distribution Agreement, Avalon will indemnify and hold harmless USA Waste and AWS and each of their subsidiaries and their respective officers, directors, employees, agents, successors and assigns against every Loss relating to (i) any Assumed Liability; or (ii) the breach of any covenant or agreement of Avalon pursuant to the Distribution Agreement. Furthermore, pursuant to the terms of the Distribution Agreement, AWS will indemnify and hold harmless Avalon and each of its subsidiaries and their respective officers, directors, employees, agents, successors and assigns against every Loss relating to (i) any Retained Liability; or (ii) the breach of any covenant or agreement of AWS or USA Waste pursuant to the Distribution Agreement.

Mutual Releases

     On the Transactions Record Date , each of AWS and Avalon will release any and all claims that such party may have against the other party as of the Transactions Record Date, other than claims (a) arising under the Distribution Agreement and from the transactions contemplated thereby; (b) arising under the Subcontract Agreements; and (c) intercompany payables reflected on their respective financial statements and those thereafter incurred in the ordinary course of business. The Subcontract Agreements are all contracts and agreements (and outstanding bids and quotations, which if accepted, would fit in the description set forth in this sentence) pursuant to which (i) one of the Retained Subsidiaries or AWS is a party and under which one of the Contributed Subsidiaries directly or indirectly (e.g., by rendering services or providing
                                     ----
products to a Retained Subsidiary or AWS which are then used by such Retained Subsidiary or AWS to render services or provide products or disposal space to a third party) renders services or provides products or disposal space to the third party who is a party thereto or (ii) one of the Contributed Subsidiaries is a party and under which one of the Retained Subsidiaries or AWS directly or indirectly (e.g., by rendering services or providing products or disposal space
            ----
to a Contributed Subsidiary which are then used by such Contributed Subsidiary to render services or provide products or disposal space to a third party) renders services or provides products or disposal space to the third party who is a party thereto entered into or made in the ordinary course of business prior to the Transactions Record Date.

The Merger and the Merger Agreement

     The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix B. All stockholders are urged to read the Merger Agreement in its entirety.

     Upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, in accordance with the Ohio General Corporation Law (the "OGCL"), C&S Ohio Corp., a wholly owned subsidiary of USA Waste, will be merged with and into AWS and the separate existence of C&S Ohio Corp. will thereupon cease. AWS will be the surviving corporation in the Merger and become a wholly owned subsidiary of USA Waste.

Closing Date of the Merger

     The date the Merger will occur (the "Closing Date") will be no more than 15 business days after the date on which all the conditions set forth in the Merger Agreement have been satisfied or waived or such other date as the parties to the Merger Agreement may agree. The Spin-off will be effected after the close of business on the day before the Closing Date. The record date for both the Spin-off and the Merger will be the close of business on the day before the Closing Date (the "Transactions Record Date"). There can be no assurance, however, as to whether or when the Transactions will be consummated. See "--Conditions to the Merger."

     The Merger will become effective at the time stated in the certificate filed with the Secretary of State of the State of Ohio in accordance with the OGCL (the "Merger Filing"). The Merger Filing will be made simultaneously with, or as soon as practicable after, the closing of the transactions contemplated by the Merger Agreement.

Manner and Basis for Converting Shares

     On the Closing Date, each outstanding share of AWS Common Stock will, subject to applicable law, be converted into the right to receive, without interest, cash in an amount equal to $4.00 per share. Prior to the Closing Date, USA Waste will deposit in trust with a paying agent (the "Paying Agent") an amount equal to $4.00 multiplied by the number of outstanding shares of AWS Common Stock. As soon as reasonably practicable after the Closing Date, the Paying Agent will mail to each holder of record of AWS Common Stock as of the Transactions Record Date a letter of transmittal containing, among other things, notification of the effectiveness of the Merger and instructions for effecting the surrender and exchange of certificates formerly representing shares of AWS Common Stock for the $4.00 per share cash consideration (less the amount of any withholding taxes which may be required to be withheld).

     The Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of AWS Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated as having been paid to the holder of the shares of AWS Common Stock in respect of which such withholding was made.

     After the Closing Date, the stock transfer books of AWS will be closed. Share certificates should not be surrendered for cash by stockholders of AWS prior to approval of the Proposals and the receipt of a letter of transmittal from the Paying Agent.

AWS Options

     The Merger Agreement provides that, prior to the Closing Date, AWS will use its reasonable best efforts to redeem all unexpired and unexercised options to purchase shares of AWS Common Stock (the "AWS Options").

     With respect to any AWS Options that would be held by Avalon Employees after the Closing Date ("Avalon Employee Options"), to the extent that any such Avalon Employee Options have not been redeemed prior to the Closing Date, AWS and USA Waste will take such action as may be legally permissible to cause each such Avalon Employee Option to be automatically converted on the Closing Date into an option (each, an "Avalon Option") to purchase shares of Avalon Common Stock. Avalon will assume all of AWS's obligations with respect to such Avalon Employee Options as so amended and will, from and after the Closing Date, make available for issuance upon exercise of any Avalon Options the shares of Avalon Common Stock covered thereby and will file a registration statement on Form S-8 to cover the shares of Avalon Common Stock subject to those options.

     Each AWS Option that has not been redeemed by AWS or converted into an Avalon Option, whether or not then exercisable, will be automatically converted by virtue of the Merger into an option to purchase shares of USA Waste common stock.

Pre-Closing Financial Transactions

Primary USA Loan

     Subject to certain limitations discussed below, USA Waste will, immediately prior to the Contribution, lend to AWS, pursuant to a promissory note in a form to be agreed upon by AWS and USA Waste, an amount equal to (a) $150,000,000 minus (b) the product of $4.00 and the number of shares of AWS Common Stock outstanding as of such time (the "Primary USA Loan"). AWS will use the funds from the Primary USA Loan as follows:

     First, AWS will use those funds to pay or cause to be paid the following obligations (collectively, the "Transaction Liabilities") of AWS and the Retained Subsidiaries determined as of the Transactions Record Date: (i) the transaction costs incurred by AWS in connection with the Merger, the Contribution and the Spin-off; (ii) the amount required to redeem the AWS Options being redeemed; and (iii) the amount outstanding under AWS's existing revolving credit facility (the "Credit Facility") as of December 31, 1997, plus any amounts borrowed thereunder after December 31, 1997, the proceeds of which were not used for a purpose primarily attributable to any Retained Subsidiary, plus accrued but unpaid interest thereon from December 31, 1997.

     Second, after having made the above payments, AWS will reserve an amount to pay any Distribution Tax (as hereinafter defined) when due.

     Third, AWS will calculate the remaining funds available from the Primary USA Loan (the "Remaining Funds") and then will calculate the sum of the obligations owed by any Retained Subsidiary to AWS (which will be treated as positive numbers) and the intercompany obligations owed by AWS to any Retained Subsidiary (which will be treated as negative numbers). Such sum is the "Net Intercompany Receivables." If the Remaining Funds are greater than or equal to the sum of (x) the Net Intercompany Receivables, (y) the long-term debt owed by Mahoning Landfill, Inc. to AWS (the "MLI Debt"), and (z) any Retained Stock Option Liability (as hereinafter defined) (which will be treated as a positive number), then an amount equal to the Net Intercompany Receivables will be deemed contributed to Avalon under the Distribution Agreement as "Contributed Net Intercompany Receivables" for purposes of any Net Working Capital Adjustment (as hereinafter defined). If the Remaining Funds are less than such sum, then only such amount of such intercompany obligations owed to AWS equal to the excess of the Remaining Funds over the MLI Debt and any Retained Stock Option Liability will be deemed contributed to Avalon under the Distribution Agreement as "Contributed Net Intercompany Receivables" for purposes of any Net Working Capital Adjustment.

Contribution of Net Intercompany Receivables

     Subject to certain limitations discussed below, following the final determination of Contributed Net Intercompany Receivables, and following the payment of the Transaction Liabilities by AWS and the reservation for any Distribution Tax, AWS will contribute the Contributed Net Intercompany Receivables and the MLI Debt to Avalon and will contribute sufficient amounts of Remaining Funds to the appropriate Retained Subsidiaries for and will cause such Retained Subsidiaries to pay Avalon for the Contributed Net Intercompany Receivables and the MLI Debt.

Net Working Capital Adjustment

     Following the adjustments discussed above, a pro forma consolidated balance sheet of AWS and the Retained Subsidiaries is to be generated and the "Net Working Capital" is to be calculated by subtracting (a) the current liabilities (which will include the water-line liability of Mahoning Landfill Inc., which is deemed to be equal to $750,000) from (b) the current assets on such balance sheet. For purposes of the foregoing calculation, the full amount of the Primary USA Loan will be deemed to be a long-term liability. If the Net Working Capital so calculated is a positive number, then USA Waste will make a "Secondary USA Loan" in an amount sufficient for AWS to make, and AWS will make, an additional cash contribution to Avalon in an amount equal to the Net Working Capital as part of the Contribution. If the Net Working Capital so calculated is a negative number, then the amount of Contributed Net Intercompany Receivables to be contributed by AWS to Avalon will be reduced by such number (the "Net Working Capital Deficiency"). Such additional payment or reduction, as the case may be, is the "Net Working Capital Adjustment."

Retained Stock Option Adjustment

     To the extent that outstanding AWS Options have not been redeemed by AWS or converted into Avalon Employee Options, then an aggregate amount equal to the sum of (i) the difference between $4.00 and the exercise price of each such AWS Option, (ii) multiplied by the number of shares of AWS Common Stock for which such AWS Option is exercisable ("Retained Stock Option Liability") for all such AWS Options will be calculated. If the exercise price of any AWS Option exceeds $4.00, then the Retained Stock Option Liability with respect to such option will equal the product of $1.00 and the number of shares of AWS Common Stock for which such AWS Option is exercisable.

Distribution Tax

     Prior to the Closing Date, the parties will calculate the federal, state and local income, sales, transfer and other taxes (the "Distribution Tax") which may be incurred by AWS on the taxable gain, if any, recognized on the Spin-off. In calculating the Distribution Tax, USA Waste and AWS agree to abide by the opinion (the "Valuation") of Houlihan Lokey as to the fair market value of Avalon as of the Transactions Record Date. After Houlihan Lokey has delivered the Valuation to USA Waste and AWS, AWS will calculate the taxable gain, if any, to AWS resulting from the Spin-off and the resulting federal, state and local income, sales, transfer and other taxes thereon, using AWS's adjusted tax basis in the outstanding shares of Avalon Common Stock as of the Transactions Record Date. The Merger Agreement provides USA Waste with a mechanism to review the calculation of the Distribution Tax and dispute such tax.

Limitations

     Notwithstanding anything in the Merger Agreement to the contrary, if the sum of the Transaction Liabilities, the Distribution Tax, the Net Working Capital Deficiency and the aggregate Retained Stock Option Liability is greater than the amount of the Primary USA Loan, then USA Waste will not be obligated to consummate the Merger and will be entitled to terminate the Merger Agreement and, if USA Waste terminates the Merger Agreement, it will have no obligation to make the Primary USA Loan or the Secondary USA Loan.

Conditions to the Merger

     The respective obligations of USA Waste and AWS to effect the Merger are subject to the fulfillment on or prior to the Closing Date of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby having been approved and adopted by the requisite vote of the stockholders of AWS under applicable law; (b) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated; (c) the Contribution and the Spin-off having occurred in accordance with the Distribution Agreement;
(d) the Distribution Tax having been determined in accordance with the Merger Agreement; (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger having been issued and remaining in effect; and (f) no statute, rule or regulation having been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

     The obligation of AWS to effect the Merger is also subject to the fulfillment on or prior to the Closing Date of the following additional conditions: USA Waste having performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of USA Waste contained in the Merger Agreement being true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made on and as of such date, except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries considered as a whole.

     The obligations of USA Waste and C&S Ohio Corp. to effect the Merger are also subject to the fulfillment on or prior to the Closing Date of the following additional conditions: (i) AWS having performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of AWS contained in the Merger Agreement being true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made on and as of such date, except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries considered as a whole; (ii) since February 6, 1998 there having been no changes that constitute, and no event or events having occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of AWS and the Retained Subsidiaries, taken as a whole, except for changes that affect the industries in which AWS and the Retained Subsidiaries operate generally or volume reductions to the extent arising from business decisions made by existing or potential customers; (iii) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the other transactions contemplated by the Merger Agreement having been obtained and being in effect on the Closing Date, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole; (iv) no more than ten percent of the outstanding shares of AWS Common Stock being held by stockholders who have complied with the relevant provisions of Section 1701.85 with respect thereto ("Dissenting Shares"); (v) the sum of the Transaction Liabilities, the Distribution Tax, the Net Working Capital Deficiency and the aggregate Retained Stock Option Liability not exceeding the Primary USA Loan; (vi) USA Waste having entered into non-competition agreements with Ronald E. Klingle and Darrell D. Wilson with the terms described below; and (vii) USA Waste having received certain opinions from outside counsel for AWS. See "Relationship and Arrangements Between AWS and Avalon--Non-Competition Arrangement."

Cooperation

     Subject to the terms and conditions in the Merger Agreement and subject to the fiduciary duties of the respective boards of directors of AWS and USA Waste, each of the parties has agreed to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of AWS and its Retained Subsidiaries and all necessary or appropriate waivers, consents and approvals and "no-action" letters from the SEC and to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger. In accordance with the Merger Agreement, each of USA Waste and AWS filed on February 17, 1998 a Notification and Report Form under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). On March 13, 1998, each of AWS and USA Waste was informed that the FTC had granted early termination of the waiting period under the HSR Act. Each of USA Waste and AWS will (i) respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters; and (ii) not enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties thereto. In addition, in the event any litigation is commenced by any person or entity relating to the transactions contemplated by the Merger Agreement, including an Acquisition Transaction (as hereinafter defined), USA Waste will have the right, at its own expense, to participate therein, and AWS will not settle any such litigation without the consent of USA Waste, which consent will not be unreasonably withheld.

Representations and Warranties of USA Waste and AWS

     In the Merger Agreement, AWS has made various representations and warranties relating to, among other things, its organization and capitalization, its businesses and financial condition, the accuracy of its filings with the SEC, the satisfaction of certain legal requirements for the Merger and the absence of undisclosed liabilities or material litigation. In the Merger Agreement, USA Waste has made certain representations and warranties relating to, among other things, its organization, the satisfaction of certain legal requirements for the Merger and certain litigation matters. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

Conduct of the Business of AWS Prior to the Merger

     Pursuant to the Merger Agreement, AWS has agreed that, after February 6, 1998 and prior to the Closing Date or earlier termination of the Merger Agreement, except as otherwise agreed to in writing by USA Waste or as otherwise contemplated by or disclosed in or pursuant to the Merger Agreement, it will, and will cause each of its subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including, without limitation, cash management; (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by any wholly owned subsidiary of AWS in the ordinary and usual course of business and consistent with past practice; (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of its capital stock of any class or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that AWS may issue shares upon exercise of AWS Options outstanding on February 6, 1998; (d) not (i) incur or become contingently liable for any additional long-term debt other than borrowings under the Credit Facility in the ordinary course of business; provided, however, that the maximum amount outstanding at any time under the Credit Facility may not exceed $18,000,000, including letters of credit issued thereunder, (ii) incur or become contingently liable with respect to any other indebtedness for borrowed money other than short-term borrowing in the ordinary course of business or borrowing to refinance existing indebtedness on terms reasonably acceptable to USA Waste, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any shares of its capital stock or any security convertible into or exchangeable for shares of its capital stock, (iv) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets to be used in the ordinary course of business and consistent with the provisions described in clause (g) below, (v) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, or
(vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (e) not (i) make any intercompany loans among AWS and its subsidiaries, or (ii) enter into any intercompany transactions among AWS and its subsidiaries, in any such case, outside the ordinary course of business or inconsistent with past practice; (f) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees and preserve the goodwill of and business relations with customers and others having business relationships with them; (g) not make expenditures for fixed or capital assets, individually in excess of $150,000 or in the aggregate in excess of $500,000, and not enter into any contract or commitment with respect to the same; (h) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of USA Waste to report operational matters of materiality and the general status of ongoing operations;
(i) not enter into or amend any employment, severance or special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director, officer or key employee, except in the ordinary course and consistent with past practice; provided, however, that AWS and the Retained Subsidiaries will in no event enter into any written employment agreement; (j) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (k) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; (l) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority; (m) give prompt written notice to USA Waste of the commencement of any proceeding relating to any alleged breach or violation of an environmental law or non-routine inspection by any governmental authority with responsibility for enforcing or implementing any applicable environmental law, and provide to USA Waste such information as USA Waste may reasonably request regarding such proceeding or inspection, any developments in connection therewith, and, as applicable, AWS's or a Retained Subsidiary's anticipated or actual response thereto; (n) no later than 45 days after the date of the Merger Agreement, provide or make available to USA Waste copies of all
(x) environmental permits of Retained Subsidiaries and (y) reports or results of all inspections, audits, assessments and analytical data and such other information as USA Waste may reasonably request in the possession or control of AWS or any of the Retained Subsidiaries regarding any of their respective business facilities and relating to (i) compliance with applicable requirements of environmental laws, or (ii) exposure to or the presence or release of or any aspect of management, handling or use of hazardous substances; and (o) use commercially reasonable efforts to assist in the transfer of environmental permits (on the same terms and conditions) to USA Waste or C&S Ohio Corp. as may be necessary under applicable environmental laws in connection with the consummation of the transactions under the Merger Agreement to allow USA Waste or AWS as the surviving corporation in the Merger to conduct the business of AWS and the Retained Subsidiaries as currently conducted.

No Solicitation of Acquisition Transactions

     The Merger Agreement provides that after February 6, 1998 and prior to the Closing Date or earlier termination of the Merger Agreement, AWS will not, and will not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and AWS will, and will cause each of its subsidiaries to, cause any officer, director or employee of it, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer (each, an "Acquisition Proposal") to acquire all or any substantial part of the business and properties of AWS or any capital stock of AWS (each, an "Acquisition Transaction"), whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof. Notwithstanding the above-described provisions and without being a breach or violation thereof:
(a) AWS may, in response to an unsolicited Acquisition Proposal furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement executed by USA Waste in connection with the Merger Agreement (the "Confidentiality Agreement")) confidential or non-public information concerning its business, properties or assets to a potential acquiror and negotiate with such potential acquiror if (i) the AWS Board in good faith determines that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to AWS's stockholders than the Merger and (ii) based upon advice of its outside legal counsel, the AWS Board determines in good faith that the failure to provide such confidential or non-public information to such potential acquiror would be reasonably likely to constitute a breach of its fiduciary duty to its stockholders (a "Superior Proposal"); and (b) the AWS Board may take and disclose to AWS's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or may make such other disclosures to AWS's stockholders which, as advised by outside counsel, are required under applicable law. The Merger Agreement requires AWS to immediately notify USA Waste after receipt of any Acquisition Proposal or any request for non-public information relating to AWS or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of AWS or any subsidiary by any person or entity that informs the AWS Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to USA Waste will be made orally and in writing and will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

Termination or Amendment

     The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval and adoption by the stockholders of AWS, by the mutual written consent of AWS and USA Waste. In addition, the Merger Agreement may be terminated (a) by AWS (i) if any of the representations and warranties of USA Waste fails to be true and correct and such failure will cause certain conditions set forth in the Merger Agreement to be incapable of being satisfied by July 31, 1998 (the "Termination Date") and such failure has not been cured in all material respects within 30 days after notice of such breach is given to USA Waste by AWS; (ii) if the Merger is not completed by the Termination Date; provided, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause will not be available to AWS
(x) if the failure of AWS to fulfill any obligation to USA Waste under or in connection with the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (y) if AWS is at such time exercising its rights under the Merger Agreement with respect to a Superior Proposal; (iii) if the Merger is enjoined by a final, unappealable court order;
(iv) if the requisite votes of the stockholders of AWS have not been obtained at the Special Meeting; (v) if USA Waste (x) fails to perform in any material respect any of its material covenants in the Merger Agreement and (y) does not cure such default in all material respects within 30 days after notice of such default is given to USA Waste by AWS; (vi) if (x) AWS receives a Superior Proposal from any third party, (y) the AWS Board resolves to accept such Superior Proposal, and
(z) AWS has given USA Waste two days' prior written notice of its intention to terminate the Merger Agreement pursuant to the provisions described in this clause; (vii) if (x) a tender or exchange offer is commenced by a third party for all outstanding shares of AWS Common Stock, (y) the AWS Board determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the AWS stockholders that they tender their shares in such tender or exchange offer, and (z) AWS has given USA Waste two days' prior written notice of its intention to terminate the Merger Agreement pursuant to the provisions described in this clause; or (viii) if the Distribution Agreement or the Tax Allocation Agreement has been terminated in accordance with its respective terms; and (b) by USA Waste (i) if any of the representations and warranties of AWS fails to be true and correct and such failure will cause certain conditions set forth in the Merger Agreement to be incapable of being satisfied by the Termination Date and such failure has not been cured in all material respects within 30 days after notice of such breach is given to AWS by USA Waste; (ii) if the Merger is not completed by the Termination Date; provided, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause will not be available to USA Waste if the failure of USA Waste to fulfill any obligation to AWS under or in connection with the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (iii) if AWS (x) fails to perform in any material respect any of its material covenants in the Merger Agreement and (y) does not cure such default in all material respects within 30 days after written notice of such default is given to AWS by USA Waste; (iv) if the AWS Board resolves to accept a Superior Proposal or has recommended to the stockholders of AWS that they tender their shares in a tender or exchange offer commenced by a third party; (v) if the requisite votes of the stockholders of AWS have not been obtained at the Special Meeting; (vi) if the Merger is enjoined by a final, unappealable court order; or (vii) if the Distribution Agreement or the Tax Allocation Agreement has been terminated in accordance with its respective terms.

     In the event of termination of the Merger Agreement pursuant to its terms by either USA Waste or AWS, the Merger Agreement will forthwith become void and there will no further obligations on the part of AWS, USA Waste or their respective officers and directors (except for certain specified obligations set forth in the Merger Agreement and the Confidentiality Agreement, which will survive such termination and relate primarily either to maintaining confidentiality or paying the termination fees described below).

     The Merger Agreement may not be amended except by action taken by the parties' respective boards of directors or duly authorized committees thereof, and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law.

Termination Fees

     Pursuant to the Merger Agreement, AWS has agreed to pay USA Waste a fee equal to $7,500,000 if (a) AWS terminates the Merger Agreement pursuant to the provisions described in clause (a)(vi) or (a)(vii) under "--Termination or Amendment" above; (b) USA Waste terminates the Merger Agreement pursuant to the provisions described in clause (b)(iv) under "--Termination or Amendment" above; or (c) AWS terminates the Merger Agreement pursuant to the provisions described in clause (a)(iv) or USA Waste terminates the Merger Agreement pursuant to the provisions described in clause (b)(v) under "--Termination or Amendment" above and within seven months of such termination AWS enters into an agreement for, or a letter of intent with respect to, an Acquisition Transaction with a per share consideration for the AWS Common Stock greater than the sum of $4.00 plus the per share value of the Spin-off (as calculated from the Valuation); provided, however, that the payment of the fee payable pursuant to the provisions described in this clause (c) need not be made unless and until the consummation of such Acquisition Transaction. For purposes of the provisions described in clause (c) of the preceding sentence, the per share consideration for an Acquisition Transaction will be equal to the sum of the cash amount per share payable pursuant thereto and the fair market value per share (as agreed to in good faith by AWS and USA Waste or, absent such agreement, as determined by Houlihan Lokey) of any non-cash consideration payable pursuant thereto.

Expenses

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Indemnification

     The Merger Agreement provides that the indemnification provisions of the Articles of Incorporation of AWS as in effect on the Closing Date will not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on the Closing Date were directors, officers, employees or agents of AWS, unless such modification is required by law.

     The Merger Agreement also provides that, after the Closing Date, each of USA Waste and AWS will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of AWS or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to, or in connection with, any action or omission occurring or alleged to occur prior to the Closing Date (including, without limitation, acts or omissions in connection with any such person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of AWS) or arising out of or pertaining to the transactions contemplated by the Merger Agreement or the Distribution Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (a) AWS and USA Waste will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to USA Waste and AWS, promptly after statements therefor are received and will pay all other reasonable expenses in advance of the final disposition of such claim, action, suit, proceeding or investigation, (b) USA Waste and AWS will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (c) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the OGCL and USA Waste's or AWS's charter or bylaws, such determination will be made by independent legal counsel acceptable to USA Waste and AWS and the applicable Indemnified Party; provided, however, that neither USA Waste nor AWS will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and, provided, further, that if USA Waste or AWS advances or pays any amount to any person under the provisions described in this paragraph and if it thereafter is finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified under the Merger Agreement for all or any portion of such amount, to the extent required by law, such person will repay such amount or such portion thereof, as the case may be, to USA Waste or AWS, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     USA Waste and AWS will not cancel or terminate any policies of directors' and officers' liability insurance covering Indemnified Parties that does not extend coverage for more than one year after the Closing Date. Furthermore, USA Waste will pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations described above. The rights of each Indemnified Party under the Merger Agreement will be in addition to, and not in limitation of, any other rights such Indemnified Party may have. The indemnification provisions described above will survive the consummation of the Merger.

Voting Agreement

     In connection with the Transactions, Messrs. Klingle and Wilson have entered into voting agreements with USA Waste and AWS (each, a "Voting Agreement"). Pursuant to his Voting Agreement, each of Messrs. Klingle and Wilson has agreed to vote for approval of the Proposals and has given an irrevocable proxy to USA Waste with respect thereto. In addition, each of them has agreed not to sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of his shares of AWS Class B Common Stock or grant any proxy with respect to any of those shares or deposit any of those shares into a voting trust or enter into another voting agreement with respect to any of those shares until his Voting Agreement is terminated.

              RELATIONSHIP AND ARRANGEMENTS BETWEEN AWS AND AVALON

     In connection with the Spin-off, Avalon and AWS will enter into several agreements for the purpose of giving effect to the Spin-off and defining their relationships thereafter. Although these agreements may have been finalized while Avalon was wholly-owned by AWS, they are the results of arms-length negotiations with USA Waste. Following the Transactions, additional or modified agreements, arrangements and transactions may be entered into among Avalon, AWS, USA Waste and their respective affiliates and subsidiaries. Any such agreements, arrangements and transactions will be determined through arms-length negotiations between the parties in the ordinary course of business.

     The following is a summary of certain agreements and arrangements between Avalon and AWS that will become effective after the Spin-off. Certain of these agreements have been filed as exhibits to Avalon's Registration Statement on Form 10 (the "Registration Statement") registering the Avalon Class A Common Stock under the Exchange Act. The following descriptions do not purport to be complete and are qualified in their entirety by reference to such exhibits. See "Available Information."

Tax Allocation Agreement

     AWS and Avalon will enter into a tax allocation agreement, a form of which is attached as an exhibit to the Registration Statement (the "Tax Allocation Agreement"), that provides for the allocation between AWS and Avalon of all responsibilities, liabilities and benefits relating to or affecting taxes paid or payable by either AWS or Avalon, as the case may be, for all taxable periods, whether beginning before, on or after the Transactions Record Date and to provide for certain other matters. The Tax Allocation Agreement also provides mechanisms for cooperating in preparing and filing returns and with respect to payment of tax liabilities, tax refunds and carryback items and further provides for certain indemnification rights and obligations between AWS and Avalon for tax and related liabilities which may result due to the Spin-off and/or the Merger.

     The Tax Allocation Agreement will not be binding on the Internal Revenue Service or any other taxing authority.

Non-Competition Arrangement

     The Distribution Agreement provides that, for a period of three years commencing on the Transactions Record Date, Avalon will not directly or indirectly (i) carry on or be engaged in (other than for the account of AWS or USA Waste) the collection of refuse or garbage or the disposal of nonhazardous solid waste from any source located within a 100-mile radius of the American landfill, the Mahoning landfill or the East Liverpool landfill of AWS or (ii) share in the earnings of, or beneficially own or hold any interest in, any person who or which owns or operates a landfill within a 100-mile radius of the American landfill, the Mahoning landfill or the East Liverpool landfill of AWS.

     The above-described covenant does not prevent Avalon from (i) owning, solely as an investment, no more than 5% of the securities of any person if Avalon is not an affiliate of such person, (ii) engaging in the provision of technical and engineering services, transportation, and equipment sales and leasing, (iii) engaging in the management or operation of captive landfills, and
(iv) engaging in the disposal and brokerage of disposal of nonhazardous solid waste that is generated (or is deposited at a transfer station owned or operated by Avalon) within any of the above described 100-mile radii so long as Avalon provides AWS or USA Waste the right to make a proposal for disposal of any such waste. Avalon will be obligated to accept such proposal if the disposal rate quoted by AWS plus the bona fide costs to be incurred by Avalon in transporting such waste to the applicable AWS landfill is less than or equal to the total of the lowest bona fide disposal rate quoted by a third party for such waste plus the bona fide costs to be incurred by Avalon in transporting such waste to the applicable landfill of such third party.

     In connection with the Transactions, Ronald E. Klingle and Darrell D. Wilson have agreed to enter into individual non-competition agreements containing restrictions and obligations substantially the same as those described in the two immediately preceding paragraphs.

Transitional Services Agreement

     In connection with the Transactions, AWS and Avalon have agreed to enter into a mutually acceptable agreement under which Avalon will provide to AWS, if requested, certain services and facilities, including administrative and bookkeeping services, to allow for a smooth transition subsequent to the closing of the Transactions.

Other Arrangements

     Pursuant to the Distribution Agreement, AWS and Avalon have agreed that after the Transactions Record Date agreements with third-party customers that by reason of the Spin-off would require services to be provided by both AWS and Avalon will continue to be performed by both AWS and Avalon, as appropriate, and in a manner consistent with established "inter-company" pricing. Although such "inter-company pricing" was determined when all services were being performed by AWS and therefore is not the result of arms-length negotiations between independent parties, Avalon believes that the pricing terms are comparable to what could be achieved through arms-length negotiations.

     As a result of the Spin-off, prior to the assignment or transfer of certain contracts, licenses or permits to Avalon, the prior consent of third parties and various filings or recordings with governmental entities may be required. If consent to the assignment or transfer of any contract, license or permit to be contributed to Avalon is not obtained, AWS and Avalon will develop alternative approaches so that, to the maximum extent possible, Avalon will receive the benefits of such contract, license or permit and will discharge the duties and bear the costs and risks thereunder. Avalon will bear the risk that such alternative arrangements will not provide Avalon with the full benefits of such contract, license or permit. AWS and Avalon, however, believe that they will be able to obtain all necessary consents that are material to the Avalon Business.

                   SELECTED HISTORICAL FINANCIAL DATA OF AWS


     The following selected historical consolidated financial data as of and for each of the five fiscal years ended December 31, 1997 have been derived from the audited consolidated financial statements of AWS. The selected historical consolidated financial data for each of the three years in the period ended December 31, 1997 and as of December 31, 1997 and December 31, 1996 are derived from the audited financial statements of AWS included in its Annual Report on Form 10-K for the year ended December 31, 1997, which is being delivered herewith. The other selected historical consolidated financial data set forth below are derived from audited financial statements not included in such report; but that are available as set forth under "Available Information."


(in thousands, except per share amounts)                              Fiscal Year
                                                   ---------------------------------------------
                                                      1993     1994      1995      1996     1997
                                                   -----------------------------------------------
INCOME STATEMENT DATA
Net operating revenues.............................  $87,323  $88,779  $ 83,700   $79,024  $81,450
Income (loss) from operations......................    7,962    4,339   (40,304)    4,476    2,008
Interest expense and amortization of debt discount.    1,646    1,128       974       223      302
Income (loss) before taxes and extraordinary credit    6,776    3,720   (41,553)    4,879    2,718
Extraordinary credit, net of tax...................      ---      ---     2,489       ---      ---
Net income (loss)..................................    4,011    2,040   (29,241)    3,122    1,922
Income loss per share before extraordinary credit..      .14      .07     (1.06)      .10      .06
Extraordinary credit, per share....................      ---      ---       .08       ---      ---
Net income (loss) per share........................      .14      .07      (.98)      .10      .06
Dividends per Class A share........................      ---      ---       ---       ---      ---
Dividends per Class B share........................      ---      ---       ---       ---      ---


                                                                   As of December 31,
                                                   ---------------------------------------------
                                                      1993     1994     1995     1996     1997
                                                   ---------------------------------------------
BALANCE DATA SHEET
Total assets.......................................  141,703  141,809  115,736  117,463  123,382
Long-term debt.....................................   21,770   11,843    8,748    3,836    8,205
Deferred income taxes..............................    9,977   10,352    6,559    7,757    9,186
Stockholders' equity...............................   93,842   96,480   67,245   70,932   73,419
Book value per share...............................     3.16     3.23     2.25     2.35     2.41

                              ACCOUNTING TREATMENT

     In the separate financial statements of Avalon, the assets and liabilities contributed to Avalon will be recorded at AWS's historical basis. The acquisition of AWS by USA Waste by means of the Merger will be accounted for as a purchase.

                               DISSENTERS' RIGHTS

     Holders of outstanding shares of AWS Common Stock have the right to dissent from the Merger. The following is a summary of the principal steps which a stockholder must take to perfect dissenters' rights under Section 1701.85. This summary is qualified in its entirety by the text of Section 1701.85, a copy of which is attached to this Proxy Statement as Appendix D. A failure to take any one of the required steps may result in the termination of the rights of a stockholder under Section 1701.85. An exercise of dissenters' rights under
Section 1701.85 may result in a judicial determination that the "fair cash value" of a dissenting stockholder's shares is higher or lower than the $4.00 cash consideration to be paid for each share of AWS Common Stock in the Merger.

     Any stockholder of record on the Special Meeting Record Date whose shares are not voted for approval and adoption of the Merger Agreement may be entitled, if the Merger is consummated, to be paid the "fair cash value" of such shares to the extent held of record on the day prior to the date of the Special Meeting. To be entitled to such payment, such stockholder must serve a written demand therefor upon AWS at One American Way, Warren, Ohio 44484 on or before the tenth day after the stockholder vote adopting the Merger Agreement and must otherwise comply with Section 1701.85. AWS will not inform stockholders of the expiration of the ten-day period and therefore dissenting stockholders are advised to retain a copy of this Proxy Statement. A vote for approval and adoption of the Merger Agreement constitutes a waiver of dissenters' rights. Submission of a properly executed proxy without a designation of "against" or "abstain" will constitute a vote for the Proposal. A failure to vote does not constitute a waiver of dissenters' rights. The required written demand must specify the stockholder's name and address, the number of shares held of record on the day prior to the date of the Special Meeting and the amount claimed as the "fair cash value" of the shares. Voting against approval and adoption of the Merger Agreement will not of itself constitute a written demand required by Section 1701.85.

     If AWS requests, a dissenting stockholder must submit his or her share certificates to AWS within 15 days after the making of such request for endorsement thereon by AWS of a legend that demand for appraisal has been made. Such certificates will be returned promptly to the dissenting stockholder by AWS. AWS intends to make such a request to dissenting stockholders.

     If AWS and any dissenting stockholder cannot agree on the "fair cash value" of his or her shares of AWS Common Stock, either one may, within three months after service of the demand by that stockholder, file a complaint in the Court of Common Pleas of Trumbull County, Ohio for a determination of the "fair cash value" of such stockholder's AWS Common Stock. The

Court, if it determines that the dissenting stockholder is entitled to be paid the "fair cash value" of his or her AWS Common Stock, may appoint one or more appraisers to determine its value. If the Court approves the appraisers' report, judgment will be entered therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, will be assessed or apportioned as the Court considers equitable. AWS does not intend to file such a complaint. Therefore, a dissenting stockholder must timely file such a complaint to protect his or her rights to a judicial determination under Section 1701.85.

     "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the applicable stockholder's demand. "Fair cash value" would be determined as of the day prior to that on which the stockholder vote is taken at the Special Meeting and would exclude any appreciation or depreciation in market value of AWS Common Stock resulting from the proposal of the Merger.

     The right of any dissenting stockholder to be paid the "fair cash value" of his or her AWS Common stock will terminate if: (i) for any reason the Merger, although adopted by stockholder vote, does not become effective; (ii) the dissenting stockholder fails to serve an appropriate timely written demand upon AWS; (iii) the dissenting stockholder does not, upon request of AWS, timely surrender his or her certificates for endorsement thereon of a legend to the effect that demand for the "fair cash value" of such AWS Common Stock has been made; (iv) the demand is withdrawn by the dissenting stockholder, with the consent of the AWS Board; (v) AWS and the dissenting stockholder have not come to an agreement as to the "fair cash value" of his or her AWS Common Stock and neither files a complaint in the Court as described above; or (vi) the dissenting stockholder has otherwise not complied with the requirements of
Section 1701.85.

     From the time a dissenting stockholder's demand is made until the termination of the right arising from that demand, all rights accruing to such stockholder's AWS Common Stock, including dividend and voting rights, will be suspended. If a dissenting stockholder's right to receive "fair cash value" is terminated other than by the purchase of such dissenting stockholder's AWS Common Stock by AWS, all such stockholder's rights with respect to his or her AWS Common Stock will be restored to the stockholder. If the Merger has then been consummated, such rights will consist solely of the right to receive $4.00 per share in cash.

     If holders of more than ten percent of the outstanding shares of AWS Common Stock properly demand dissenters' rights, USA Waste has the right to decline to consummate the Merger. See "The Transactions--The Merger and the Merger Agreement--Conditions to the Merger."

                       BUSINESS AND PROPERTIES OF AVALON

Business

General

     Avalon was incorporated in Ohio on April 30, 1998 solely for the purpose of effecting the Spin-off. Avalon is a newly established holding company which will own subsidiaries of AWS that historically performed the transportation operations, technical environmental services operations, waste disposal brokerage and management operations and golf course and related operations of AWS.

     In January 1990, AWS acquired Envirco Transportation, Inc., a hazardous and nonhazardous waste transporter; Envirco Transportation Management, Inc., a waste transportation brokerage and management business; and DartAmericA, Inc., a hazardous and nonhazardous waste transporter and common carrier.

     In October 1990, AWS acquired its environmental consulting, laboratory and remediation companies: Earth Sciences Consultants, Inc., Antech Ltd., and AWS Remediation, Inc. These technical environmental services firms are referred to collectively as the "Earth Sciences Companies."

     During 1995, American Waste Management Services, Inc., a wholly owned subsidiary of AWS, commenced waste disposal brokerage and management operations. These operations had previously been held by AWMS, Inc., which was acquired by AWS in January 1990 and no longer transacts business.

     During the third quarter of 1997, through a newly organized subsidiary, American Landfill Management, Inc., AWS started its captive landfill management operations.

Business Segments Information

     Avalon's primary business segments are transportation services, technical environmental services and waste disposal brokerage and management services that are provided to industrial, commercial, municipal and governmental customers primarily in selected eastern and midwestern U. S. markets. Avalon's transportation services segment provides transportation of hazardous and nonhazardous waste, transportation of general and bulk commodities and the brokerage and management of transportation services. For the years 1997, 1996 and 1995, the net operating revenues of the transportation services segment represented approximately 57%, 49% and 49%, respectively, of Avalon's total segments' net operating revenues. Avalon's technical environmental services segment provides environmental consulting, engineering, site assessments, analytical laboratory, remediation and captive landfill management services.
For the years 1997, 1996 and 1995, the net operating revenues of the technical environmental services segment represented approximately 27%, 33% and 34%, respectively, of Avalon's total segments' net operating revenues. Avalon's waste disposal brokerage and management services segment provides hazardous and nonhazardous waste disposal brokerage and management services. For the years 1997, 1996 and 1995, the net operating revenues of the waste disposal brokerage and management services segment represented approximately 11%, 12% and 13%, respectively, of Avalon's total segments' net operating revenues. See the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and the notes thereto contained elsewhere herein for financial information relating to business segments. Avalon also operates a golf course and related operations.

Transportation Services

General

     Avalon's transportation subsidiaries transport waste and other materials on behalf of customers within the United States and portions of Canada and provide transportation brokerage and management services, as well as intermodal transportation services. The transportation operations have the equipment and the expertise to transport virtually all types of waste and most commodity products.

DartAmericA, Inc.

     DartAmericA, Inc. and its subsidiaries (collectively, "Dart"), headquartered in Canfield, Ohio, is engaged in the transportation of waste and is a common carrier of both general and bulk commodities. Dart, which commenced operations in 1965, also engages in the brokerage of transportation.

     Dart is a fully licensed hazardous and nonhazardous waste carrier. Approximately 60%, 59% and 62% of the revenue generated by Dart in 1997, 1996 and 1995, respectively, related to the transportation of waste. Hazardous waste represented 67%, 66% and 66% of Dart's waste transportation revenues in 1997, 1996 and 1995, respectively.

     Dart, which is licensed as a common carrier in 49 states and several provinces of Canada, derived 40%, 41% and 38% of its revenues in 1997, 1996 and 1995, respectively, from the transportation of bulk commodities, such as coal, salt, sand, ash, steel products and heavy machinery. A common carrier engaged in the transportation of goods owned by others is subject to federal and state regulations which establish operating and safety standards. Carriers are liable for loss of or damage to goods entrusted to their care. Public liability and property damage insurance is compulsory.

     A majority of the truck power units, and a substantial number of the trailers, used by Dart are owned and operated by independent truckers who receive a negotiated percentage of the gross revenue from carriage. Most of the approximately 80 to 100 independent truckers who provide services for Dart have been doing so for a number of years. These independent truckers pay for fuel and all other expenses with the exception of automotive liability insurance, hazardous waste permits, special equipment required to carry hazardous waste and other safety equipment, all of which are provided by Dart. Equipment used by the independent truckers is inspected at least annually and is subject to random inspections by Dart. See "Business and Properties of Avalon--Properties."

     Waste is transported by roll-off trailers, specialized tanker, van, dump or flatbed trailers to treatment and disposal facilities. Dart leases roll-off containers to customers which fill the containers with waste as it is generated. Using specially designed trailers, Dart periodically picks up and replaces the containers, which it transports to approved facilities for disposal. See "Business and Properties of Avalon--Properties."

Envirco Transportation Management, Inc. ("ETMI")

     ETMI, established in 1988, is a waste transportation brokerage and management company utilizing a network of licensed and approved carriers to supplement the transportation capabilities of Dart. ETMI maintains lists of approved transporters, which it periodically reviews and updates, and ETMI will only engage transporters that it believes are reliable and efficient in providing the services required in accordance with ETMI's standards. ETMI also performs project and intermodal management services for customers.

Technical Environmental Services

     The Earth Sciences Companies, headquartered in Export, Pennsylvania, provide a wide range of technical environmental services, including environmental impact studies, landfill design, permitting, site assessments, waste management and minimization consulting, laboratory services, site remediation, and environmentally related construction activities, including removal of underground storage tanks, remediating Superfund sites, conducting landfill closures and decommissioning. These companies also provide hazardous and nonhazardous waste management, groundwater remediation and underground storage tank management. The Earth Sciences Companies are often engaged to perform a remedial investigation/feasibility study ("RI/FS"), which first entails performing a site assessment involving the gathering of samples from a contaminated site, followed by laboratory analysis to establish or verify the nature and extent of the contaminants. Alternative solutions to remedy the particular problem are then developed, evaluated and presented to the client. The Earth Sciences Companies are equipped to implement the mitigation and decontamination program then selected by the client and approved by the appropriate regulatory agency. When implementing such a program, the Earth Sciences Companies may employ the transportation, management and/or brokerage services of its affiliated companies. The Earth Sciences Companies also possess the expertise to perform the evaluation and analysis necessary to advise clients regarding compliance with federal and state environmental regulations, and have assisted clients in developing waste management and compliance policies, including the development of plans for waste minimization and disposal. The Earth Sciences Companies also provide services related to the evaluation of the environmental condition of real estate for law firms, banks or potential purchasers, as well as expert environmental testimony in legal proceedings.

     The Earth Sciences Companies provide comprehensive organic, inorganic and radiochemical laboratory services, including water and wastewater analyses, waste characterization, sludge, soil and rock analyses and related bench studies for wastewater treatment and process design.

     In 1997, 1996 and 1995, the Earth Sciences Companies derived approximately 95%, 96% and 95%, respectively, of their revenues from environmental assessments, RI/FS's, industrial consulting, site remediation and laboratory analyses services, and 5%, 4% and 5%, respectively, from consulting work in the solid waste disposal area.

     American Landfill Management, Inc. ("ALMI") is a landfill management company that provides technical and operational services to customers owning captive disposal facilities. A captive landfill facility is one that only disposes of waste generated by the owner of such facility. ALMI provides turn-key services, including daily operations, facilities management and management reporting for its customers. Currently, ALMI manages one such captive landfill facility located in Ohio.

Waste Disposal Brokerage and Management Operations

Disposal Brokerage and Management

     American Waste Management Services, Inc. ("AWMS") assists customers with managing and disposing of wastes at approved treatment and disposal sites based upon a customer's needs.

Waste Monitoring

     Because waste generators remain liable for their waste both before and after disposal, they require assurance that their waste will be safely and properly transported, treated and disposed of. To give customers this confidence, as well as to limit its own potential liability, AWMS has instituted procedures designed to minimize the risks of improper handling or disposal of waste.

     Prior to AWMS providing waste brokerage or management services, a potential customer must complete a detailed questionnaire setting forth the amount, chemical composition and any special characteristics for each separate waste to be handled. Representative samples of the waste are analyzed by a state or federally certified laboratory. In addition, an AWMS representative generally inspects the process generating the waste, the location where the waste may be temporarily stored or the site of the remediation project producing the waste, and interviews representatives of the generator familiar with the waste. This inspection, along with the laboratory results, allows AWMS to determine whether the waste is within acceptable parameters for disposal and, if so, what special handling and treatment procedures must be instituted. If the waste is continuously generated, new representative samples are tested on a periodic basis.

     These procedures are important to both AWMS and its customers since the key to proper handling of waste is accurate identification. Hazardous waste which is not identified as such and thus improperly disposed of can result in substantial liability to the waste generator, the disposal facility, AWMS and potentially to all other waste generators that have used the disposal site. Conversely, waste that could safely and legally be disposed of in a solid waste landfill but is instead sent to a hazardous waste facility for treatment and disposal will result in substantial and unnecessary expense to the generator.

Avalon Lakes

     In June 1990, AWS purchased approximately 5.6 acres of real estate located in Howland Township, Ohio on which it constructed a 26,000 square foot office building to serve as its corporate headquarters. In connection with the acquisition of such property, Avalon Lakes Golf, Inc. ("ALGI") acquired the real and personal property associated with the Avalon Lakes Golf Course, an 18-hole public golf course adjacent to the office property. See "Business and Properties of Avalon--Properties."

Governmental Regulations

     In order to transport hazardous waste and, in certain cases, nonhazardous solid waste, Avalon's transportation operations must possess and maintain one or more state operating permits. These operating permits must be renewed annually and are subject to modification and revocation by the issuing agency. In addition, Avalon's waste transportation operations are subject to evolving and expanding operational, monitoring and safety requirements.

     In the ordinary course of their operations, Avalon's subsidiaries may from time to time receive citations, notices or comments from regulatory authorities that such operations are not in compliance with applicable environmental regulations. These agencies may seek to impose fines or to revoke or deny renewal of operating permits or licenses or to require the remediation of environmental problems resulting from Avalon's transportation or waste brokerage operations. Upon receipt of such citations, notices or comments, the appropriate subsidiary works with the authorities in an attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to fines and/or a curtailment or cessation of operations.

     The federal government and numerous state and local governmental bodies are increasingly considering, proposing or enacting legislation or regulations to either restrict or impede the disposal and/or transportation of waste. A significant portion of Avalon's disposal brokerage and transportation revenues is expected to be derived from the disposal or transportation of out-of-state waste. Any law or regulation restricting or impeding the transportation of waste or the acceptance of out-of-state waste for disposal could have a significant negative effect on Avalon. Avalon's transportation operations may also be affected by the trend toward laws requiring the development of waste reduction and recycling or other programs.

Sales and Marketing

     It is anticipated that Avalon's sales and marketing approach will be decentralized, with each operation being responsible for its own sales and marketing efforts. Each operation will employ its own sales force which will concentrate on expanding its business.

Competition

     The markets for the transportation of hazardous and nonhazardous waste and for the transportation of general and bulk commodities are each highly competitive. There are numerous participants, and no one transporter has a dominant market share. Avalon competes primarily with other short and long-haul carriers for both truckload and less than truckload shipments. Competition for the transportation of waste is based on the ability of the carrier to transport the waste at a competitive price and in accordance with applicable regulations and the latest advances in technology. Competition for the transportation of commodities is based primarily on price and service.

     Avalon's technical environmental services operations compete with numerous large and small companies, each of which is able to provide one or more of the environmental services offered by Avalon and some of which have greater financial resources. Avalon attempts to develop relationships with clients who have an ongoing need for its integrated technical environmental services. The availability of skilled technical personnel, the quality of performance and service, and fees are the key competitive factors in developing such relationships.

     The hazardous and nonhazardous waste disposal brokerage and management business is highly competitive and fragmented. Avalon's waste disposal brokerage and management business competes with other brokerage companies as well as with companies which own treatment and disposal facilities.

Insurance

     Avalon carries $21,000,000 of comprehensive general liability insurance coverage for Avalon and its subsidiaries (other than with respect to ALGI, which has separate insurance). This policy includes coverage for automobile liability (including a pollution liability endorsement which covers certain liabilities from spills), comprehensive property damage and other customary coverage. Dart self-insures collision risks. The Earth Sciences Companies also maintain professional and pollution legal liability coverage. No assurance can be given that such insurance will be available in the future or, if available, that the premiums for such insurance will be reasonable.

     If Avalon were to incur a substantial liability for damages not covered by insurance or in excess of its policy limits or at a time when Avalon no longer is able to obtain appropriate liability insurance, its condition could be materially adversely affected.

     Avalon has entered into contracts with governmental authorities for a variety of environmental services. Typically, such contracts require surety bonds or other financial instruments to assure performance under the terms thereof. Avalon has obtained in the past, and expects to be able to obtain in the future, such bonds or other financial instruments.

Employees

     As of December 31, 1997, Avalon had no employees. As of December 31, 1997, the Avalon Business had 363 employees, 148 of whom were employed in transportation operations, 160 of whom were employed in technical environmental services and 55 of whom were employed by the golf course or related operations. It is anticipated that certain employees of AWS will be employed by Avalon or its subsidiaries upon consummation of the Transactions, primarily in the areas of administrative support and sales. The extent of such employment has not yet been determined. Each of the subsidiaries of AWS constituting part of the Avalon Business believes that it has a good relationship with its employees.

Other Business Factors

     None of Avalon's business segments is materially dependent on patents, trademarks, licenses, franchises or concessions, other than permits, licenses and approvals issued by regulatory agencies, nor does Avalon sponsor significant research and development activities.

     Historically, a significant portion of the Avalon Business' revenues was a result of AWS's disposal business. The transportation services segment of the Avalon Business obtained approximately 14%, 14% and 13% of its net operating revenues from AWS's disposal subsidiaries in 1997, 1996 and 1995, respectively. Upon consummation of the Transactions, those disposal facilities and transportation operations will no longer be affiliated. Therefore, there can be no assurance that such transportation services and resulting revenues will continue in the future. The loss of such revenues could, if not replaced, have an adverse impact upon Avalon.

Properties

     Dart provides transportation services from locations in Canfield, Ohio (Dart's headquarters, 19,500 square feet); Oxford, Massachusetts (where Dart leases a 5,760 square foot terminal); Toledo, Ohio (where Dart rents a 720 square foot terminal); Kenova, West Virginia (where Dart leases a 1,500 square foot terminal); and Chicago, Illinois (where Dart rents a 500 square foot terminal). At December 31, 1997, the transportation operations owned a fleet of 39 power units (in addition to 42 power units which are leased), 229 trailers (in addition to 25 trailers which are leased and 115 which are rented), and 600 roll-off and other containers. In addition, 120 to 140 power units and 155 to 175 trailers owned by independent owner/operators are available for use in Dart's operations. Certain transportation equipment acquired during 1993 is subject to liens securing the repayment of indebtedness incurred to purchase such equipment.

     The Earth Sciences Companies own their main offices and laboratory facilities located in a 48,000 square foot building in Export, Pennsylvania. The Earth Sciences Companies lease office space of approximately 4,000 square feet in Akron, Ohio; 2,500 square feet in Blue Bell, Pennsylvania, near Philadelphia; and 2,500 square feet near Denver, Colorado. In addition, 13,000 square feet is leased for field equipment and vehicle storage and dispatch in Murrysville,

Pennsylvania. The Earth Sciences Companies also own numerous pieces of laboratory, field, computer and other equipment.

     The captive landfill management operations use approximately six pieces of equipment (such as a bulldozer, excavator and backhoe) all of which are owned by ALMI.

     Upon consummation of the Transactions, Avalon will own a 26,000 square foot headquarters building located on approximately 5.6 acres of property in Howland Township, Ohio. Adjacent to such property is an 18-hole public golf course owned and operated by ALGI, including a maintenance and storage building of approximately 12,000 square feet, a pro shop and restaurant building of approximately 10,400 square feet, and a banquet facility of approximately 7,000 square feet. The golf course property, together with the pro shop, restaurant facility and banquet facility, serves as collateral securing repayment of indebtedness incurred to construct such facilities.

     Generally, Avalon's fixed assets are in good condition and are satisfactory for the purposes for which they are intended.

Legal Proceedings

     On or about October 3, 1991, one stockholder owning 100 shares of AWS Class A Common Stock brought suit against AWS and others on behalf of himself and a purported class of other stockholders in the United States District Court for the Southern District of New York. The suit, which was transferred to the United States District Court for the Northern District of Ohio, alleges that AWS, the signatories to its registration statement filed with the SEC during October 1990, and AWS's underwriters violated federal securities laws in connection with AWS's public offering of six million shares of AWS Class A Common Stock in October 1990. Among other things, the suit alleges misrepresentations and failures to disclose allegedly material information concerning the nature of AWS's market; the size of AWS's market; AWS's failure to disclose that its landfills were located within a 50-mile radius of each other in Ohio, thus making AWS especially vulnerable to local conditions and competition; AWS's failure to set forth present and imminent competition; and AWS's growth. The plaintiff sought damages in an unspecified amount alleged to have arisen in part from the decline in the price of AWS's stock following the public offering and rescission.

     On September 26, 1997, the Court granted the defendants' Motion for Summary Judgment and dismissed the plaintiff's case. On October 25, 1997, pursuant to the federal rules of appellate procedure, the plaintiff filed a notice of appeal. Such appeal is currently pending and AWS intends to vigorously defend the Court's order. Pursuant to the Distribution Agreement, Avalon has agreed to assume and indemnify AWS for any costs and potential liability with respect to this matter.

     In September 1995, certain subsidiaries of the Avalon Business were informed that they had been identified as potentially responsible parties by the Indiana Department of Environmental Management with respect to a Fulton County, Indiana hazardous waste disposal facility which is subject to remedial action under Indiana environmental laws. Such identification is based upon the subsidiaries having been involved in the transportation of hazardous substances to the facility. These transportation activities occurred prior to the acquisition of such subsidiaries by AWS. During the third quarter of 1997, these subsidiaries became parties to an Agreed Order for Remedial Investigation/Feasibility Study and the Four County Landfill Site Participation Agreement (the "Participation Agreement"). A large number of waste generators and other waste transportation and disposal companies have also been identified as responsible or potentially responsible parties with respect to this facility. Because the relevant law provides for joint and several liability among the responsible parties, any one of them, including these subsidiaries, could be assessed the entire cost of the remediation, although this is unlikely. Currently, no remedy has been selected, and the extent of any ultimate liability of any of these subsidiaries with respect to this facility is unknown.

     When Avalon concludes that it is probable that a liability has been incurred with respect to a site, provision will be made in Avalon's financial statements reflecting its best estimate of the liability based on management's judgment and experience, information available from regulatory agencies, and the number, financial resources and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of that site as well as the typical allocation of costs among such parties. If a range of possible outcomes is estimated and no amount within the range appears to be a better estimate than any other, then Avalon will provide for the minimum amount within the range, in accordance with generally accepted accounting principles. Similarly, the Avalon Business accrued a liability of approximately $941,000 in the fourth quarter of 1995 relating to this Indiana facility. Avalon's estimates are revised, as deemed necessary, as additional information becomes known. Avalon anticipates obtaining additional information over the next several months by reason of, among other things, having entered into the Participation Agreement.

     While the measurement of environmental liabilities is inherently difficult and the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter Avalon's expectations at any time, Avalon does not anticipate that the amount of any such revisions will have a material adverse effect on it.

     In addition to the foregoing, in the ordinary course of conducting their businesses, subsidiaries of Avalon become involved in lawsuits, administrative proceedings and governmental investigations, including those relating to environmental matters. Any of these proceedings may result in fines, penalties or judgments being assessed which, from time to time, may have an impact on an Avalon subsidiary's business and financial condition. Avalon does not believe that any pending proceedings, individually or in the aggregate, would have a material adverse effect on it.

                            CAPITALIZATION OF AVALON

     The following table sets forth the unaudited historical combined capitalization of the Avalon Business and the unaudited pro forma capitalization of Avalon, both as of December 31, 1997. The unaudited pro forma capitalization reflects the effects of the consummation of the Transactions. See "The Transactions."

     This table should be read in conjunction with the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not reflect the capitalization of Avalon in the future.

(in thousands)                                                    December 31, 1997
                                                      Historical   Adjustments (a)    Pro Forma
                                                    -------------------------------------------
Long Term Debt:
Current maturities of long term debt................     $   230           $     --     $   230
Long term debt......................................       1,006                 --       1,006
                                                         -------           --------     -------
Total long term debt................................     $ 1,236           $     --     $ 1,236
                                                         -------           --------     -------
Stockholders' Equity:
Class A Common Stock--authorized 10,500,000
 shares, $.01 par value, one vote per share,
 issued and outstanding 3,162,534 shares............     $    --           $     32     $    32
Class B Common Stock--authorized 1,000,000
 shares, $.01 par value, ten votes per share,
 issued and outstanding 640,611 shares..............          --                  6           6
Paid-in capital.....................................          --             53,111      53,111
Total combined equity...............................      32,947            (32,947)         --
                                                         -------           --------     -------
Total stockholders' equity..........................      32,947             20,202      53,149
                                                         -------           --------     -------
Total capitalization................................     $34,183           $ 20,202     $54,385
                                                         =======           ========     =======

(a) Reflects the Contribution by AWS and the distribution of 3,162,534 shares of Avalon Class A Common Stock and 640,611 shares of Avalon Class B Common Stock to the holders of AWS Common Stock on a pro-rata and corresponding basis, as well as the reclassification of total combined equity to the Avalon Class A and Avalon Class B Common Stock and paid-in capital.

                  SELECTED HISTORICAL FINANCIAL DATA OF AVALON

     The following selected historical combined financial data as of December 31, 1997 and 1996 and for each of the three fiscal years ended December 31, 1997 have been derived from the audited combined financial statements of the Avalon Business. The selected historical combined financial data as of December 31, 1995, 1994 and 1993 and for the fiscal years ended December 31, 1994 and 1993 are unaudited and were derived from the accounting records of the Avalon Business. In the opinion of management, the unaudited historical combined financial statements of the Avalon Business as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Historical financial data may not be indicative of Avalon's future performance as an independent company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Avalon Business," the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto, and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere herein. Historical earnings per share and dividend data have not been presented as Avalon was not in existence during the periods presented below.

(in thousands)                                                                   Fiscal Year
                                                     -----------------------------------------------------------
                                                          1993         1994          1995        1996      1997
                                                       (Unaudited)  (Unaudited)
                                                     -----------------------------------------------------------
INCOME STATEMENT DATA
Net operating revenues...............................     $67,403      $69,514      $ 65,706   $61,361   $60,687
Costs of operations..................................      56,781       59,339        61,080    53,054    54,484
Write-down of costs in excess of  fair market
value of net assets of acquired businesses
and other intangibles................................          --           --        13,020        --        --
Selling, general and administrative expenses.........       8,181        7,733         7,001     6,198     7,144
                                                          -------      -------      --------   -------   -------

Income (loss) from operations........................       2,441        2,442       (15,395)    2,109      (941)
Interest expense.....................................         (85)        (186)         (166)     (141)     (118)
Other income (expense), net..........................         147          156          (102)      288       255
                                                          -------      -------      --------   -------   -------

Income (loss) before taxes...........................       2,503        2,412       (15,663)    2,256      (804)
Allocated provision (benefit) for income taxes.......       1,309        1,114        (1,003)      919      (138)
                                                          -------      -------      --------   -------   -------

Net income (loss)....................................     $ 1,194      $ 1,298      $(14,660)  $ 1,337   $  (666)
                                                          =======      =======      ========   =======   =======

                                                                        As of December 31,
                                                     ----------------------------------------------------------
                                                          1993         1994         1995        1996      1997
                                                       (Unaudited)  (Unaudited)  (Unaudited)
                                                     ----------------------------------------------------------
BALANCE SHEET DATA
Net working capital..................................     $13,440      $16,686      $12,987   $15,310   $13,737
Total assets.........................................      61,216       62,985       44,225    45,099    44,517
Long-term debt.......................................       1,754        1,622        1,633     1,236     1,006
Other long term liabilities..........................       3,149        2,999        2,732     2,370     2,223
Total combined equity................................      49,867       50,765       32,276    33,713    32,947

OTHER INFORMATION
Depreciation and amortization........................     $ 3,547      $ 3,716      $ 3,766   $ 2,404   $ 2,327
Additions to plant and equipment.....................       3,344        1,247        2,183     1,698     2,881
Net cash provided by operating activities............       2,772        1,326        6,059       361     2,749
Net cash used in investing activities................      (2,720)      (1,092)      (2,097)     (683)   (2,556)
Net cash provided by (used in) financing activities..       1,717         (608)      (3,809)     (350)     (405)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             OF THE AVALON BUSINESS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations covers periods when the Avalon Business was owned by AWS and operated as part of AWS and that management of AWS believes is relevant to an assessment and understanding of the operations of the Avalon Business and its financial condition. It should be read in conjunction with the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. and notes thereto included elsewhere herein. It covers the fiscal years ended December 31, 1997, 1996 and 1995.

                     Summary of Combined Financial Results

(in thousands)                                                   Fiscal Year Ended
                                                    ----------------------------------------
                                                        1995           1996           1997
                                                    ----------------------------------------
Net operating revenues..............................  $ 65,706       $61,361         $60,687
Costs of operations.................................    61,080        53,054          54,484
Write down of costs in excess of
   fair market value of net assets
   of acquired businesses and
   other intangibles...............................     13,020            --              --
Selling general and administrative
    expenses........................................     7,001         6,198           7,144
                                                      --------       -------         -------
Income (loss) from operations.......................   (15,395)        2,109            (941)
Interest expense....................................      (166)         (141)           (118)
Other income (expense), net.........................      (102)          288             255
                                                      --------       -------         -------
Income (loss) before taxes..........................   (15,663)        2,256            (804)
Allocated provision (benefit) for income taxes......    (1,003)          919            (138)
                                                      --------       -------         -------
Net income (loss)...................................  $(14,660)      $ 1,337         $  (666)
                                                      ========       =======         =======

Liquidity and Capital Resources

     During 1997, the Avalon Business utilized existing cash to meet operating needs, repay indebtedness, and fund capital expenditure programs. Cash provided by operations for 1997, 1996 and 1995 totaled $2.7 million, $0.4 million and $6.1 million, respectively.

     Working capital decreased to $13.7 million at December 31, 1997 compared with $15.3 million at December 31, 1996. The decrease in working capital is primarily attributable to a decrease in accounts receivable from AWS and its subsidiaries (other than those constituting part of the Avalon Business) and prepaid expenses and increased accounts payable. Accounts payable increased at December 31, 1997 compared to December 31, 1996 primarily because of increased subcontracting expenses as a result of increased business levels in the fourth quarter of 1997 compared to the fourth quarter of the prior year.

     During 1997, the Avalon Business repaid $0.3 million of long-term indebtedness.

     During 1997, capital spending for the Avalon Business totaled $2.9 million which was principally related to the purchase of equipment for the transportation and technical environmental services operations. The Avalon Business' capital spending in 1998 is expected to be approximately $2.0 million to $3.0 million. Capital expenditures in 1998 will relate principally to acquiring transportation equipment.

     Management believes that cash provided from operations, the availability of working capital and the additional net assets being contributed by AWS, as well as the Avalon Business' ability to incur indebtedness, will be for the foreseeable future sufficient to meet operating requirements, fund debt repayments, and fund capital expenditure programs. The Avalon Business does not currently have its own credit facilities. To the extent required in the future, any credit agreement will contain customary covenants and provisions.

Results of Operations

     The Avalon Business' primary business segment provides transportation services which include transportation of hazardous and nonhazardous waste and transportation of general and bulk commodities. The technical environmental services segment provides environmental engineering, site assessment, analytical laboratory, remediation and captive landfill management services. The waste disposal brokerage and management services segment provides disposal brokerage and management services for both hazardous and nonhazardous waste. Other businesses include the operation of a public golf course and related operations.


Performance in 1997 Compared with 1996

Overall Performance

     Net operating revenues were $60.7 million in 1997 compared to $61.4 million in 1996. While net operating revenues declined 1% in 1997 compared to 1996, costs of operations increased approximately 4% to 90% of net operating revenues in 1997 compared to 86% of net operating revenues in 1996. The increase in costs of operations was primarily attributable to the technical environmental services segment as described below under Segment Performance. Selling, general and administrative expenses increased to $7.1 million in 1997 compared to $6.2 million in the prior year primarily as a result of an increase in the provision for losses on accounts receivable, most of which was the result of a write-off of an account receivable by the technical environmental services segment associated with the settlement of a dispute regarding a remediation project in Denver, Colorado. Other income, which was fairly constant in 1997 and 1996, was primarily the result of gains from the disposal of property and equipment. The Avalon

Business incurred a net loss of $0.7 million in 1997 compared with net income of $1.3 million in 1996.

Segment Performance

     Segment performance should be read in conjunction with Note 10 to the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc.

     Net operating revenues of the transportation services segment increased 10.6% to $36.3 million in 1997 compared to $32.8 million in 1996. The increase in net operating revenues is primarily attributable to increased transportation of hazardous and nonhazardous waste and general and bulk commodities. The transportation services segment recorded operating income of $2.1 million in 1997 compared to $1.8 million in 1996. Operating income of the transportation services segment increased in 1997 compared to 1996 primarily as a result of increased transportation of hazardous and industrial waste and, to a lesser extent, increased transportation of general and bulk commodities.

     Net operating revenues of the technical environmental services segment decreased 23.8% to $17.0 million in 1997 compared to $22.3 million in 1996. This decrease in net operating revenues was primarily a result of a significant decline in remediation and engineering services provided. The technical environmental services segment incurred a net operating loss of $2.6 million in 1997 compared to net operating income of $0.7 million in 1996. The operating loss of the technical environmental services segment was primarily attributable to losses incurred during the first quarter of 1997 in connection with a remediation project in Denver, Colorado and a pretax charge of $0.5 million during the third quarter of 1997 relating to the settlement of a dispute regarding the project, as well as operating inefficiencies and delays at other remediation projects. The operating loss was also attributable to decreased levels of engineering, consulting and remediation services provided.

     Net operating revenues of the waste disposal brokerage and management segment decreased 13% to $7.0 million in 1997 compared to $8.1 million in 1996. This decrease in net operating revenues is primarily a result of a reduction in the level of disposal brokerage and management business. The waste disposal brokerage and management services segment recorded operating income of $0.9 million in 1997 compared to $1.2 million in 1996. The decrease in operating income was primarily attributable to decreased levels of business and, to a lesser extent, decreased profit margins.

Interest Expense

     Interest expense decreased to $118,000 in 1997 compared to $141,000 in 1996 primarily due to a decrease in the amount of principal outstanding under the Avalon Business' long-term indebtedness.

General Corporate Expenses

     General corporate expenses were $1.7 million in both 1997 and 1996. Such expenses were attributable to corporate expenses of AWS which were allocated to the Avalon Business.

Net Income

     The Avalon Business recorded a net loss of $0.7 million in 1997 compared with net income of $1.3 million in 1996 primarily as a result of the foregoing. The Avalon Business recorded an income tax benefit of $0.1 million in 1997 compared to a provision for income taxes of $0.9 million in 1996. The Avalon Business' overall effective income tax rate, including the effect of state income tax provisions, was 17.2% in 1997 and 40.7% in 1996. The 1997 overall effective income tax rate was lower than the statutory income tax rate primarily as a result of permanent differences relating to the amortization of certain intangibles as well as the inability to recognize net operating loss benefits for state income tax purposes.

Performance in 1996 Compared with 1995

Overall Performance

     Net operating revenues were $61.4 million in 1996 compared to $65.7 million in 1995. Net income totaled $1.3 million in 1996 compared with a net loss of $14.7 million in 1995. During 1995, in accordance with the Avalon Business' asset impairment policy, the Avalon Business performed an analysis for impairment of certain long-lived assets. As a result, in 1995 the Avalon Business incurred significant charges for the write-down of assets and the write-down of costs in excess of fair market value of net assets of acquired businesses and other intangibles. Excluding the effects of the aforementioned charges, costs of operations decreased to 86% of net operating revenues in 1996 compared to 93% of net operating revenues in 1995. This decrease was primarily attributable to decreased depreciation and amortization expense of the transportation and technical environmental services segments and decreased subcontractor costs of the technical environmental services segment. Selling, general and administrative expenses decreased to $6.2 million in 1996 from $7.0 million in 1995 primarily as a result of a decrease in the provision for losses on accounts receivable of the transportation services segment. Other income in 1996 consisted primarily of gains from the disposal of property and equipment. In 1995, the Avalon Business incurred other expense, consisting primarily of the writedown of certain property and equipment of the transportation services segment.

Segment Performance

     Segment performance should be read in conjunction with Note 10 to the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc.

     Net operating revenues of the transportation services segment decreased 8.7% to $32.8 million in 1996 compared to $35.9 million in 1995 primarily due to the closing of two transportation terminals that resulted in decreased revenues associated with the transportation of hazardous waste and, to a lesser extent, the transportation of nonhazardous industrial waste and general and bulk commodities. The transportation services segment recorded operating income of $1.8 million in 1996 compared to an operating loss of $3.9 million in 1995. The increase in operating income is primarily the result of decreased depreciation and amortization expense in 1996 and the fact that 1995's operating results included a charge of $3.2 million relating to impaired assets and the write-down of costs in excess of fair market value of net assets of acquired businesses and other intangibles. Additionally, in 1995, the transportation services segment recorded a liability of $0.9 million as a result of having been identified as a potentially responsible party with respect to a hazardous waste disposal facility, as more fully described in Note 8 to the Historical Combined Financial Statements of the Avalon Business of American Waste Services, Inc. The increase in operating income was also a result of a decrease in the provision for losses on accounts receivable and the closing of transportation terminals in 1995 which had high operating costs as a percentage of net operating revenues.

     Net operating revenues of the technical services segment decreased 10.4% to $22.3 million in 1996 compared to $24.9 million in 1995 primarily as a result of a decrease in the level of consulting, engineering and laboratory services provided. The technical environmental services segment recorded operating income of $0.7 million in 1996 compared to a net operating loss of $11.2 million in 1995 primarily as a result of decreased depreciation and amortization expense during 1996 and the fact that 1995's operating results included a $10.1 million charge relating to the write-down of costs in excess of fair market value of net assets of acquired businesses and other intangibles.

     Net operating revenues of the waste disposal brokerage and management services segment decreased 15.6% to $8.1 million in 1996 compared to $9.6 million in 1995 primarily as a result of reduced levels of waste disposal brokerage and management business. The waste disposal brokerage and management services segment recorded operating income of $1.2 million in 1996 compared to $1.1 million in 1995 primarily as a result of increased profit margins.

Interest Expense

     Interest expense decreased to $141,000 in 1996 compared to $166,000 in 1995 primarily due to a decrease in the amount of principal outstanding under the Avalon Business' long-term indebtedness.

General Corporate Expenses

     General corporate expenses were $1.7 million in both 1996 and 1995. Such expenses were attributable to corporate expenses of AWS which were allocated to the Avalon Business.

Net Income (Loss)

     The Avalon Business recorded net income of $1.3 million in 1996 compared with a net loss of $14.7 million in 1995 primarily as a result of the foregoing. The Avalon Business recorded a provision for income taxes of $0.9 million in 1996 compared to a benefit for income taxes of $1.0 million in 1995. The Avalon Business' overall effective income tax rate, including the effective state income tax provisions, was 40.7% in 1996 and 6.4% in 1995. The 1995 overall effective income tax rate was substantially lower than the statutory income tax rate primarily because of the nondeductibility for tax purposes of the amortization and write-down of costs in excess of fair market value of net assets of acquired businesses.

Trends and Uncertainties

     In the ordinary course of conducting its business, the Avalon Business becomes involved in lawsuits, administrative proceedings and governmental investigations, including those relating to environmental matters. Some of these proceedings may result in fines, penalties or judgments being assessed against the Avalon Business which, from time to time, may have an impact on its business and financial condition.

     The federal government and numerous state and local governmental bodies are increasingly considering, proposing or enacting legislation or regulations to either restrict or impede the disposal and/or transportation of waste. A significant portion of the Avalon Business' disposal brokerage and transportation revenues is expected to be derived from the disposal or transportation of out-of-state waste. Any law or regulation restricting or impeding the transportation of waste or the acceptance of out-of-state waste for disposal could have a significant negative effect on the Avalon Business. The Avalon Business' transportation operations may also be affected by the trend toward laws requiring the development of waste reduction and recycling or other programs.

     Competitive pressures within the environmental industry continue to impact the financial performance of the Avalon Business' transportation services, technical environmental services and waste disposal brokerage and management services. A further decline in the rates which customers are willing to pay for its services could adversely impact the future financial performance of the Avalon Business.

     During the fourth quarter of 1996, the technical services business began experiencing operating losses. Such losses have continued during 1997 primarily as a result of inefficiencies and delays occurring at certain remediation projects. These operating losses adversely affected the Avalon Business' operating results and may continue to impact them in the future.

     Many of the services provided by the Avalon Business are terminable by customers on short notice. If customers react unfavorably to the Transactions, such customers may decide to terminate such services which could adversely impact the future financial performance of the Avalon Business.

     Historically, a significant portion of the Avalon Business's transportation revenues was a result of AWS's disposal business. Upon consummation of the Transactions, those disposal facilities and Avalon's transportation operations will no longer be affiliated. Therefore, there can be no assurance that such transportation services and resulting revenues will continue in the future. The loss of such revenues could, if not replaced, have an adverse impact upon the Avalon Business' future financial performance.

     There is no assurance that, as a stand-alone company, the Avalon Business' results of operations will continue at a level similar to its results of operations while a part of AWS. Subsequent to the Transactions, the Avalon Business will be a less diversified company than is currently the case with respect to AWS. As a result, Avalon may be more susceptible to competitive and market factors than the Avalon Business was as part of AWS. The Avalon Business' selling, general and administrative expenses and costs of operations after the Spin-off are anticipated to be significantly higher than the historical expenses and costs of the Avalon Business because certain selling, general and administrative expenses and costs of operations of AWS that have historically not been allocated to subsidiaries of AWS or have historically been allocated to subsidiaries of AWS that are not part of the Avalon Business will be selling, general and administrative expenses and costs of operations of Avalon.

Market Risk

     The Avalon Business does not have significant exposure to changing interest rates because of the low level of indebtedness of the Avalon Business. The Avalon Business does not undertake any specific actions to cover its exposure to interest rate risk and the Avalon Business is not a party to any interest rate risk management transactions.

     The Avalon Business does not purchase or hold any derivative financial instruments for trading purposes.

     An 80 basis point move in interest rates (10% of the Avalon Business' weighted average interest rate) affecting the Avalon Business' floating financial instruments, including both debt obligations and investments, would have an immaterial effect on the Avalon Business' pretax earnings for the next fiscal year. The 80 basis point move in interest rates would also have an immaterial effect on the fair value of the Avalon Business' fixed rate financial instruments.

Inflation Impact

     The Avalon Business has not entered into any long-term fixed price contracts that could have a material adverse impact upon its financial performance in periods of inflation. In general, management believes that rising costs resulting from price inflation could be passed on to customers; however, the Avalon Business may need to absorb all or a portion of these cost increases depending upon competitive conditions at the time. As is the case with any transportation company, an increase in fuel prices may subject the transportation operations to increased operating expenses, which the Avalon Business, in light of competitive market conditions, may not be able to pass on to its customers.

                              MANAGEMENT OF AVALON

Avalon Board of Directors

     The business of Avalon will be managed under the direction of the Avalon Board. The current directors of Avalon are the five persons identified below who will continue to constitute the Avalon Board through the Transactions Record Date. As with the current AWS Board, the Avalon Board is divided into two classes. Directors for each class will be elected at each annual meeting of stockholders of Avalon. Each individual listed below is currently a director of AWS and will resign from the AWS Board effective as of the Closing Date.

     Mr. Ronald E. Klingle, who will become Chairman of the Avalon Board and Avalon's Chief Executive Officer, and Mr. Darrell D. Wilson, who will become Avalon's President and Chief Operating Officer, will resign from all their positions at AWS effective as of the Closing Date.

     The following table sets forth information with respect to the persons who are expected to serve as directors of Avalon following the Spin-off. As provided in the Avalon Articles, the Avalon Board will be divided into two classes effective upon the Spin-off. The table also sets forth the names of the directors of each class and their periods of service as directors of AWS.

                                                    Director
Name                                Age              Since                         Title
----                                ---              ------      ------------------------------------------
Class A Directors:
Sanford B. Ferguson                  51               1991       Director
Stephen L. Gordon                    56               1997       Director

Class B Directors:
Ronald E. Klingle                    50               1988       Chairman of the Board, Chief Executive
                                                                  Officer and a Director
Darrell D. Wilson                    46               1988       President, Chief Operating Officer and
                                                                  a Director
Robert M. Arnoni                     42               1997       Director


     Set forth below is information concerning each person expected to serve as a director, including such person's principal occupation.

     Sanford B. Ferguson has been a director of AWS since January 1991. He has been a partner in the law firm of Kirkpatrick & Lockhart LLP since 1981. Mr. Ferguson received his Bachelor of Arts degree from Dartmouth College, his Master of Arts degree from Oxford University and his Doctor of Jurisprudence degree from Yale University.

     Stephen L. Gordon has been a partner in the law firm of Beveridge & Diamond, P.C. since 1982. Mr. Gordon received his Bachelor of Arts degree from Rutgers University and his Doctor of Jurisprudence degree from the University of Pennsylvania.

     Ronald E. Klingle is a founder of AWS and has been a director, Chairman of the Board and Chief Executive Officer of AWS since December 1988. He has approximately 27 years of environmental experience and received his Bachelor of Engineering degree in Chemical Engineering from Youngstown State University. Mr. Klingle is the spouse of Frances R. Klingle, who will be the Chief Administrative Officer and Controller of Avalon.

     Darrell D. Wilson is a founder of AWS and has been a director and President of AWS since December 1988 and Chief Operating Officer since July 1990. He has approximately 24 years of environmental experience, including service with governmental regulators and the management of several special waste operations. He received his Bachelor of Science degree in Environmental Sciences from Ferris State University.

     Robert M. Arnoni is currently President of the Arnoni Development Company, Inc. From 1985 to August 1996, Mr. Arnoni was President and Chief Executive Officer of The Arnoni Group, a management company for various related solid waste collection, transportation and disposal operations. Mr. Arnoni has over 20 years experience in the solid waste industry.

Committees of the Avalon Board

     The Avalon Board is expected to have four (4) standing committees: (i) Executive Committee; (ii) Audit Committee; (iii) Compensation Committee; and
(iv) Option Plan Committee.

     The members of the Executive Committee are expected to be Mr. Klingle (Chairman), Mr. Ferguson and Mr. Wilson. When the Avalon Board is not in session, the Executive Committee will be authorized to exercise all powers of the Avalon Board subject to specific restrictions as to powers retained by the full Avalon Board.

     The Audit Committee will be comprised of directors who are not employees of Avalon or any of its subsidiaries. The members of the Audit Committee are expected to be Mr. Gordon (Chairman), Mr. Arnoni and Mr. Ferguson. The Audit Committee will meet at least two times per year with Avalon's independent auditors and management representatives. The Audit Committee will recommend to the Avalon Board the appointment of independent auditors, approve the scope of audits and other services to be performed by the independent auditors, consider whether any circumstance, including the performance of any professional service, impairs the independence of those auditors, and review the results of audits, the accounting principles applied in financial reporting and financial and operational controls. The independent auditors will have unrestricted access to the Audit Committee and vice versa.

     The Compensation Committee will consist of two directors who are employees of Avalon and one non-employee director. The members of the Compensation Committee are expected to be Mr. Wilson (Chairman), Mr. Arnoni and Mr. Klingle. The Compensation Committee will be responsible for establishing and recommending to the Avalon Board the policies regarding compensation of the executive officers and other employees of Avalon.

     The Option Plan Committee will be comprised of directors who are not employees of Avalon or any of its subsidiaries. The members of the Option Plan Committee are expected to be Mr. Ferguson (Chairman), Mr. Arnoni and Mr. Gordon. The Option Plan Committee will decide upon grants of options to purchase shares under Avalon's Long-Term Incentive Plan. See "Avalon Long Term Incentive Plan; 401(k) Plan."

Compensation of Directors

     Directors who are also employees of Avalon will receive no additional compensation for services as directors. All directors who are not employees will receive an annual retainer fee of $20,000, together with an attendance fee of $1,000 per Board, committee or stockholder meeting. Directors are reimbursed for travel expenses and other out-of-pocket expenses incurred when attending meetings. Non-employee directors are also entitled to participate in Avalon's Long-Term Incentive Plan. See "Avalon Long-Term Incentive Plan; 401(k) Plan-- Incentive Plan."

Executive Officers

     Set forth below is certain information with respect to the nine persons who are expected to serve as executive officers of Avalon immediately following the
Spin-off.   Persons named below who are currently executive officers of AWS will relinquish their positions with AWS effective on the Closing Date.

Name                               Age                                      Position
----                               ---         ------------------------------------------------------------------
Ronald E. Klingle                    50        Chairman of the Board, Chief Executive Officer and a Director
Darrell D. Wilson                    46        President, Chief Operating Officer and a Director
Michael D. Barwick                   42        Executive Vice President, Business Development
Mark B. Cawthorne                    38        Chief Executive Officer of DartAmericA, Inc.
Timothy C. Coxson                    47        Executive Vice President, Finance, Treasurer and Chief Financial
                                                Officer
Stephen G. Kilper                    38        Chief Executive Officer of Earth Sciences Consultants, Inc.,
                                               Antech Ltd., AWS Remediation, Inc. and American Landfill
                                                Management, Inc.
Kenneth J. McMahon                   44        Chief Executive Officer and President, American Waste
                                                Management Services, Inc.
Jeffrey M. Grinstein                 37        Executive Vice President, General Counsel and Secretary
Frances R. Klingle                   51        Chief Administrative Officer and Controller

     Ronald E. Klingle is a founder of AWS and has been a director, Chairman of the Board and Chief Executive Officer of AWS since December 1988. He has approximately 27 years of environmental experience and received his Bachelor of Engineering degree in Chemical Engineering from Youngstown State University. Mr. Klingle is the spouse of Frances R. Klingle, who will be the Chief Administrative Officer and Controller of Avalon.

     Darrell D. Wilson is a founder of AWS and has been a director and President of AWS since December 1988 and Chief Operating Officer since July 1990. He has approximately 24 years of environmental experience, including service with governmental regulators and the management of several special waste operations. He received his Bachelor of Science degree in Environmental Sciences from Ferris State University.

     Michael D. Barwick has been Executive Vice President, Collection Services of AWS since January 1997 and a director of AWS since April 1997. Prior to joining AWS, Mr. Barwick owned and operated a private waste company on the West Coast from November 1989 through April 1995. He received a Bachelor of Arts degree in Administration from Hartwell College and is a candidate for a Master of Business Administration degree at Pepperdine University.

     Mark B. Cawthorne has been a director and Executive Vice President, Transportation Services of AWS since September 1996. He has approximately 15 years of environmental experience and previously served as Vice President, Disposal Sales of AWS from January 1991 to September 1996. He received a Bachelor of Arts degree in Geography and Environmental Studies from the University of Akron.

     Timothy C. Coxson has been a director and Executive Vice President, Finance, Treasurer and Chief Financial Officer of AWS since May 1995. Mr. Coxson was Vice President, Corporate Financial Services of AWS from March 1991 to May 1995. He received a Bachelor of Business Administration degree in Accounting from The Ohio State University.

     Stephen G. Kilper has been a director and Executive Vice President, Disposal Services of AWS since October 1995. Mr. Kilper was Vice President, Disposal Services for AWS and its wholly owned disposal subsidiaries from August 1993 to October 1995. From January 1992 to August 1993 he was an environmental engineer for AWS's disposal operations. From February 1990 through December 1991 Mr. Kilper was an engineer with Earth Sciences Consultants, Inc. Mr. Kilper received his Bachelor of Engineering degree in Agricultural Engineering from the University of Wisconsin - Madison.

     Kenneth J. McMahon has been a director and Executive Vice President, Sales of AWS since September 1996. He previously served as Vice President of Corporate Sales of AWS from March 1992 to September 1996 and has approximately 21 years of experience in sales and marketing. Prior to joining AWS, he was Director of Sales for an IBM agent firm, Harker Consulting Services. Mr. McMahon received a Bachelor of Business Administration degree in finance and his Master of Business Administration degree from Youngstown State University.

     Jeffrey M. Grinstein has been employed by AWS since September 1990 and has been an Executive Vice President of AWS since December 1992. He was Assistant General Counsel until May 1991, at which time he became General Counsel and Secretary. He was previously an associate with the Youngstown, Ohio law firm of Nadler, Nadler & Burdman Co. L.P.A. Mr. Grinstein received his Bachelor of Business Administration degree from Emory University and his Doctor of Jurisprudence degree from The Ohio State University.

     Frances R. Klingle has been Chief Administrative Officer and Controller of AWS since July 1991. Ms. Klingle has been Controller for AWS (and predecessor companies) since June 1986. She received a Bachelor of Arts degree in French from Kent State University and has completed post-graduate work in accounting at Youngstown State University. Ms. Klingle is the spouse of Ronald E. Klingle, who will be Chairman of the Board, Chief Executive Officer and a director of Avalon.

Summary Compensation Table

     The following table sets forth certain information with respect to the annual and long-term compensation of Avalon's Chief Executive Officer and each of Avalon's four other most highly compensated executive officers for services rendered to AWS during AWS's fiscal 1997. During this period, the named individuals were compensated in accordance with AWS's plans and policies. In accordance with the general instruction to Item 402(b) of Regulation S-K adopted by the SEC, only information with respect to the last completed fiscal year is being provided. All references in the following table to securities relate to awards of stock options of AWS. No stock appreciation rights ("SARs") were awarded.

                                           Annual Compensation (1) (2)                 Long Term Compensation
                                           ---------------------------                 ----------------------
                                                                                 Awards            Payouts
                                                                                 ------            -------
                                                                Other
                                                               Annual   Restricted  Options                   All Other
                                                               Compen-    Stock      /SARs         LTIP     Compensation
Name and Principal Position          Year   Salary     Bonus   sation     Awards    (Shares)      Payouts        (3)
---------------------------          ----  ----------------------------------------------------------------------------------
Ronald E. Klingle                    1997   $140,000  $67,384      ---         ---       ---         ---        $6,400
    Chairman of the Board
    and Chief Executive Officer
Darrell D. Wilson                    1997    140,000   67,384      ---         ---       ---         ---         6,400
    President and Chief
    Operating Officer
Timothy C. Coxson                    1997    110,000   33,692      ---         ---       ---         ---         5,748
    Executive Vice President,
    Finance, Treasurer and
    Chief Financial Officer
Jeffrey M. Grinstein                 1997    110,000   33,692      ---         ---       ---         ---         5,748
    Executive Vice President,
    General Counsel and Secretary
Kenneth J. McMahon                   1997    110,000   33,692      ---         ---       ---         ---         5,748
    Executive Vice President, Sales

__________________________________
(1) Does not include the value of certain non-cash compensation to the named individuals which did not exceed the lesser of $50,000 or 10% of any such individual's total annual salary and bonus shown in the table.
(2) Includes salary and/or bonuses deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(3) Reflects nondiscretionary contributions made on behalf of the named executive officers pursuant to the provisions of AWS's 401(k) Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no option grants made during the last fiscal year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of Avalon has not yet been constituted. It is expected that two members of the Compensation Committee will be executive officers of Avalon.

            AVALON BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of Avalon has not yet been constituted. The named individuals were compensated during 1997 in accordance with the plans and policies of AWS. As such no Avalon Board Committee Report on Executive Compensation is presented.

                  AVALON LONG-TERM INCENTIVE PLAN; 401(K) PLAN

Incentive Plan

     Prior to the Transactions Record Date, AWS, as the sole stockholder of Avalon, will approve the adoption by Avalon of the Avalon Holdings Corporation Long-Term Incentive Plan (the "Incentive Plan"). The purposes of the Incentive Plan will be to promote and enhance the long-term growth of Avalon by aligning the interests of the officers and directors of Avalon with those of Avalon's stockholders and to assist in attracting persons to serve on the Avalon Board. The principal terms of the Incentive Plan are summarized below; this summary is qualified in its entirety by reference to the full text of the Incentive Plan which has been filed with the SEC as an exhibit to the Registration Statement.

     Avalon will reserve 1,300,000 shares of Avalon Class A Common Stock for issuance under the Incentive Plan to employees and non-employee directors. The Incentive Plan is effective only upon the effectiveness of the Spin-off.

Employees

     The Incentive Plan will permit the granting of both incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to employees. Options will be designated as ISOs or NQSOs, except that for tax purposes an option designated as an ISO which does not qualify as such will be treated as an NQSO. Both key employees and other salaried employees will be eligible for grants.
The Option Plan Committee of the Avalon Board will decide on the grants; provided, that grants to a single person may not exceed 10% of the shares allocated to the Incentive Plan for employees and ISO grants to a single employee are subject to the dollar limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

     NQSOs may be granted with an exercise price that is not less than 85% of the fair market value of the Avalon Class A Common Stock on the date of grant. ISOs may be granted with an exercise price that is not less than 100% of the fair market value of the Avalon Class A Common Stock on the date of grant, except ISOs granted to an employee who owns 10% or more of the total combined voting power of all classes of stock of Avalon must be at least 110% of the fair market value on the date of grant.

     Options generally will have a 10-year term and must be exercised by the optionee while employed by Avalon, except that (i) if an optionee's employment terminates by reason of death or disability, the portion of his or her options exercisable on the date of termination and all portions that would have become exercisable had the optionee continued in employment until the third anniversary of his or her death or disability will be exercisable for a six-month period subsequent to termination (but not beyond 10 years from the date of grant) by the optionee or the optionee's legal representatives, as the case may be, (ii) if the termination is other than for death, disability or cause, the portion of his or her options exercisable on the date of termination continues to be exercisable for a three-month period subsequent to termination (but not beyond 10 years from the date of grant), and (iii) if employment is terminated for cause, the unexercised portion of his or her options is forfeited and cancelled. If an optionee dies while disabled during the aforesaid six-month period or dies during the aforesaid three-month period, the portion of his or her options exercisable on the date of death will continue to be exercisable for a six-month period subsequent to the date of death (but not beyond 10 years from the date of grant) by the optionee's legal representatives.

     No option will be exercisable prior to six months after its grant, unless otherwise permitted by the Option Plan Committee, and thereafter options will be exercisable in installments, if any, as provided by the Option Plan Committee.

Directors

     The Incentive Plan will also permit the granting of NQSOs to each non-employee director of Avalon. The exercise price of all options to be granted to non-employee directors will be the fair market value on the date of grant. No option will be exercisable prior to six months after its grant, unless otherwise permitted by the Avalon Board, and thereafter options will be exercisable in installments, if any, as provided by the Avalon Board.

     Options to be granted to non-employee directors generally will have a 10-year term. If a non-employee director ceases to be a director by reason of death, disability, resignation or removal, the portion of his or her options which is exercisable on the date he or she leaves the Avalon Board and, if such cessation is due to death or disability, all portions which would have become exercisable had the non-employee director continued as a director until the third anniversary of his or her death or disability will be exercisable for a six-month period following such date (but not beyond 10 years from the date of grant), and if the cessation is due to any reason other than death or removal and the non-employee director dies during such six-month period, the option may be exercised for a six-month period subsequent to the date of death (but not beyond 10 years from the date of grant) by the director's legal representatives.

All Optionees

     The exercise price of any option under the Incentive Plan will be payable upon exercise in cash, shares of Avalon Class A Common Stock having a value, at the time of exercise, equal to such exercise price, or a combination thereof. Options will not be transferable by optionees other than by will or by the laws of descent and distribution.

     Options under the Incentive Plan may not be exercised except in compliance with applicable securities laws and Avalon intends, after the effectiveness of the Registration Statement, to register the shares reserved under the Incentive Plan with the SEC.

     The number of shares reserved under the Incentive Plan will be subject to adjustment under certain circumstances, such as stock splits, stock dividends and recapitalizations.

     The Avalon Board may amend, suspend or terminate the Incentive Plan provided that no action adversely affects any rights or obligations with respect to any grants theretofore made or except as required under applicable law.

401(k) Profit Sharing Plan

     Avalon intends to establish a profit sharing plan which is a qualified tax deferred employee benefit plan under Section 401(k) of the Code (the "401(k) Plan"). Participation in the 401(k) Plan will be automatic upon attaining age 20 1/2 and having six months of service with Avalon (including for this purpose prior service with AWS). A participant may, at his or her option, make salary deferral contributions of up to the maximum amount permitted by the Code each year out of his or her annual compensation, subject to special limitations imposed by the Code and the regulations thereunder.

     It is anticipated that cash contributions by Avalon and salary deferral contributions made on behalf of participants may be invested in one or more investment funds as directed by the participant. Participants may elect on a periodic basis to reallocate their account balances in any of the plan funds to any other plan fund or funds. Contributions to the 401(k) Plan and the earnings thereon may be withdrawn only following retirement, death or termination of employment or in certain cases of financial hardship.

     Avalon has made no contributions to the 401(k) Plan to date for the benefit of any executive officer.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires executive officers and directors of the issuer of a registered class of equity securities and persons who own more than 10 percent of such registered class of equity securities to file reports of beneficial ownership and changes in beneficial ownership of such equity securities with the SEC and the exchange on which such class of securities is principally traded. Avalon's prospective officers and directors were not required to comply with Section 16(a) in 1997 as such because no equity securities of Avalon were so registered.

        CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS TO
                           AWS AND ITS STOCKHOLDERS

     The following is a summary of certain United States federal income tax consequences of the Merger and the Spin-off. This summary does not address all aspects of federal income taxation that may be relevant to holders of AWS Common Stock and is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change these authorities, possibly with retroactive effect. This summary is based on advice received from Kirkpatrick & Lockhart LLP, counsel to AWS. Stockholders should note that this discussion is not binding on the Internal Revenue Service ("IRS") or the courts and that AWS has not sought, and does not intend to seek, a ruling from the IRS as to any of the federal income tax consequences to either AWS or its stockholders of the

Transactions and no opinion of counsel has been or will be rendered to AWS or its stockholders with respect to any of the federal income tax consequences of the Merger or the Spin-off.

     This discussion applies only to holders of AWS Common Stock in whose hands shares of AWS Common Stock are capital assets within the meaning of Section 1221 of the Code, and may not apply to AWS Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of AWS Common Stock subject to special tax provisions (including, but not limited to, insurance companies, banks, regulated investment companies, tax-exempt organizations and broker-dealers, who may be subject to special rules under the Code). This discussion does not address the federal income tax consequences to a holder of AWS Common Stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

The Spin-off

     Prior to the consummation of the Merger, AWS will undertake the Spin-off. AWS will be required to recognize gain on the Spin-off to the extent of the excess, if any, of the fair market value of the Avalon Common Stock over its adjusted basis in the hands of AWS. In order to determine such fair market value for this purpose, a valuation of Avalon will be made by Houlihan Lokey prior to the Spin-off. See "Background and Reasons--Valuation of Avalon."

     As a result of the Spin-off, each holder of AWS Common Stock will be considered to receive, to the extent of AWS's current and accumulated earnings and profits, a taxable dividend includable in income in an amount equal to the fair market value of the shares of Avalon Common Stock received in the Spin-off, plus the cash received, if any, in lieu of a fractional share of Avalon Common Stock. The fair market value of the shares and cash, if any, distributed to the AWS stockholders will be reported to each stockholder by way of an IRS Form 1099-DIV (the "1099-DIV") reflecting the valuation made by Houlihan Lokey. The portion of the Spin-off to each AWS stockholder that is taxable as a dividend will be reported as "ordinary dividends" in Box #1 of the stockholder's 1099-DIV. AWS stockholders that are corporations generally will qualify for the 70% intercorporate dividends-received deduction subject to satisfaction of the minimum holding period (generally, the AWS Common Stock must be held for at least 46 days within the 90 day period of time beginning 45 days before the AWS Common Stock becomes ex-dividend) and other applicable requirements. If the dividend is an "extraordinary dividend," as defined by Section 1059(c) of the Code, a corporate stockholder generally will be required to reduce its basis in its AWS Common Stock by the amount of the dividends-received deduction it was allowed. An "extraordinary dividend" with respect to common stock is one in which the amount of such dividend equals or exceeds 10% of the stockholder's adjusted basis in its AWS Common Stock and the corporate stockholder had not held the AWS Common Stock for more than two years as of February 6, 1998 (the date the Spin-off was announced publicly).

     AWS's management anticipates that the value of the distributed Avalon Common Stock, plus the amount of cash received, if any, in lieu of fractional shares of Avalon Common Stock will exceed AWS's accumulated earnings and profits. The portion of the Spin-off to each AWS stockholder that exceeds AWS's accumulated earnings and profits will be reported as "nontaxable distributions" in Box #3 of the 1099-DIV received by the stockholder. Any such excess will be treated as a non-taxable return of capital to a recipient stockholder and each recipient stockholder will reduce his or her adjusted basis in his or her shares of AWS Common Stock in an amount equal to such excess. To the extent that the non-taxable portion of the Spin-off exceeds a stockholder's tax basis in his or her AWS Common Stock, the excess will be treated as capital gain. A stockholder thus will recognize capital gain to the extent the amount shown in Box #3 of the 1099-DIV exceeds the stockholder's adjusted basis in his or her AWS Common Stock. Gain or loss must be determined separately for each block of AWS Common Stock (i.e., AWS Common Stock acquired at the same cost in a single transaction) and this gain will be long-term or short-term depending on how long the stockholder has held the shares of AWS Common Stock.

     Each stockholder's basis in the shares of Avalon Common Stock he or she receives in the Spin-off will equal the fair market value of those shares on the date of the Spin-off. Each stockholder's holding period for those shares will begin on the date after the date of the Spin-off.

The Merger

     For federal income tax purposes, the Merger will be treated as though USA Waste purchased the AWS Common Stock directly from the AWS stockholders. The receipt of cash for AWS Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The income tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the stockholder. In general, for federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the stockholder's adjusted tax basis in its shares of AWS Common Stock (following adjustments, if any, by reason of the Spin-off described more fully above ) and the amount of cash received in exchange for those shares of AWS Common Stock. Gain or loss must be determined separately for each block of AWS Common Stock (i.e., AWS Common Stock acquired at the same cost in a single transaction) converted into cash pursuant to the Merger.

     Under The Taxpayer Relief Act of 1997, the capital gains of an individual holder who has held shares of AWS Common Stock for more than one year, but not more than 18 months, will be subject to a maximum federal income tax rate of 28%. If the shares of AWS Common Stock have been held by such holder for more than 18 months, a maximum rate of 20% would apply to such capital gains. If the shares of AWS Common Stock have been held by such holder for 12 months or less, the capital gains, if any, will be subject to federal income tax at rates applicable to ordinary income. Capital gains of a corporate stockholder are subject to tax at normal corporate federal income tax rates.

     The Code limits the deductibility of capital losses. For corporate taxpayers, capital losses for a tax year may only be used to offset capital gains for that tax year; and unused capital losses may, in general, be carried back three years and carried forward five years. For individual taxpayers, capital losses are deductible in each taxable year to the extent of any capital gains and as an ordinary deduction up to an additional $3,000 ($1,500 in the case of a married individual filing a separate return); and any unused capital losses may be carried forward indefinitely.

Backup Withholding

     Payments to a stockholder in connection with the Merger and the Spin-off may be subject to "backup withholding" at a rate of 31%, unless the stockholder
(i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (ii) provides a correct tax identification number ("TIN") to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability provided the required information is provided to the IRS. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Because individual circumstances may differ, each stockholder should consult such stockholder's own tax advisor to determine the applicability of the rules discussed above and the particular tax effects to such stockholder of the Merger and the Spin-Off, including the application and effect of state, local, foreign and other income tax laws and changes in applicable tax laws.

                           SECURITY OWNERSHIP OF AWS

Security Ownership of Certain Beneficial Owners

          The following table sets forth information with respect to the beneficial ownership of AWS Common Stock by each person known to AWS to be the beneficial owner of more than five percent of either class of AWS Common Stock. This information is as of April 21, 1998.

                                                     Beneficially Owned as of April 21 1998
                                 ------------------------------------------------------------------------------
                                 Class A Common Stock  Class B Common Stock
                                 --------------------  --------------------
                                   Number    Percent     Number    Percent    Percent of all   Percent of Total
Name                             of Shares   of Class  of Shares   of Class    Common Stock      Voting Power
---------------------------      ----------  --------  ----------  --------   --------------   ----------------
Ronald E. Klingle(1)(3)              40,546     *       2,652,473      51.8%         8.9%              34.7%
Darrell D. Wilson(2)(3)              19,376     *       2,236,602      43.7%         7.4%              29.2%

___________________
*Less than one percent.

(1) Includes 114,371 shares of AWS Class B Common Stock owned by Mr. Klingle's spouse, the beneficial ownership of which is disclaimed. Includes 22,000 shares of AWS Class A Common Stock subject to options exercisable within 60 days of April 21, 1998

     (including 10,000 shares of AWS Class A Common Stock subject to options exercisable within 60 days of April 21, 1998 held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims). Includes 8,546 shares of AWS Class A Common Stock held by Mr. Klingle in the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust (including 3,179 shares held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims). Mr. Klingle has sole voting power and sole investment power over 27,367 shares of AWS Class A Common Stock and 2,538,102 shares of AWS Class B Common Stock.
(2) Includes 12,000 shares of AWS Class A Common Stock subject to options exercisable within 60 days of April 21, 1998. Includes 7,376 shares of AWS Class A Common Stock held by Mr. Wilson in the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust. Mr. Wilson has sole voting power and sole investment power over all of the shares listed.
(3) Each named person is an employee, executive officer and director of AWS. The address for Messrs. Klingle and Wilson is c/o American Waste Services, Inc., One American Way, Warren, Ohio 44484-5555.

Security Ownership of Directors and Executive Officers

          The following table sets forth information as of April 21, 1998 with respect to the beneficial ownership of AWS Common Stock by: (i) AWS's directors, and (ii) all executive officers and directors of AWS as a group.

                                                       Beneficially Owned as of April 21, 1998
                                 ---------------------------------------------------------------------------------
                                   Class A Common Stock   Class B Common Stock
                                   ---------------------  ---------------------
Name of Individual or                Number     Percent     Number     Percent   Percent of all   Percent of Total
Number of Persons in Group         of Shares   of Class   of Shares   of Class    Common Stock      Voting Power
---------------------------------  ----------  ---------  ----------  ---------  ---------------  -----------------
Ronald E. Klingle(1)(2)(3)(5)          40,546     *        2,652,473      51.8%        8.9%              34.7%
Darrell D. Wilson(1)(2)(5)             19,376     *        2,236,602      43.7%        7.4%              29.2%
Mark B. Cawthorne (1)(2)(5)            26,684     *               --        --         *                 *
Timothy C. Coxson (1)(2)               29,200     *               --        --         *                 *
Stephen G. Kilper (1)(2)(5)            31,362     *               --        --         *                 *
Kenneth J. McMahon (1)(2)(5)           26,538     *               --        --         *                 *
Sanford B. Ferguson (1)                10,000     *               --        --         *                 *
Michael D. Barwick (1)(2)              10,000     *               --        --         *                 *
Robert M. Arnoni (1)                   10,200     *               --        --         *                 *
Stephen L. Gordon (1)                  10,000     *               --        --         *                 *
All executive officers and
 directors as a group (13
 persons) (1)(4)(5)                   327,993       1.3%   4,933,446      96.3%            17.3%              64.9%

___________________
*Less than one percent.

(1) Includes shares of AWS Class A Common Stock subject to options exercisable within 60 days of April 21, 1998, as follows: Mr. Klingle, 22,000 shares (including 10,000 shares of AWS Class A Common Stock subject to options exercisable within 60 days of April

     21, 1998 held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims); Mr. Wilson, 12,000 shares; Mr. Cawthorne, 23,000 shares; Mr. Coxson, 26,000 shares; Mr. Kilper, 26,000 shares; Mr. McMahon, 23,000 shares; Mr. Ferguson, 10,000 shares; Mr. Barwick, 10,000 shares; Mr. Arnoni, 10,000 shares; Mr. Gordon, 10,000 shares; and "All executive officers and directors as a group," 236,000 shares.
(2) Each of these individuals is an employee, executive officer and director of AWS.
(3) Includes 114,371 shares of AWS Class B Common Stock owned by Mr. Klingle's spouse, the beneficial ownership of which is disclaimed.
(4) In determining the number of shares held by executive officers and directors as a group, shares beneficially owned by more than one executive officer or director have been counted only once.
(5) Includes shares of AWS Class A Common Stock held within employee accounts under the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust, as follows: Mr. Klingle, 8,546 shares (including 3,179 shares held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims); Mr. Wilson, 7,376 shares; Mr. Cawthorne, 3,534 shares; Mr. Kilper, 5,362 shares; Mr. McMahon, 3,538 shares; and "All executive officers and directors as a group," 35,143 shares.

                          SECURITY OWNERSHIP OF AVALON

Security Ownership Of Certain Beneficial Owners

     All of the outstanding shares of Avalon Common Stock are currently held by AWS. The following table sets forth information with respect to the projected beneficial ownership of Avalon Common Stock immediately following the Spin-off by any person projected to own beneficially more than 5 percent of the outstanding shares of Avalon Class A Common Stock and Avalon Class B Common Stock, in each case based on the beneficial ownership of AWS Common Stock as of April 21, 1998.


                                                  Beneficially Owned as of April 21, 1998 (4)
                                 ------------------------------------------------------------------------------
                                 Class A Common Stock  Class B Common Stock
                                 --------------------  --------------------
                                   Number    Percent     Number    Percent    Percent of all   Percent of Total
Name                             of Shares   of Class  of Shares   of Class    Common Stock      Voting Power
------------------------         ---------   --------  ----------  --------   --------------   ----------------
Ronald E. Klingle(1)(3)               2,317     *         331,558      51.8%             8.8%              34.7%
Darrell D. Wilson(2)(3)                 922     *         279,575      43.7%             7.4%              29.2%

________________________
* Less than one percent

(1) Includes 14,296 shares of Avalon Class B Common Stock to be owned by Mr. Klingle's spouse, the beneficial ownership of which is disclaimed.
     Includes 1,067 shares of Avalon Class A Common Stock to be held by Mr. Klingle in the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust (including 397 shares to be held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims). Mr.

     Klingle will have sole voting power and sole investment power over 1,920 shares of Class A Common Stock and 317,262 shares of Avalon Class B Common Stock.
(2) Includes 922 shares of Avalon Class A Common Stock to be held by Mr. Wilson in the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust. Mr. Wilson will have sole voting power and sole investment power over all of the shares listed.
(3) Each named person is an employee, executive officer and director of AWS. The address for Messrs. Klingle and Wilson is c/o American Waste Services, Inc., One American Way, Warren, Ohio 44484-5555.

     The foregoing information does not include any potential effect of any options to acquire shares of AWS Class A Common Stock as any such options will be redeemed by AWS prior to the Spin-off. There are no outstanding options to acquire Avalon Common Stock.


Security Ownership of Directors and Executive Officers

     All of the outstanding shares of Avalon Common Stock are currently held by AWS. The following table sets forth information with respect to the projected beneficial ownership of Avalon Common Stock immediately following the Spin-off by each person expected to be a director and by all persons expected to be directors and executive officers of Avalon as a group, in each case based on the beneficial ownership of AWS Common Stock as of April 21, 1998.

                                                       Beneficially Owned as of April 21, 1998 (5)
                                   --------------------------------------------------------------------------------
                                     Class A Common Stock  Class B Common Stock
                                     --------------------  ---------------------
Name of Individual or                  Number    Percent     Number     Percent   Percent of all   Percent of Total
Number of Persons in Group           of Shares   of Class  of Shares   of Class    Common Stock      Voting Power
-----------------------------------  ----------  --------  ----------  ---------  ---------------  -----------------
Ronald E. Klingle(1)(2)(4)                2,317         *     331,558      51.8%             8.8%              34.7%
Darrell D. Wilson(1)(4)                     922         *     279,575      43.7%             7.4%              29.2%
Sanford B. Ferguson                         ---       ---         ---       ---              ---                ---
Robert M. Arnoni                             25         *         ---       ---                *                  *
Stephen L. Gordon                           ---       ---         ---       ---              ---                ---
All executive officers and
 directors as a group (12
 persons)(3)(4)                            5,235         *     616,680      96.3%            16.4%              64.5%

_____________________
* Less than one percent.

(1) Each of these individuals is also expected to be an employee and executive officer of Avalon.
(2) Includes 14,296 shares of Avalon Class B Common Stock to be owned by Mr. Klingle's spouse, the beneficial ownership of which is disclaimed.
(3) In determining the number of shares to be held by executive officers and directors as a group, shares that will be beneficially owned by more than one executive officer or director have been counted only once.
(4) Includes shares of Avalon Class A Common Stock to be held in the American Waste Services, Inc. Participating Companies Profit Sharing Plan and Trust, as follows: Mr.

     Klingle, 1,067 shares (including 397 shares to be held by Mr. Klingle's spouse, the beneficial ownership of which Mr. Klingle disclaims); Mr. Wilson, 922 shares; and "All executive officers and directors as a group," 3,542 shares.
(5) The foregoing information does not include any potential effect of any options to acquire shares of AWS Class A Common Stock as any such options will be redeemed by AWS prior to the Spin-off. There are no outstanding options to acquire Avalon Common Stock.

                      DESCRIPTION OF AVALON CAPITAL STOCK

     The authorized capital stock of Avalon is 11,500,000 shares, consisting of 10,500,000 shares of Avalon Class A Common Stock and 1,000,000 shares of Avalon Class B Common Stock.

     There are outstanding on the date of this Proxy Statement 1,000 shares of Avalon Class A Common Stock. Giving effect to the Spin-off, there will be outstanding approximately 3,162,663 shares of Avalon Class A Common Stock and 640,482 shares of Avalon Class B Common Stock.

     The following description is a summary and is qualified in its entirety by the provisions of the Avalon Articles and Avalon Code, copies of which have been filed as exhibits to the Registration Statement.

Voting Rights

     Each share of Avalon Class A Common Stock is entitled to one vote and each share of Avalon Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. Except as described below or as required by applicable law, the Avalon Class A Common Stock and the Avalon Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders. Commencing with the first annual meeting of stockholders after the Spin-off and for as along as the outstanding Avalon Class B Common Stock has more than 50% of the total outstanding voting power of the Avalon Common Stock, the holders of the Avalon Class A Common Stock, voting as a separate class, will elect a number of directors equal to at least 25% of the total Avalon Board, and the holders of the Avalon Class B Common Stock, voting as a separate class, will elect the remaining directors. Thereafter, the holders of the Avalon Class A and Avalon Class B Common Stock will vote together as a single class for the election of directors. The holders of a majority of all outstanding shares of Avalon Class A Common Stock or Avalon Class B Common Stock, voting as a separate class, must also approve amendments to the Avalon Articles that adversely affect the shares of their class. Shares of Avalon Class A Common Stock and Avalon Class B Common Stock do not have cumulative voting rights.

Dividends

     The shares of Avalon Class A Common Stock and Avalon Class B Common Stock are entitled to dividends at the same rate if, as and when declared by the Avalon Board from any assets legally available therefor. Any dividends so declared and payable in cash, capital stock of Avalon (other than Avalon Class A Common Stock or Avalon Class B Common Stock) or other property will be paid on a corresponding and pro rata basis on the shares of Avalon Class A Common Stock and Avalon Class B Common Stock. If a dividend or distribution payable in Avalon Class A Common Stock is made on the Avalon Class A Common Stock, Avalon must also make a pro rata and simultaneous dividend or distribution on the Avalon Class B Common Stock payable in shares of Avalon Class B Common Stock. Conversely, if a dividend or distribution payable in Avalon Class B Common Stock is made on the Avalon Class B Common Stock, Avalon must also make a pro rata and simultaneous dividend or distribution on the Avalon Class A Common Stock payable in shares of Avalon Class A Common Stock.

Convertibility

     Each share of Avalon Class B Common Stock is convertible at any time, at the option of and without cost to its holder, into one share of Avalon Class A Common Stock upon surrender of the certificate or certificates evidencing the Avalon Class B Common Stock to be converted. Shares of Avalon Class B Common Stock are also automatically converted into shares of Avalon Class A Common Stock on the happening of certain events described in "Restrictions on Transfer of Avalon Class B Common Stock." The Avalon Class A Common Stock is not convertible.

Restrictions on Transfer of Avalon Class B Common Stock

     No person holding shares of Avalon Class B Common Stock (a "Class B Holder") may transfer such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to Avalon, another Class B Holder or to Permitted Transferees (as defined in the Avalon Articles) which, in general, consist of the following: (i) in the case of a Class B Holder who is a natural person, such person's spouse, a lineal descendent of a great grandparent of such Class B Holder, the trustee of a trust for the benefit of one or more of such Class B Holder, other lineal descendants of a great grandparent of such Class B Holder or the spouse of such Class B Holder, or an organization established by such Class B Holder, such Class B Holder's spouse or a lineal descendent of a great grandparent of such Class B Holder to which contributions are deductible for federal income, estate and gift tax purposes (a "Charitable Organization");
(ii) in the case of a Class B Holder which is the estate of a deceased Class B Holder or which is the estate of a bankrupt or insolvent Class B Holder, any person determined to be a Permitted Transferee of such Class B Holder in accordance with clause (i) above; (iii) in the case of a Class B Holder that is a trust or Charitable Organization that received shares of Class B Common Stock from a Class B Holder in accordance with clause (i) above, such Class B Holder or any person determined to be a Permitted Transferee of such Class B Holder in accordance with clause (i) above; and (iv) in the case of a Class B Holder that is a corporation, any stockholder of such corporation who receives shares of Avalon Class B Common Stock as a dividend or distribution from such corporation.

     Shares of Avalon Class B Common Stock are freely transferable among Permitted Transferees, but any other transfer of Avalon Class B Common Stock results in its automatic conversion into Avalon Class A Common Stock.

Liquidation Rights

     In the event of the dissolution of Avalon, whether voluntary or involuntary, after payment of all liabilities, the holders of Avalon Class A and Avalon Class B Common Stock are entitled to share ratably in the assets of Avalon legally available for distribution to its stockholders.

Other Rights

     In the event of any merger of, consolidation of, share exchange involving, sale of all or substantially all of the assets of, or any similar transaction involving, Avalon in which outstanding shares of Avalon Common Stock (other than shares with respect to which dissenters' rights are perfected pursuant to
Section 1701.85) are to be exchanged for or converted into securities, cash or other property, the Avalon Class A Common Stock and the Avalon Class B Common Stock are to be exchangeable for or convertible into the same types and amounts of consideration.

     The holders of Avalon Class A and Avalon Class B Common Stock are not entitled to preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to the Avalon Common Stock. The holders of Avalon Common Stock are not subject to further calls or assessments by Avalon. The Avalon Class A Common Stock and the Avalon Class B Common Stock to be issued in the Spin-off will be validly issued, fully paid and non-assessable.

     Avalon has applied to list the Avalon Class A Common Stock on the American Stock Exchange.

Certain Effects of Authorized but Unissued Stock

     After giving effect to the distribution of shares of Avalon Common Stock contemplated by the Spin-off, the 1,300,000 shares of Avalon Class A Common Stock reserved for issuance pursuant to the Incentive Plan, and the 1,000,000 shares of Avalon Class A Common Stock reserved for issuance upon conversion of the Avalon Class B Common Stock, there will be approximately 5,000,000 unissued and unreserved shares of Avalon Class A Common Stock and approximately 360,000 unissued and unreserved shares of Avalon Class B Common Stock. These shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital to facilitate corporate acquisitions. Except for the reserved shares described above, Avalon does not currently have any plans to issue additional shares of Avalon Class A or Avalon Class B Common Stock.

     One of the effects of the existence of unissued and unreserved Avalon Class A Common Stock and Avalon Class B Common Stock may be to enable the Avalon Board to render more difficult or to discourage an attempt to obtain control of Avalon by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of Avalon's management. If, in the due exercise of its fiduciary obligations, for example, the Avalon Board were to determine that a takeover proposal was not in Avalon's best interests, such shares could be issued by the Avalon Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Avalon Board, or by effecting an acquisition that might complicate or preclude the takeover.

     Although Ohio law and the Avalon Articles would not require stockholder approval to issue authorized shares, the American Stock Exchange, on which the Avalon Class A Common Stock is expected to be listed, requires stockholder approval of certain issuances as a condition of listing the additional shares or, in some instances, of continued listing of the outstanding shares.

     In addition, certain other provisions of the Avalon Articles and Avalon Code, which are described below, may have the effect, alone or in combination with each other or with the existence of authorized but unissued shares of capital stock, of rendering more difficult or discouraging an acquisition of Avalon deemed undesirable by the Avalon Board. See "Certain Anti-Takeover Provisions of the Articles of Incorporation, Code of Regulations and Ohio Law."

Certain Anti-Takeover Provisions of the Articles of Incorporation, Code of Regulations and Ohio Law

     The Avalon Articles and Avalon Code contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Avalon Board and in the policies formulated by the Avalon Board and to discourage an unsolicited takeover of Avalon if the Avalon Board, in the due exercise of its fiduciary obligations, determines that such a takeover is not in the best interests of Avalon and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire Avalon or remove incumbent management even if some or a majority of Avalon's stockholders deem such an attempt to be in their best interests.

     Specifically, certain provisions of the Avalon Articles and Avalon Code (i) deny stockholders the right to call a special stockholders meeting except on the written request of stockholders holding 50% or more of the outstanding voting stock; (ii) provide that the number of directors will be not fewer than five nor more than fifteen, the exact number of directors to be determined from time to time by resolution adopted by a majority of the directors then in office; (iii) provide that a director may be removed only for cause by the vote of the holders of 80% of the outstanding shares of the class of voting stock that elected such director; (iv) provide that only the Chairman of the Board or the President may call a special meeting of the Avalon Board, (v) permit vacancies on the Avalon Board that may occur between annual meetings to be filled only by the Avalon Board and not by the stockholders; (vi) prohibit the purchase by Avalon of its own shares from a 10% stockholder (other than the Avalon stockholders immediately after the Spin-off) in most circumstances for a period of three years after such stockholder acquires the shares unless approved by the vote of holders of 80% of the outstanding shares of Avalon entitled to vote:
(vii) prohibit certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications or recapitalizations involving certain holders of stock representing 10% or more of the voting power of the then outstanding shares of Avalon's voting stock, unless such transactions are either approved by the directors in office prior to the 10% stockholder becoming such or such 10% stockholder having been such for at least three years and certain minimum price and form of consideration requirements being met; and (viii) prohibit amendment of the foregoing unless the holders of at least 80% of the voting power represented by Avalon's voting stock vote to approve the amendment.

     The minimum price and form of consideration requirements referred to above with regard to business combinations involving Avalon are designed to protect all stockholders of Avalon in certain transactions involving two or more steps by assuring that at least the same price and form of consideration as was paid in the initial step of such transaction is paid to those stockholders who sell their shares to an acquiring party in a second or later step in such transaction. These provisions do not assure that stockholders will receive a premium price for their shares in the event of a takeover. Accordingly, the Avalon Board is of the view that such provisions would not preclude it from opposing a future takeover proposal which it believes not to be in the best interests of Avalon and its stockholders whether or not such proposal purports to satisfy such minimum price and form of consideration requirements. See "Certain Effects of Authorized but Unissued Stock".

     The requirements of a super-majority vote to approve certain corporate transactions and certain amendments to the Avalon Articles and Avalon Code could enable a minority of Avalon's stockholders to exercise veto power over such transactions and amendments. So long as the Class B Holders (whose shares have 10 votes each) or any other stockholder group own at least 20% of the combined voting power of outstanding voting stock, they, if they were to act as a group, will be able to exercise such veto power.

     In addition, as an Ohio corporation, Avalon is subject to certain provisions of Ohio law that may discourage or render more difficult an unsolicited takeover of Avalon. Among these are provisions that (i) require approval by a majority of disinterested stockholders, given at a special stockholders meeting, prior to the consummation of any transfer of shares which would result in the transferee obtaining control of more than one-fifth of the voting power of an Ohio corporation, or result in a transferee then holding at least one-fifth of such voting power increasing such voting power to one-third or more, or result in a transferee then holding at least one-third of such voting power increasing such voting power to one-half or more; (ii) prohibit certain mergers, sales of assets, issuances or purchases of securities, liquidations or dissolutions, or reclassifications of the then outstanding shares of an Ohio corporation involving certain holders of stock representing 10% or more of the voting power thereof , unless such transactions are either approved by the directors in office prior to the 10% stockholder becoming such or such 10% stockholder has been such for at least three years and certain minimum price and form of consideration requirements are met; and (iii) provide Ohio corporations a cause of action to recover profits realized under certain circumstances by persons engaged in "greenmailing" or the sale of securities of a corporation within 18 months of proposing to acquire such corporation.

Transfer Agent and Registrar

     The transfer agent and registrar for the Avalon Common Stock will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Listing and Trading of Shares of Avalon Class A Common Stock

     Application has been made for listing of the Shares on the American Stock Exchange under the symbol "AWX."

     There is not currently a public market for the Shares. Prices at which Shares may trade prior to the Spin-off on a "when-issued" basis (if at all) or after the Spin-off cannot be predicted. The prices at which the Avalon Class A Common Stock will trade will be determined by the marketplace and may be influenced by many factors including, among others, the depth and liquidity of the market for Shares, investor perception of Avalon, its prospects and the industries in which it participates, Avalon's dividend policy and general economic and market conditions. See "Risk Factors--Risk Factors Regarding the Spin-off--Listing and Trading of Avalon Common Stock; No Prior Public Market."

     The Shares distributed to AWS stockholders will be freely transferable, except for Shares received by persons who may be deemed to be "affiliates" of Avalon under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Avalon after the Spin-off generally include individuals or entities that control, are controlled by, or are under common control with, Avalon and may include directors and certain officers of Avalon, as well as principal stockholders of Avalon. Persons who are affiliates of Avalon will be permitted to sell Shares owned by them only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder. It is not expected that Rule 144 will be available for the sale of Shares by affiliates until August 13, 1998 (ninety days after the effectiveness of the Registration Statement). See "Available Information," "Security Ownership of Avalon--Security Ownership of Certain Beneficial Owners" and "Security Ownership of Avalon--Security Ownership of Directors and Executive Officers."

Dividend Policy

     The dividend policy of Avalon will be determined by the Avalon Board. The future payment of dividends will depend on business decisions that will be made by the Avalon Board from time to time based on the results of operations and financial condition of Avalon and such other business considerations as the Avalon Board considers relevant. The Avalon Board currently anticipates that any Avalon earnings will be retained for use in its business and does not intend to pay cash dividends on the Avalon Common Stock in the foreseeable future.

                   LIABILITY AND INDEMNIFICATION OF DIRECTORS
                             AND OFFICERS OF AVALON

     The Ohio General Corporation Law empowers a corporation to indemnify a director, officer, employee or agent of the corporation or someone who was serving at the corporation's request in a similar capacity in another entity. Non-derivative suits and derivative suits are dealt with separately by the statute.

     Ohio Revised Code Section 1701.13(E)(1) applies to non-derivative suits and provides that an Ohio corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity for another corporation, domestic or foreign , nonprofit or for-profit, or for a partnership, joint venture, trust or other enterprise.

     Ohio Revised Code Section 1701.13(E)(2) applies to indemnification for derivative liability and permits a corporation to indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed derivative action or derivative suit, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity for another corporation, domestic or foreign, nonprofit or for-profit, or for a partnership, joint venture, trust or other enterprise. A corporation may only indemnify against expenses, including attorney's fees, actually and reasonably incurred by an indemnified party in connection with the defense or settlement of such an action or suit if such party acted in good faith and in a manner such indemnified party reasonably believed to be in or not opposed to the best interests of such corporation.

     Article Seventh of the Avalon Articles provides for indemnification of Avalon's officers, directors and employees to the fullest extent permitted or required by law.

     In the Merger Agreement, USA Waste has agreed (i) that the indemnification provisions of AWS's articles of incorporation will not be changed for a period of six years, (ii) that after the Closing Date it will indemnify each present and former director, officer, employee and agent of AWS or any of its subsidiaries to the fullest extent permitted under applicable law; and (iii) to keep in place any policies of directors' and officers' liability insurance covering any of the persons described in clause (ii) for up to a year after the Closing Date. See "The Transactions--The Merger and the Merger Agreement-- Indemnification."

                             STOCKHOLDER PROPOSALS

          If the Transactions are consummated, there will be no annual meeting of the stockholders of AWS in 1998 (the "1998 AWS Annual Meeting"). If the Transactions are not consummated, the 1998 AWS Annual Meeting will occur on a date in 1998 that has not yet been determined.

With respect to the 1998 AWS Annual Meeting, stockholder proposals will be timely for purposes of Rule 14a-8 under the Exchange Act, if they are received a reasonable time before AWS begins to solicit proxies with respect to the 1998 AWS Annual Meeting. AWS intends to treat any stockholder proposal that is submitted on or before June 30, 1998 as timely (and any stockholder proposal submitted thereafter as untimely) for purposes of Rule 14a-8 and the 1998 AWS Annual Meeting. Stockholder proposals are required to satisfy a number of requirements, in addition to timeliness, in order to be includable in a company's proxy statement under Rule 14a-8 under the Exchange Act.

          The AWS Code of Regulations provides that only matters which could properly be considered at a special meeting may be considered at an annual meeting. The AWS Code of Regulations does not contain provisions addressing nominating procedures or procedures for bringing other business before a stockholders' meeting by a stockholder. In the absence of such provisions, nominating procedures and procedures for bringing other business before a stockholders' meeting are governed by Regulation 14A under the Exchange Act and applicable Ohio law.

                         REPRESENTATIVES OF ACCOUNTANTS

          AWS does not expect representatives of KPMG Peat Marwick to be present at the Special Meeting or to otherwise be available to respond to questions presented at the Special Meeting.

                             AVAILABLE INFORMATION

          AWS is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy solicitation materials and other information with the SEC. Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found at http://www.sec.gov. The AWS Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

          Avalon has filed with the SEC the Registration Statement. For the purposes hereof, the term "Registration Statement" includes that original Registration Statement, any and all amendments thereto and the schedules and exhibits to such original Registration Statement or any such amendment. This Proxy Statement omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to Avalon and the shares of Avalon Common Stock. Each statement contained in this Proxy Statement as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a more complete description of the matter involved. The Registration Statement may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed rates or viewed on the SEC's Web site.

          As a result of the Spin-off, Avalon will be subject to the informational requirements of the Exchange Act. Avalon will fulfill its obligations with respect to the requirements of the Exchange Act by filing periodic reports and other information with the SEC and by distributing such information, to the extent required by the Exchange Act, to its stockholders.

     As required by Item 14(b) of Schedule 14A under the Exchange Act, this Proxy Statement is accompanied by a copy of the AWS Annual Report on Form 10-K for year ended December 31, 1997 (the "AWS 1997 10-K").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by AWS (File No. 1-10599) with the SEC pursuant to the Exchange Act are incorporated by reference: The AWS 1997 10-K; and the Company's Current Report on Form 8-K filed on February 13, 1998.

          All documents and reports filed by AWS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date this Proxy Statement is mailed and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

          The Company will provide to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference (other than the AWS 1997 10-K), other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to American Waste Services, Inc., One American Way, Warren, Ohio 44484-5555, Attention: Corporate Secretary, telephone number (330) 856-8800.

                      By order of the Board of Directors
                      of American Waste Services, Inc.
                      Jeffrey M. Grinstein, Secretary

               INDEX TO HISTORICAL COMBINED FINANCIAL STATEMENTS
                        AND OTHER FINANCIAL INFORMATION





                                                                                       Page No.
                                                                                       --------
Historical Combined Financial Statements of the
    Avalon Business of American Waste Services, Inc.:
    .    Combined Balance Sheets...................................................       F-2
    .    Combined Statements of Operations.........................................       F-3
    .    Combined Statements of Cash Flows.........................................       F-4
    .    Statements of Combined Equity.............................................       F-5
    .    Notes to Combined Financial Statements....................................       F-6
    .    Independent Auditors' Report..............................................      F-15

Historical Financial Statements of Avalon Holdings Corporation:
    .    Balance Sheet.............................................................      F-16
    .    Notes to Balance Sheet....................................................      F-17
    .    Independent Auditors' Report..............................................      F-18

Unaudited Pro Forma Combined Financial Information:
    .    Unaudited Pro Forma Combined Balance Sheet and Notes thereto..............      F-20
    .    Unaudited Pro Forma Combined Statement of Operations and Notes thereto....      F-22


Avalon Business of American Waste Services, Inc.
--------------------------------------------------------------------------------

                            Combined Balance Sheets


       (in thousands)

                                                              December 31,
                                                           -----------------
                                                            1997      1996
                                                           -------   -------
Assets
Current Assets:
     Cash and cash equivalents...........................  $ 1,763   $ 1,975
     Accounts receivable, less allowance for
       doubtful accounts of $544 in 1997 and
       $453 in 1996......................................   11,321    11,182
     Accounts receivable--AWS and subsidiaries, net......    7,713     8,159
     Refundable income taxes.............................      105        --
     Current deferred tax benefit (Note 6)...............      199       169
     Prepaid expenses....................................      408     1,120
     Other current assets................................      569       485
                                                           -------   -------
           Total current assets..........................   22,078    23,090

Property and equipment, net (Notes 3, 4 and 5)...........   19,184    18,680
Costs in excess of fair market value of net
 assets of acquired businesses, net (Notes 2 and 3)......    3,022     3,194
Other assets, net (Notes 2 and 3)........................      233       135
                                                           -------   -------
           Total assets..................................  $44,517   $45,099
                                                           =======   =======

Liabilities and Combined Equity
Current Liabilities:
     Current portion of long-term debt (Note 5)..........  $   230   $   305
     Accounts payable....................................    4,785     4,295
     Accrued payroll and other compensation..............      906       979
     Accrued income taxes................................      176       270
     Other accrued taxes.................................      872       747
     Other liabilities and accrued expenses..............    1,372     1,184
                                                           -------   -------
           Total current liabilities.....................    8,341     7,780
Long-term debt (Note 5)..................................    1,006     1,236
Deferred income taxes (Note 6)...........................    1,367     1,429
Other noncurrent liabilities (Note 8)....................      856       941
Contingencies and Commitments (Notes 8 and 9)............       --        --
Total combined equity....................................   32,947    33,713
                                                           -------   -------
           Total liabilities and combined equity.........  $44,517   $45,099
                                                           =======   =======


     See accompanying notes to combined financial statements.

Avalon Business of American Waste Services, Inc.
--------------------------------------------------------------------------------

                       Combined Statements of Operations


(in thousands)
                                                                        Year Ended December 31,
                                                                     ----------------------------
                                                                       1997      1996       1995
                                                                     -------   -------   --------
Net operating revenues.............................................  $60,687   $61,361   $ 65,706
Cost and expenses:
 Cost of operations................................................   54,484    53,054     61,080
 Write-down of costs in excess of fair market value of net assets
  of acquired businesses and other intangibles (Note 3)............       --        --     13,020
 Selling, general and administrative expense.......................    7,144     6,198      7,001
                                                                     -------   -------   --------
Income (loss) from operations......................................     (941)    2,109    (15,395)

Other income (expense):
 Interest expense (Note 5).........................................     (118)     (141)      (166)
 Interest income...................................................       84       111        118
 Other income (expense), net (Note 3)..............................      171       177       (220)
                                                                     -------   -------   --------
Income (loss) before income taxes..................................     (804)    2,256    (15,663)

Allocated Provision (benefit) for income taxes (Note 6):
  Current..........................................................      (46)    1,300        136
  Deferred.........................................................      (92)     (381)    (1,139)
                                                                     -------   -------   --------
                                                                        (138)      919     (1,003)
                                                                     -------   -------   --------
Net income (loss)..................................................    $(666)   $1,337   $(14,660)
                                                                     =======   =======   ========

  See accompanying notes to combined financial statements.

Avalon Business of American Waste Services, Inc.
--------------------------------------------------------------------------------

                       Combined Statements of Cash Flows


(in thousands)
                                                      Year Ended December 31,
                                                   ----------------------------
                                                     1997      1996       1995
                                                   ----------------------------
Operating activities:
 Net income (loss)................................ $  (666)  $ 1,337   $(14,660)
 Reconciliation of net income to cash provided
  by operating activities:
  Depreciation and amortization...................   2,327     2,404      3,766
  Write-down of costs in excess of fair market
   value of net assets of acquired businesses
   and other intangibles..........................      --        --     13,020
  Write-down of assets............................      --        --        292
  Provision for deferred taxes....................     (92)     (381)    (1,139)
  Provision for losses on accounts receivable.....     808      (102)       652
  (Gain) loss from disposal of property
   and equipment..................................     (89)      (71)        10
  Change in assets and liabilities:
   (Increase) decrease in accounts receivable.....    (947)     (428)     3,011
   (Increase) decrease in accounts receivable--
    AWS & subsidiaries............................     446    (2,356)       487
   Increase in refundable taxes...................    (105)       --         --
   (Increase) decrease in prepaid expenses........     712      (236)      (273)
   Decrease in other current assets...............     (84)      (49)       (77)
   (Increase) decrease in other assets............    (112)       (5)        55
   Increase (decrease) in accounts payable........     490     1,147       (483)
   Increase (decrease) in accrued payroll and
    other compensation............................     (73)      199       (473)
   Increase (decrease) in accrued income taxes....     (94)       49         67
   Increase in other accrued taxes................     125       102        242
   Increase (decrease) in other liabilities and
    accrued expenses..............................     188    (1,249)       621
   Increase (decrease) in other noncurrent
    liabilities...................................     (85)       --        941
                                                    ------   -------    -------
     Net cash provided by operating activities....   2,749       361      6,059
                                                    ------   -------   --------

Investing activities:
 Capital expenditures.............................  (2,881)   (1,698)    (2,183)
 Proceeds from disposal of property and
  equipment.......................................     325     1,015         86
                                                    ------   -------   --------
    Net cash used in investing activities.........  (2,556)     (683)    (2,097)
                                                    ------   -------   --------

Financing activities:
 Capital contribution from AWS....................      --       100         --
 Proceeds from issuance of long-term debt.........      --        --      1,366
 Repayments of long-term debt.....................    (305)     (450)    (1,346)
 Dividends paid to AWS............................    (100)       --     (3,829)
                                                    ------   -------   --------
    Net cash used in financing activities.........    (405)     (350)    (3,809)
                                                    ------   -------   --------

Increase (decrease) in cash and cash equivalents..    (212)     (672)       153
Cash and cash equivalents at beginning of year....   1,975     2,647      2,494
                                                    ------   -------   --------
Cash and cash equivalents at end of year..........  $1,763   $ 1,975   $  2,647
                                                    ======   =======   ========

For supplemental disclosures of cash flow information and non-cash investing and financing activities, see Notes 2, 3, 5, 6 and 7.


See accompanying notes to combined financial statements.

Avalon Business of American Waste Services, Inc.
--------------------------------------------------------------------------------

                         Statements of Combined Equity


 (in thousands)

                                                                  Combined
                                                                   Equity
                                                                  ---------
Balance at January 1, 1995......................................  $ 50,765
  Net loss......................................................   (14,660)
  Dividends paid to American Waste Services, Inc................    (3,829)
                                                                  --------

Balance at December 31, 1995....................................    32,276
  Net income....................................................     1,337
  Capital contributions from American Waste Services, Inc. for
     Eagle Fidelity Insurance Company...........................       100
                                                                  --------

Balance at December 31, 1996....................................    33,713
  Net loss......................................................      (666)
  Dividends paid to American Waste Services, Inc................      (100)
                                                                  --------

Balance at December 31, 1997....................................  $ 32,947
                                                                  ========


  See accompanying notes to combined financial statements.

Avalon Business of American Waste Services, Inc.
--------------------------------------------------------------------------------

                     Notes to Combined Financial Statements

Note 1.  Description of the Business

The accompanying combined financial statements include certain subsidiaries of American Waste Services, Inc. ("AWS") which will be contributed to Avalon Holdings Corporation ("Avalon" or "Company"). AWS will contribute to Avalon its transportation subsidiaries, technical environmental services subsidiaries, waste disposal brokerage and management subsidiary, and golf course and related subsidiaries, (collectively the "Avalon Business").

In addition to such subsidiaries, on the date of the Spin-off, AWS will make a capital contribution of certain other assets, principally the headquarters of AWS and certain intercompany accounts receivable. In connection with the contribution, Avalon will assume certain liabilities of AWS, including without limitation, any liabilities relating to the termination of employment of certain employees of AWS and any costs and potential liabilities relating to the legal proceeding captioned Werbowsky vs. American Waste Services, Inc., et al. (see
                     ---------------------------------------------------
Note 8). These amounts have not been included in the combined financial statements of the Avalon Business and are subject to change based upon (i) the actual balances at the date of the Spin-off and (ii) adjustments pursuant to the terms of the Merger Agreement. The amounts of such assets and liabilities at December 31, 1997 were as follows (in thousands):

Assets contributed:
 Cash.....................................  $ 4,470
 Accounts receivable......................       76
 Accounts receivable -- AWS subsidiaries..   16,012
 Current deferred tax benefit.............        8
 Prepaid expenses.........................    1,102
 Properties, net..........................    5,302
 Notes receivable -- AWS subsidiaries.....    1,536
 Other assets.............................       20
                                            -------
  Total assets contributed................  $28,526
                                            =======
Liabilities assumed:
 Accounts payable.........................  $ 1,183
 Accounts payable -- Avalon subsidiaries..    5,479
 Other current liabilities................    1,367
 Deferred federal taxes...................      295
                                            -------
  Total liabilities assumed...............    8,324
                                            -------
  Net assets contributed..................  $20,202
                                            =======

All of the outstanding shares of common stock of Avalon will then be distributed to the stockholders of AWS (the "Spin-off"). Avalon will then be an independent entity (see Note 11).

The Avalon Business will be reflected in Avalon's financial statements at AWS's historical cost.

The financial information included does not reflect the financial position and results of operations of Avalon in the future or what these amounts would have been if it had been a separate, stand-alone entity during the periods presented.

Note 2.  Summary of Significant Accounting Policies

The significant accounting policies of Avalon and its subsidiaries which are summarized below are consistent with generally accepted accounting principles and reflect practices appropriate to the businesses in which they operate. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of combination

The combined financial statements include the accounts of the Avalon Business including all wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include money market instruments and other highly liquid investments that are stated at cost which approximates market value.
Such investments, which mature in three months or less from date of purchase, are considered to be cash equivalents for purposes of the combined statements of cash flows. The balance of such short-term investments was $660,000 and $511,000 at December 31, 1997 and 1996, respectively.

Financial instruments

The fair value of financial instruments consisting of cash, cash equivalents, receivables, obligations under accounts payable and debt instruments, is based on interest rates that are expected to be available to Avalon. At December 31, 1997 and 1996, the fair value of these financial instruments approximated carrying value.

Property and equipment

All property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset which varies from 10 to 20 years for land improvements; 5 to 50 years in the case of buildings and improvements; and from 3 to 10 years for machinery and equipment, transportation equipment and vehicles, and office furniture and equipment.

Major additions and improvements are charged to the property and equipment accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective asset are expensed currently. The cost of assets retired or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts in the year of disposal. Gains or losses resulting from disposals of property and equipment are credited or charged to operations currently. Interest costs are capitalized on significant projects of development or expansion and other construction (see Note 5).

Costs in excess of fair market value of net assets of acquired businesses

The costs in excess of fair market value of net assets of acquired businesses is amortized on a straight-line basis over 25 years. Amortization of these costs was $172,000 in 1997, $172,000 in 1996 and $798,000 in 1995. Accumulated
amortization at December 31, 1997 and 1996 was $4,625,000 and $4,453,000,
respectively. During the fourth quarter of 1995 in accordance with Avalon's asset impairment accounting policy, a portion of the costs in excess of fair market value of net assets of acquired businesses was written off (see Note 3).

Other intangible assets

Included in the balance of "Other assets, net" are other intangible assets of $132,000 and $54,000 at December 31, 1997 and 1996, respectively. In the fourth quarter of 1995 the intrastate operating authorities relating to the transportation operations were written off (see Note 3). Amortization of other intangible assets in 1997, 1996 and 1995 was $14,000, $9,000 and $46,000,
respectively.

Allocated income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Avalon Business operations were included in the consolidated Federal and state income tax returns of AWS. The income tax provisions and tax liabilities have been allocated to the Avalon Business as if it had been a stand-alone company filing separate tax returns.


Revenue recognition

The Avalon Business recognizes revenue for transportation services on the date of delivery. Revenue for waste disposal brokerage and management services and technical environmental services, excluding laboratory services, is recognized as services are performed, while revenue for laboratory services is recognized when the service is completed. On contracts where the percentage-of-completion method is used, revenue is recognized for a portion of the total contract revenue, in the proportion that costs incurred bear to management's estimate of total contract costs to be incurred, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Earnings and costs on contracts are subject to revision throughout the term of the contract, and any required revisions are made in the periods in which revisions become known. Provision is made for the full amount of anticipated losses in the period in which they are determinable.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues recognized on contracts for which billings will be presented in accordance with contract provisions. Such revenues are generally expected to be billed and collected within one year.

Asset impairments

In the fourth quarter of 1995, the Avalon Business adopted Financial Accounting Standards Board Statement No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which was not significantly different from the Avalon Business's previous asset impairment accounting policy. The Avalon Business periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, Avalon would estimate the undiscounted sum of the expected future cash flows of such assets to determine if such sum is less than the carrying value of such assets to ascertain if a permanent impairment exists. If a permanent impairment exists, the Avalon Business would determine the fair value by using quoted market prices, if available, for such assets, or if quoted market prices are not available, the Avalon Business would discount the expected future cash flows of such assets.

Selling, general and administrative expense

Certain selling, general and administrative expenses have been allocated to the Avalon Business. The amounts allocated were $1,709,000 in 1997, $1,704,000 in 1996 and $1,705,000 in 1995. These costs represent costs of AWS allocated to the Avalon Business and are not representative of what these costs would have been if Avalon had been operating on an independent basis. Management estimates that such costs would increase by approximately $1,900,000 per year on a stand-alone basis.

Note 3.  Impairment of Long-lived Assets

In 1995, in accordance with the Avalon Business's asset impairment accounting policy, the Avalon Business performed an analysis for impairment of certain long-lived assets. As described in the following paragraphs, such evaluation indicated asset impairments at the Avalon Business's technical environmental services businesses, and transportation operations.

In 1990, AWS acquired the technical environmental services businesses and certain transportation operations. The amounts paid by AWS to purchase these operations were based upon historical financial results, market conditions and/or expectations at the time they were acquired. Significant changes have occurred in the environmental industry over the last number of years and the financial performance of these operations had significantly deteriorated since their acquisition as a result of, among other things, market conditions and increased competition. During 1995, in accordance with the Avalon Business's asset impairment accounting policy, the Avalon Business evaluated the costs in excess of fair market value of net assets of the technical environmental services companies and the transportation operations to determine if the carrying values of such assets were recoverable.

The costs in excess of fair market value of net assets of the technical environmental services companies were not identified with any long-lived assets or intangibles at the time of acquisition. Therefore, the Avalon Business evaluated the recoverability of such costs in accordance with the Avalon Business's asset impairment accounting policy and Accounting Principles Board Opinion No. 17 "Intangible Assets." To ascertain whether a permanent impairment existed, the Avalon Business estimated the undiscounted sum of the expected future after-tax operating income of the technical services companies excluding amortization of costs in excess of fair market value of net assets to determine if such sum was less than the carrying value of such costs in excess of fair market value of net assets, which had a remaining useful life of 20 years. The evaluation performed indicated the existence of an impairment and the Avalon Business determined the fair value and measured the extent of the impairment by discounting the expected future after-tax operating income excluding amortization of costs in excess of fair market value of net assets at AWS's incremental borrowing rate of 8.875%. As a result, in the fourth quarter of 1995 the Avalon Business recorded an adjustment of $10,106,000 to the carrying value of the costs in excess of fair market value of net assets. The adjustment is included in the Combined Statements of Operations for 1995 under the caption "Write-down of costs in excess of fair market value of net assets of acquired businesses and other intangibles."

The recoverability of the costs in excess of fair market value of net assets of the transportation operations was evaluated in accordance with the Avalon Business's asset impairment accounting policy and Financial Accounting Standards Board Statement No. 121, because these costs could be identified with long-lived assets and other intangible assets. To ascertain if a permanent impairment existed, the Avalon Business estimated the undiscounted sum of the expected future cash flows of the identified assets to determine if such sum was less than the carrying value of such identified assets. The evaluation performed indicated the existence of an impairment and the Avalon Business measured the extent of the impairment by determining the fair value of the long-lived assets based upon quoted market prices. As a result, in the fourth quarter of

1995, the Avalon Business recorded an adjustment to the carrying value of the costs in excess of fair market value of net assets and other intangible assets of $2,194,000 and $720,000, respectively. The adjustments are included in the Combined Statements of Operations for 1995 under the caption "Write-down of costs in excess of fair market value of net assets of acquired businesses and other intangibles." In addition, in 1995 Avalon wrote off $292,000 of property and equipment. Such amount is included in the Combined Statements of Operations for 1995 under the caption "Other income (expense), net".


Note 4.  Property and Equipment

Property and equipment at December 31, 1997 and 1996 consist of the following (in thousands)(see Note 3):

                                                                                1997       1996
                                                                              ---------  ---------
Land and land improvements..................................................  $  3,999   $  3,999
Buildings and improvements..................................................     9,014      9,028
Machinery and equipment.....................................................     4,629      3,538
Transportation equipment and vehicles.......................................    10,993     11,262
Office furniture and equipment..............................................     3,748      3,545
Construction in progress....................................................       154        137
                                                                              --------   --------
                                                                                32,537     31,509
Less accumulated depreciation
  and amortization..........................................................   (13,353)   (12,829)
                                                                              --------   --------
Property plant and equipment, net...........................................  $ 19,184   $ 18,680
                                                                              ========   ========

Note 5.  Debt

Long-term debt at December 31, 1997 and 1996 is as follows (in thousands):

                                                                                  1997       1996
                                                                              --------   --------
Equipment loans secured by certain
 transportation equipment, payable
 monthly through August 1998, with
 interest at 8.8%...........................................................  $    125   $    324
Variable rate loan collateralized by mortgage
 on golf course property, payable monthly
 through March 2008, with interest rate
 ceiling of 8% until March 1998 and
 9.5% thereafter............................................................     1,111      1,217
                                                                              --------   --------
Total long-term debt........................................................     1,236      1,541
Less current portion........................................................       230        305
                                                                              --------   --------
                                                                              $  1,006   $  1,236
                                                                              ========   ========

Aggregate annual maturities of the long-term debt total $230,000, $106,000, $106,000, $106,000 and $106,000, for the years 1998 through 2002, respectively.

During August 1995, a subsidiary of Avalon borrowed $1,350,000 from a bank to refinance a previous loan and to finance the construction of a banquet facility. Proceeds from the new loan were used to repay the remaining unpaid principal balance of the previous loan which was approximately $850,000. The new loan is repayable in equal monthly installments over an initial term of 12.75 years and provides for interest at a variable rate of 3/4% over the bank's prime rate with an interest rate ceiling of 8% per annum until March 22, 1998. Thereafter, the maximum interest rate will be 9.5% per annum. The golf course property together with the pro shop, restaurant facility and banquet facility serve as collateral securing repayment of this indebtedness.

Interest costs related to significant projects of development or expansion and other construction are capitalized. Interest costs capitalized totaled
$-0-, $-0- and $6,000 in 1997, 1996 and 1995, respectively. Total interest costs incurred by Avalon totaled $118,000, $141,000 and $172,000 in 1997, 1996 and 1995, respectively. Interest payments in 1997, 1996 and 1995 were $119,000, $143,000 and $169,000, respectively.


Note 6.  Income Taxes

The Avalon Business operations were included in the consolidated Federal and state income tax returns of AWS. The income tax provisions and tax liabilities have been allocated to the Avalon Business as if it had been a stand-alone company filing separate tax returns.

Income (loss) before income taxes for each of the three years ended December 31, 1997 was subject to taxation under United States jurisdictions only.

The provisions (benefits) for income taxes charged to operations consist of the following (in thousands):


              1997    1996      1995
             ------  -------  ---------
Current:
  Federal..  $(105)  $1,173    $    64
  State....     59      127         72
             -----   ------    -------
               (46)   1,300        136
             -----   ------    -------

Deferred:
  Federal..    (70)    (369)      (963)
  State....    (22)     (12)      (176)
             -----   ------    -------
               (92)    (381)    (1,139)
             -----   ------    -------
             $(138)  $  919    $(1,003)
             =====   ======    =======


The tax effects of temporary differences that give rise to significant portions of the deferred tax (assets) liabilities at December 31, 1997 and 1996 are as follows (in thousands):

                                            1997     1996
                                           -------  -------
Deferred tax assets:
Accounts receivable, principally due to
 allowance for doubtful accounts.........  $ (166)  $ (116)
Reserves not deductible until paid.......    (570)    (582)
Net operating loss carry-forwards........    (101)    (101)
Other....................................     (19)     (20)
                                           ------   ------
Gross deferred tax assets................    (856)    (819)
                                           ------   ------

Deferred tax liabilities:
Property and equipment...................  $1,915   $1,917
Other....................................     109      162
                                           ------   ------
Gross deferred tax liabilities...........   2,024    2,079
                                           ------   ------
Net deferred tax liability...............  $1,168   $1,260
                                           ======   ======

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income (loss) before income taxes as a result of the following differences (in thousands):

                                       1997    1996      1995
                                      ------  -------  ---------
Income (loss) before income taxes...  $(804)  $2,256   $(15,663)
Federal statutory tax rate..........     35%      35%        35%
                                      -----   ------   --------
                                       (281)     790     (5,482)
State income taxes, net of federal
 income tax benefits................     24       75        (67)
Nondeductible amortization
 and depreciation...................     60       60      4,584
Other, net..........................     59       (6)       (38)
                                      -----   ------   --------
                                      $(138)  $  919   $ (1,003)
                                      =====   ======   ========

The Company made income tax payments to state taxing authorities of $82,000, $99,000 and $57,000 in 1997, 1996 and 1995, respectively, and payments to AWS for federal income tax purposes in the amounts of $-0-, $1,126,000 and $-0- in 1997, 1996 and 1995, respectively.

Note 7.  Retirement Benefits

AWS sponsors a defined contribution profit sharing plan that is a qualified tax deferred benefit plan under Section 401(k) of the Internal Revenue Code (the "Plan"). The Avalon Business participates in such plan. Substantially all employees are eligible to participate in the Plan. The Plan provides for employer contributions equal to 4% of each participant's annual compensation. In addition, discretionary contributions may be made by the employer from time to time in an amount determined by AWS's Board of Directors. Mandatory contributions are fully vested immediately while discretionary contributions vest on a graduated basis and become 100% vested after six years of service. Plan participants may also contribute a portion of their annual compensation to the Plan, subject to maximums imposed by the Internal Revenue Code and related regulations. Costs charged to operations for the Avalon Business contributions were $363,000, $350,000 and $358,000 for the years 1997, 1996 and 1995, respectively. AWS may make all or a portion of its contributions in the form of its Class A Common Stock and 2,500,000 shares have been reserved for this purpose. The liability for Avalon Business contributions for 1996 and 1995 was satisfied by the contribution of AWS Class A Common Stock.

Note 8.  Legal Matters

On or about October 3, 1991, one shareholder owning 100 shares of AWS Class A Common Stock brought suit against AWS and others on behalf of himself and a purported class of other stockholders in the United States District Court for the Southern District of New York. The suit, which was transferred to the District Court for the Northern District of Ohio, alleges that AWS, the signatories to the registration statement filed with the Securities and Exchange Commission during October 1990, and AWS's underwriters violated federal securities laws in connection with AWS's public offering of six million shares of Class A Common Stock in October 1990. Among other things, the suit alleges misrepresentations and failures to disclose allegedly material information concerning the nature of AWS's market; the size of AWS's market; AWS's failure to disclose that its landfills were located within a 50-mile radius of each other in Ohio, thus making AWS especially vulnerable to local conditions and competition; AWS's failure to set forth the present and imminent competition; and AWS's growth. The plaintiff seeks damages in an unspecified amount alleged to have arisen in part from the decline in the price of AWS's stock following the public offering, and rescission.

On September 26, 1997 the Court granted the defendants' motion for Summary Judgment and dismissed plaintiff's case. On October 25, 1997, pursuant to the federal rules of appellate procedure, plaintiff filed a notice of appeal. Such appeal is currently pending and AWS intends to vigorously defend the Court's order. Avalon has assumed any liability relating to this proceeding and has agreed to indemnify AWS with respect thereto.

In September 1995, certain subsidiaries of Avalon were informed that they had been identified as potentially responsible parties by the Indiana Department of Environmental Management with respect to a Fulton County, Indiana, hazardous waste disposal facility which is subject to remedial action under Indiana environmental laws. Such identification is based upon the subsidiaries having been involved in the transportation of hazardous substances to the facility. These transportation activities occurred prior to the acquisition of such subsidiaries by AWS. During the third quarter of 1997 Avalon's subsidiaries became parties to an Agreed Order for Remedial Investigation/Capital Feasibility Study and the Four County Landfill Site Participation Agreement ("Participation Agreement"). A large number of waste generators and other waste transportation and disposal companies have also been identified as responsible or potentially responsible parties with respect to this facility. Because the relevant law provides for joint and several liability among the responsible parties, any one of them, including Avalon's subsidiaries, could be assessed the entire cost of the remediation, although this is unlikely. Currently, no remedy has been selected, and the extent of any liability of any of Avalon's subsidiaries is currently unknown.

When Avalon concludes that it is probable that a liability has been incurred with respect to a site, a provision is made in Avalon's financial statements for Avalon's best estimate of the liability based on management's judgment and experience, information available from regulatory agencies, and the number, financial resources and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of that site as well as the typical allocation of costs among such parties. If a range of possible outcomes is estimated and no amount within the range appears to be a better estimate than any other, then Avalon provides for the minimum amount within the range, in accordance with generally accepted accounting principles. As such, Avalon accrued a liability of approximately $941,000 in the fourth quarter of 1995 relating to this matter. Such amount is included in the Combined Statements of Operations for 1995 under the caption "Cost of Operations."

Avalon's estimates are revised, as deemed necessary, as additional information becomes known. Avalon anticipates obtaining additional information by reason of, among other things, having entered into the Participation Agreement. While the measurement of environmental liabilities is inherently difficult and the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter Avalon's expectations at any time, Avalon does not anticipate that the amount of any such revisions will have a material adverse effect on it.

In the ordinary course of conducting its business, Avalon also becomes involved in lawsuits, administrative proceedings and governmental investigations, including those relating to environmental matters. Some of these proceedings may result in fines, penalties or judgments being assessed against Avalon which, from time to time, may have an impact on its business and financial condition. Avalon does not believe that such pending proceedings, individually, or in the aggregate, would have a material adverse effect on it.

Note 9.  Lease Commitments

Avalon leases certain office facilities, vehicles, machinery and equipment. Future commitments under long-term, noncancellable operating leases at December 31, 1997 are as follows (in thousands):

Year ending December 31,
--------------------------
1998......................  $1,132
1999......................     970
2000......................     903
2001......................     822
2002......................     433
After 2002................     343
                            ------
                            $4,603
                            ======

Rental expense included in the combined statements of operations amounted to $1,724,000 in 1997, $1,265,000 in 1996, and $1,360,000 in 1995.

Note 10.  Business Segment Information

Avalon's primary business segment provides transportation services that include transportation of hazardous and nonhazardous waste as well as general and bulk commodities. The technical environmental services segment provides environmental consulting, engineering, site assessments, analytical laboratory, remediation services and operates and manages a captive landfill for an industrial customer. The waste disposal brokerage and management services segment provides disposal brokerage and management services for both hazardous and nonhazardous waste. Other businesses include the operation of a public golf course and related operations. Avalon does not have significant operations located outside the United States and, accordingly, geographical segment information is not presented.

The transportation services segment obtained approximately $5 million, $4.5 million and $4.8 million of its net operating revenue from AWS's landfill subsidiaries in 1997, 1996 and 1995, respectively. The other Avalon segments did not have significant transactions with the AWS landfill subsidiaries in 1997, 1996 and 1995.

Segment operating income reflects the results of operations of each business segment before income taxes, interest income and expense, and items of a general nature not readily allocable to a separate segment (see Note 3).

The technical environmental services segment, the waste brokerage and management services segment and a portion of the transportation services segment were included as part of the integrated waste management and environmental services segment in AWS's historical segment reporting. The remaining portion of the transportation services segment was included in the transportation of general and bulk commodities segment in AWS's historical segment reporting.

The net operating revenues of the transportation services segment included in the transportation of general and bulk commodities segment of AWS's historical segment reporting amounted to $13.2 million, $12.2 million and $12.6 million in 1997, 1996 and 1995, respectively. Operating income for 1997 and 1996 was $.7 million and $6. million, respectively, and in 1995 an operating loss of $1.3 million was incurred.

Identifiable assets are the total assets used in the operation of each business segment. Business segment information is as follows (in thousands):

                                         1997      1996      1995
                                       --------  --------  ---------
Net operating revenues:
 Transportation services.............  $36,273   $32,799   $ 35,918
 Technical environmental
  services...........................   17,025    22,343     24,870
 Waste brokerage and
  management services................    7,040     8,106      9,586
 Other businesses....................    3,518     3,461      3,219
                                       -------   -------   --------
  Segment operating revenues.........   63,856    66,709     73,593
 Intersegment eliminations...........   (3,169)   (5,348)    (7,887)
                                       -------   -------   --------
                                       $60,687   $61,361   $ 65,706
                                       =======   =======   ========
Operating income (loss):
 Transportation services.............  $ 2,060   $ 1,803   $ (3,919)
 Technical environmental
  services...........................   (2,609)      661    (11,197)
 Waste brokerage and
  management services................      900     1,209      1,093
 Other businesses....................      582       317        113
                                       -------   -------   --------
 Segment operating income
  (loss).............................      933     3,990    (13,910)
 Interest expense....................     (118)     (141)      (166)
 Interest income.....................       84       111        118
 Other income, net...................        6        --         --
 General corporate expenses..........   (1,709)   (1,704)    (1,705)
                                       -------   -------   --------
 Income (loss) before taxes..........  $  (804)  $ 2,256   $(15,663)
                                       =======   =======   ========
Depreciation and amortization:
 Transportation services.............  $ 1,245   $ 1,325   $  1,890
 Technical environmental
  services...........................      830       832      1,642
 Waste brokerage and
  management services................       --        --          7
 Other businesses....................      252       247        227
                                       -------   -------   --------
                                       $ 2,327   $ 2,404   $  3,766
                                       =======   =======   ========
Capital expenditures:
 Transportation services.............  $ 1,352   $ 1,225   $    800
 Technical environmental
  services...........................    1,453       383        333
 Waste brokerage and
  management services................       --        --          1
 Other businesses....................       76        90      1,049
                                       -------   -------   --------
                                       $ 2,881   $ 1,698   $  2,183
                                       =======   =======   ========
Identifiable assets at December 31:
 Transportation services.............  $21,326   $20,657   $ 19,805
 Technical environmental
  services...........................   14,548    15,807     15,488
 Waste brokerage and
  management services................    1,719     1,436      1,282
 Other businesses....................    5,161     5,223      5,003
 Corporate...........................    1,763     1,976      2,647
                                       -------   -------   --------
                                       $44,517   $45,099   $ 44,225
                                       =======   =======   ========

Note 11.  Subsequent Events

On the date of the Spin-off, AWS will distribute all of the outstanding shares of capital stock of Avalon to the holders of AWS Common Stock on a pro rata and corresponding basis which will be recorded as a distribution of retained earnings and capital surplus by AWS. Holders of AWS Class A Common Stock will receive one share of Avalon Class A Common Stock, $.01 par value for every eight shares of AWS Class A Common Stock held, and holders of AWS Class B Common Stock will receive one share of Avalon Holdings Class B Common Stock, $.01 par value for every eight shares of AWS Class B Common Stock held.

The number and identity of stockholders of Avalon immediately after the distribution will be the same as the number and identity of stockholders of AWS.

AWS and Avalon have agreed to enter into a mutually acceptable agreement under which Avalon will provide to AWS, if requested, certain services and facilities, including administrative and bookkeeping services to allow for a smooth transition subsequent to the Spin-off.

AWS and Avalon have agreed that after the Spin-off, service agreements with third-party customers which, by reason of the Spin-off would require services to be provided by both AWS and Avalon will continue to be performed by both AWS and Avalon, as appropriate, and in a manner consistent with historical practices.

AWS and Avalon have agreed to enter into a Tax Allocation Agreement which provides for the allocation between AWS and Avalon of all responsibilities, liabilities and benefits relating to or affecting taxes paid or payable by either AWS or Avalon, as the case may be, for all taxable periods, whether beginning before, on or after the Spin-off and to provide for certain other matters. The Tax Allocation Agreement also provides mechanisms for cooperation in preparing and filing returns, payment of tax liabilities, and tax refunds and carryback items and further provides for certain indemnification between AWS and Avalon for tax and related liabilities which might result due to the Spin-off.

Note 12.  Allowance for Doubtful Accounts (in thousands).

                Balance at  Charges to
  Year Ended    Beginning    Costs and               Balance at
 December 31,    of Year     Expenses    Deductions  End of Year
--------------  ----------  -----------  ----------  -----------
   1997               $453       $ 808         $717         $544
   1996                704        (102)         149          453
   1995                901         652          849          704

Note 13.  Quarterly Financial Data (Unaudited)

Selected quarterly financial data for each quarter in 1997 and 1996 is as follows (in thousands):

                                            Year ended December 31, 1997
                                 ---------------------------------------------
                                  First    Second    Third   Fourth
                                 Quarter   Quarter  Quarter  Quarter   Total
                                 --------------------------------------------
Net operating revenues.........  $13,162   $13,682  $16,747  $17,096  $60,687
Income (loss) from operations..   (1,427)       69      216      201     (941)
Net income (loss)..............  $  (946)  $    21  $   140  $   119  $  (666)
                                 --------------------------------------------

                                         Year ended December 31, 1996
                                 --------------------------------------------
                                  First    Second    Third   Fourth
                                 Quarter   Quarter  Quarter  Quarter   Total
                                 --------------------------------------------
Net operating revenues.........  $12,842   $14,286  $17,683  $16,550  $61,361
Income (loss) from operations..     (130)      726    1,100      413    2,109
Net income (loss)..............  $   (77)  $   519  $   723  $   172  $ 1,337
                                 --------------------------------------------

Independent Auditors' Report


The Shareholders and Board of Directors of American Waste Services, Inc.

We have audited the accompanying combined balance sheets of the Avalon Business of American Waste Services, Inc. (Avalon) as of December 31, 1997 and 1996 and the related combined statements of operations, combined equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the management of American Waste Services, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Avalon as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP



Cleveland, Ohio
March 6, 1998

Avalon Holdings Corporation
--------------------------------------------------------------------------------


                                 Balance Sheet

                                                            May 1, 1998
                                                            -----------
Assets:
Cash......................................................       $1,000
                                                                 ======
Shareholders' Investment:
Class A Common Stock  authorized 10,500,000 shares, $.01
  par value, one vote per share; issued and outstanding
  1,000 shares............................................       $   10
Class B Common Stock  authorized 1,000,000 shares,
  $.01 par value, ten votes per share; no shares issued
  or outstanding..........................................           --
Paid-in capital...........................................          990
                                                                 ------
                                                                 $1,000
                                                                 ======


     The accompanying notes are an integral part of this balance sheet.

Avalon Holdings Corporation
--------------------------------------------------------------------------------

                             Notes to Balance Sheet

Note 1.  Organization of the Company

Avalon Holdings Corporation ("Avalon") was formed on April 30, 1998 to acquire the Avalon business of American Waste Services, Inc. ("AWS").

Note 2.  Spin-off

AWS will contribute to Avalon its transportation operations, technical environmental services operations, waste disposal brokerage and management operations, and golf course and related operations (collectively the "Avalon Business") together with certain other assets , principally the headquarters of AWS and certain intercompany accounts receivable. In connection with the contribution, Avalon will assume certain liabilities of AWS, including without limitation, any liabilities relating to the termination of employment of certain employees of AWS and any costs and potential liabilities relating to the legal proceeding captioned Werbowsky vs. American Waste Services, Inc., et al.
                     ----------------------------------------------------

On the date of the Spin-off, AWS will distribute all of the outstanding shares of capital stock of Avalon to the holders of AWS Common Stock on a pro rata and corresponding basis which will be recorded as a distribution of retained earnings and capital surplus by AWS.

Holders of AWS Class A Common Stock will receive one share of Avalon Class A Common Stock, $.01 par value for every eight shares of AWS Class A Common Stock held, and holders of AWS Class B Common Stock will receive one share of Avalon Holdings Class B Common Stock, $.01 par value for every eight shares of AWS Class B Common Stock held.

The number and identity of stockholders of Avalon immediately after the distribution will be the same as the number and identity of stockholders of AWS.

Note 3.  Tax Sharing Agreement

AWS and Avalon have agreed to enter into a Tax Allocation Agreement which provides for the allocation between AWS and Avalon of all responsibilities, liabilities and benefits relating to or affecting taxes paid or payable by either AWS or Avalon, as the case may be, for all taxable periods, whether beginning before, on or after the Spin-off and to provide for certain other matters. The Tax Allocation Agreement also provides mechanisms for cooperation in preparing and filing returns, payment of tax liabilities, and tax refunds and carryback items and further provides for certain indemnification between AWS and Avalon for tax and related liabilities which might result due to the Spin-off.

Note 4.  Transitional Services Agreement

AWS and Avalon have agreed to enter into a mutually acceptable agreement under which Avalon will provide to AWS, if requested, certain services and facilities, including administrative and bookkeeping services, to allow for a smooth transaction subsequent to the Spin-off.

Note 5.  Other Arrangements

AWS and Avalon have agreed that after the Spin-off, service agreements with third-party customers which by reason of the Spin-off would require services to be provided by both AWS and Avalon will continue to be performed by both AWS and Avalon, as appropriate and in a manner consistent with historical practices.

Independent Auditors' Report

The Shareholders and Board of Directors
of American Waste Services, Inc.:

We have audited the accompanying balance sheet of the Avalon Holdings Corporation (Corporation) as of May 1, 1998. This financial statement is the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Avalon Holdings Corporation as of May 1, 1998, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP



Cleveland, Ohio
May 4, 1998

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Balance Sheet of the Avalon Business as of December 31, 1997 and the unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 have been prepared as if the transactions had occurred on January 1, 1997 and to reflect: (i) the contribution by AWS to Avalon of the Avalon Business and other certain assets and the assumption by Avalon of certain liabilities of AWS; (ii) the distribution to the holders of the outstanding shares of AWS Common Stock of all outstanding shares of capital stock of Avalon on a pro rata and corresponding basis; (iii) the merger and transactions contemplated by the Agreement and Plan of Merger dated as of February 6, 1998 entered into by and among American Waste Services, Inc., C&S Ohio Corp. and USA Waste Services, Inc.; and (iv) certain other adjustments as reflected in the footnotes. The accounting for the foregoing represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical cost basis.

     The unaudited Pro Forma Combined Balance Sheet has been prepared as if the transactions occurred on December 31, 1997; the unaudited Pro Forma Combined Statement of Operations has been prepared as if the transactions occurred on January 1, 1997. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of December 31, 1997, or January 1, 1997, or results which may be obtained in the future.

     The pro forma adjustments, as described in the notes to the Pro Forma Combined Balance Sheet and notes to the Pro Forma Combined Statement of Operations, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Combined Financial Information should be read in conjunction with the Avalon Business financial statements, including the related notes thereto.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                     December 31, 1997 (in thousands)
                                                   -------------------------------------
                                                   Historical   Adjustments    Pro Forma
                                                   ----------  --------------  ---------
Assets
Current Assets:
  Cash and cash equivalents......................     $ 1,763  $    305  (a)    $23,781
                                                                 17,548  (b)
                                                                  4,165  (c)
  Receivables, net...............................      11,321        76  (a)     11,191
                                                                   (206) (d)         --
  Receivables -- AWS.............................       5,479    (5,479) (d)         --
  Receivables -- AWS subsidiaries................       2,234    16,012  (a)      2,234
                                                                (16,012) (b)
  Refundable income taxes........................         105        --             105
  Prepaid expenses...............................         408     1,102  (a)      1,510
  Current deferred tax benefit...................         199         8  (a)        207
  Other current assets...........................         569        --             569
                                                      -------  --------         -------
     Total current assets........................      22,078    17,519          39,597

Notes receivable -- AWS subsidiaries.............          --     1,536  (a)         --
                                                                 (1,536) (b)
Property and equipment, net......................      19,184     5,302  (a)     24,486
Costs in excess of fair market value of net
  assets of acquired businesses, net.............       3,022        --           3,022
Other assets, net................................         233        20  (a)        253
                                                      -------  --------         -------
     Total assets................................     $44,517  $ 22,841         $67,358
                                                      =======  ========         =======

Liabilities and Shareholders' Equity
Current Liabilities:
  Current portion of long-term debt..............     $   230  $     --         $   230
  Accounts payable...............................       4,785     1,183  (a)      5,968
  Accounts payable  Avalon subsidiaries..........          --     5,479  (a)         --
                                                                 (5,479) (d)
  Accrued payroll and other compensation.........         906      (118) (a)        788
  Accrued income taxes...........................         176       923  (a)      1,099
  Other accrued taxes............................         872        48  (a)        920
  Other liabilities and accrued expenses.........       1,372       514  (a)      1,680
                                                                   (206) (d)
                                                      -------  --------         -------
     Total current liabilities...................       8,341     2,344          10,685

Long term debt...................................       1,006        --           1,006
Deferred income taxes............................       1,367       295  (a)      1,662
Other noncurrent liabilities.....................         856        --             856

Shareholders' Equity:
  Common stock and paid-in capital...............          --    16,037  (a)     53,149
                                                                  4,165  (c)
                                                                 32,947  (e)
  Combined equity................................      32,947   (32,947) (e)        --
                                                      -------  --------         -------
     Total stockholders' equity..................      32,947    20,202          53,149
                                                      -------  --------         -------
     Total liabilities and shareholders' equity..     $44,517  $ 22,841         $67,358
                                                      =======  ========         =======

  See accompanying notes to unaudited pro forma combined balance sheet.

             Notes to Pro Forma Combined Balance Sheet (unaudited)

The following Pro Forma Adjustments are incorporated into the Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997.

a) On the date of the Spin-off, AWS will make a capital contribution to Avalon Holdings Corporation of certain assets, principally the headquarters of AWS and certain intercompany accounts receivable, and Avalon will assume certain liabilities of AWS. These amounts are subject to change based upon (i) the actual balances at the date of the Spin-off and (ii) adjustments pursuant to the terms of the Merger Agreement. The amounts of such assets and liabilities at December 31, 1997 were as follows (in thousands):


Assets
  Cash...................................  $   305
  Accounts receivable....................       76
  Accounts receivable  AWS subsidiaries..   16,012
  Current deferred tax benefit...........        8
  Prepaid expenses.......................    1,102
  Properties, net........................    5,302
  Notes receivable  AWS subsidiaries.....    1,536
  Other assets...........................       20
                                           -------
    Total Assets Contributed.............  $24,361
Liabilities
  Accounts payable.......................  $ 1,183
  Accounts payable  Avalon subsidiaries..    5,479
  Accrued payroll & compensation.........     (118)
  Accrued income taxes...................      923
  Other accrued taxes....................       48
  Other current liabilities..............      514
  Deferred federal taxes.................      295
                                           -------
    Total liabilities assumed............    8,324
                                           -------
    Net Assets Contributed...............  $16,037
                                           =======

b) Represents cash received by Avalon for accounts receivable and notes receivable being contributed to Avalon by AWS. Such amounts will be paid in cash prior to the Spin-off from funds made available from USA Waste Services, Inc. pursuant to the Merger Agreement.

  Cash..........................................  $17,548
  Accounts receivable--AWS subsidiaries.......... (16,012)
  Notes receivable--AWS subsidiaries.............  (1,536)

c) Additional cash contribution from AWS immediately prior to Spin-off resulting from a net working capital adjustment pursuant to the Merger Agreement.

  Cash..........................................   $4,165
  Common Stock..................................   (4,165)

d)  Represents the elimination of intercompany payables and receivables.

  Receivables--AWS.............................   $(5,479)
  Accounts payable--Avalon subsidiaries........    (5,479)
  Receivables net...............................     (206)
  Other current liabilities and accrued
    expenses....................................     (206)

(e) Represents the issuance of 3,803,145 shares of Class A and Class B Common Stock, $.01 par value to AWS shareholders and the reclassification of the combined equity to common stock and paid-in capital.

  Common Stock and paid-in capital..............  $32,947
  Combined equity...............................  (32,947)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  (in thousands, except per share amounts)

                                                         Year Ended December 31, 1997
                                                    --------------------------------------
                                                    Historical   Adjustments    Pro Forma
                                                    -----------  ------------  -----------

Net operating revenues............................     $60,687    (245) (a)       $60,442

Cost of operations................................      54,484      (2) (a)        54,482
Selling, general and administrative expenses......       7,144     (47) (a)         7,097
                                                       -------   -----            -------
Loss from operations..............................        (941)   (196)            (1,137)

Interest expense..................................        (118)     --               (118)
Other, net........................................         255      (7) (a)           248
                                                       -------   -----            -------

Loss before provision (benefit) for income taxes..        (804)   (203)            (1,007)
Allocated provision (benefit) for income taxes....        (138)    (71) (a)            --
                                                                   209  (b)
                                                       -------   -----            -------
Net loss..........................................     $  (666)  $(341)           $(1,007)
                                                       =======   =====            =======
Pro forma basic and diluted net loss
 per common share.................................                                $  (.27) (c)
                                                                                  =======

 See accompanying notes to unaudited pro forma combined statement of operations.

Notes to Unaudited Pro Forma Combined Statement of Operations

The following pro forma adjustments are incorporated in the unaudited pro forma combined statement of operations:

a) To eliminate the results of operations of Eagle Fidelity Insurance Company, a subsidiary of AWS being contributed to Avalon, the sole function of which was to provide insurance to the AWS landfill subsidiaries for financial assurance requirements of the Ohio Environmental Protection Agency. Such coverages will not be provided subsequent to the Spin-off, resulting in the cessation of operations of Eagle Fidelity (in thousands).


 Net operating revenues.......................... $(245)
 Cost of operations..............................    (2)
 Selling, general and administrative expense.....   (47)
 Interest income.................................    (7)
 Provision for income taxes......................   (71)
                                                  -----
   Net income ................................... $(132)
                                                  =====

b) To reflect pro forma tax adjustment. No income tax benefit is provided due to the inability of Avalon to carry back a net operating loss. Further, it is considered more likely than not that any deferred tax asset related to the net operating loss carryforward would not be realized (in thousands).

 Provision for income taxes...................... $ 209

c) On the date of the Spin-off, AWS will distribute all of the outstanding shares of capital stock of Avalon to the holders of AWS Common Stock on a pro rata and corresponding basis which will be recorded as a distribution of retained earnings and capital surplus by AWS. Holders of AWS Class A Common Stock will receive one share of Avalon Class A Common Stock, $.01 par value for every eight shares of AWS Class A Common Stock held, and holders of AWS Class B Common Stock will receive one share of Avalon Holdings Class B Common Stock, $.01 par value for every eight shares of AWS Class B Common Stock held. The weighted average number of shares outstanding for 1997 is 3,797,913.

d) Avalon will incur additional costs and expenses as a result of operating as an independent company. Management estimates that selling, general and administrative expenses would increase by approximately $1.9 million per year and cost of operations would increase by approximately $.6 million per year.

Avalon will also incur severance costs for terminated employees as a result of the Spin-off. Management estimates these costs to be approximately $.3 million.

e) AWS and Avalon have agreed to enter into a mutually acceptable agreement under which Avalon will provide to AWS, if requested, certain services and facilities, including administrative and bookkeeping services, to allow for a smooth transition subsequent to the Spin-off.

AWS and Avalon have agreed that after the Spin-off, service agreements with third-party customers which, by reason of the Spin-off would require services to be provided by both AWS and Avalon, will continue to be performed by both AWS and Avalon, as appropriate, and in a manner consistent with historical practices.

AWS and Avalon have agreed to enter into a Tax Allocation Agreement which provides for the allocation between AWS and Avalon of all responsibilities, liabilities and benefits relating to or affecting taxes paid or payable by either AWS or Avalon, as the case may be, for all taxable periods, whether beginning before, on or after the Spin-off and to provide for certain other matters. The Tax Allocation Agreement also provides mechanisms for cooperation in preparing and filing returns, payment of tax liabilities, and tax refunds and carryback items, and further provides for certain indemnification between AWS and Avalon for tax and related liabilities which might result due to the Spin-off.

None of the aforementioned agreements resulted in any pro forma adjustments.

                                                                      APPENDIX A



April 20, 1998



Mr. Ronald E. Klingle
Chairman and Chief Executive Officer
American Waste Services, Inc.
One American Way
Warren, Ohio  44484

Dear Mr. Klingle:

At your request, on behalf of American Waste Services, Inc. (the "Company"), we have analyzed certain financial information regarding Avalon Holdings Corporation (hereinafter sometimes referred to as "Avalon") as set forth herein, and submit this letter on our findings.

We understand as follows: The Company has entered into a definitive Agreement and Plan of Merger pursuant to which the Company will merge with a wholly owned subsidiary of USA Waste Services, Inc. ("USA Waste"). Prior to the merger, the Company will contribute to Avalon certain real property and financial assets of the Company and its transportation, waste disposal brokerage and management, technical services and golf course subsidiaries not being acquired by USA Waste. After Avalon's Class A common stock has been registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the outstanding capital stock of Avalon, will be distributed in the form of a dividend from the Company on a corresponding and pro rata basis to the Company's shareholders prior to the merger being consummated (the "Spin-Off"). The dividend will constitute a taxable disposition by the Company and a taxable distribution to the Company's shareholders. All such transactions and other related transactions disclosed to Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") are referred to collectively herein as the "Transaction".

The purpose of this letter is to express an opinion (the "Opinion") on the fair market value, as of March 31, 1998, of the capital stock of Avalon to serve as a valuation basis for establishing the amount of any taxable gain resulting from the Spin-Off.

Avalon will be engaged in the transportation of hazardous and non-hazardous waste, waste disposal brokerage and management, environmental, technical services, and ownership and operation of a golf course and related operations. Corporate headquarters and facilities are located primarily in Warren, Ohio, Canfield, Ohio, and Export, Pennsylvania. Ownership of the

Company is represented by 25,300,608 shares of no par value Class A Common Stock ("Class A Common Stock") and 5,124,558 shares of no par value Class B Common Stock ("Class B Common Stock") issued and outstanding as of the date of the Spin-Off. On the date of the Spin-Off, holders of the Company's Class A Common Stock will receive one share of Avalon's no par value Class A Common Stock for every eight shares of the Company's Class A Common Stock held, and holders of the Company's Class B Common Stock will receive one share of Avalon's no par value Class B Common Stock for every eight shares of the Company's Class B Common Stock held, resulting in a post Spin-Off capitalization for Avalon of approximately 3,162,576 shares of Avalon's Class A Common Stock and approximately 640,569 shares of Avalon's Class B Common Stock.

The term "fair market value," as used herein, is defined as the amount at which the Avalon capital stock would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts, neither being under any compulsion to act, with equity to both. Furthermore, for purposes of this letter it will be assumed that the Avalon capital stock has been fully distributed to the Company's stockholders, that the Avalon Class A Common Stock is trading on an established market and that information concerning Avalon has been widely disseminated.

It is Houlihan Lokey's understanding, upon which it is relying, that the Company's Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definition. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definition for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of Avalon;

2.  visited certain facilities and business offices of the Company;

3. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended December 31, 1997;

4. reviewed the unaudited pro forma combined and combining financial statements for the businesses to be contributed to Avalon for the five year period ended December 31, 1997;

5. reviewed forecasts and projections prepared by the Company's management with respect to Avalon for the years ended December 31, 1998 through 2002;

6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

7. reviewed certain other publicly available financial data for certain companies that we deem comparable to Avalon;

8. reviewed a preliminary proxy statement of the Company with respect to, among other things, the Spin-Off filed with the SEC on March 16, 1998;

9. reviewed a copy of the Agreement and Plan of Merger By and Among USA Waste Services, Inc., C&S Ohio Corp. And American Waste Services, Inc. and the Contribution and Distribution Agreement By and Between American Waste Services, Inc. and Avalon Holdings Corporation;

10. reviewed a copy of the Tax Allocation Agreement, and Non-Competition Agreement relating to the Transaction; and

11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Avalon, and that there has been no material change in the assets, financial condition, business or prospects of Avalon since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to Avalon and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of Avalon.

In our analysis of Avalon, we have taken into consideration the income- and cash-generating capability of Avalon. Typically, an investor contemplating an investment in a company with income-and cash-generating capability similar to Avalon will evaluate the risks of and returns on its investment on a going-concern basis. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the value of the common stock of Avalon has been determined primarily on the basis of capitalization of earnings and discounted cash flow approaches.

Furthermore, we valued Avalon as a going-concern, meaning that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the shareholders and creditors of Avalon.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of March 31, 1998, the fair market value of the capital stock of Avalon Holdings Corporation, is reasonable stated in the amount of $30,425,160 or $8.00 per share based on 3,162,576 shares of Class A Common and 640,569 shares of Class B Common issued and outstanding after the Spin-Off.

In accordance with recognized professional ethics, our fees for this service are not contingent upon the opinion expressed herein, and neither Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. nor any of its employees has a present or intended financial interest in the Company or Avalon.

The Opinion, expressed above, is advisory in nature only. The abbreviated format of the Opinion, as requested, may not conform to specific guidelines set forth in the Uniform Standards of Professional Appraisal Practice (U.S.P.A.P.) pertaining only to the narrative content of reports. Nonetheless, our work files contain all necessary analyses and documentation to prepare a conforming narrative report, if so requested, and our work product is otherwise in compliance with applicable standards of U.S.P.A.P.

HOULIHAN, LOKEY, HOWARD & ZUKIN FIANCIAL ADVISORS, INC.

                                                                      APPENDIX B


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           USA WASTE SERVICES, INC.,

                                 C&S OHIO CORP.

                                      AND

                         AMERICAN WASTE SERVICES, INC.

                               TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----

ARTICLE I


  THE MERGER..........................................................................    2


     Section 1.1  The Merger..........................................................    2
     Section 1.2  Effective Time of the Merger........................................    2

ARTICLE II


  THE SURVIVING CORPORATION AND USA WASTE.............................................    2


     Section 2.1  Articles of Incorporation...........................................    2
     Section 2.2  Regulations.........................................................    2
     Section 2.3  Directors...........................................................    3
     Section 2.4  Officers............................................................    3

ARTICLE III


  CONVERSION OF SHARES................................................................    3


     Section 3.1  Conversion of AWS Shares in the Merger..............................    3
     Section 3.2  Conversion of Mergerco Shares.......................................    3
     Section 3.3  Delivery of Merger Consideration....................................    3
     Section 3.4  Dissenting Shares...................................................    5
     Section 3.5  Closing.............................................................    6
     Section 3.6  Pre-Closing Financial Transactions..................................    6
     Section 3.7  Final Balance Sheet.................................................    9
     Section 3.8  Distribution Tax....................................................   10

ARTICLE IV


  CERTAIN PRE-MERGER TRANSACTIONS.....................................................   10


     Section 4.1  Ancillary Agreements................................................   10
     Section 4.2  Contribution of Assets and Assumption of Liabilities................   10
     Section 4.3  Distribution........................................................   10

ARTICLE V


  REPRESENTATIONS AND WARRANTIES OF USA WASTE AND MERGERCO............................   11


     Section 5.1  Organization and Qualification......................................   11
     Section 5.2  Authority; Non-Contravention; Approvals.............................   11
     Section 5.3  Litigation..........................................................   13
     Section 5.4  Proxy Statement.....................................................   13



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
ARTICLE VI


  REPRESENTATIONS AND WARRANTIES OF AWS...............................................   13


     Section 6.1  Organization and Qualification......................................   13
     Section 6.2  Capitalization......................................................   14
     Section 6.3  Subsidiaries........................................................   14
     Section 6.4  Authority; Non-Contravention; Approvals.............................   15
     Section 6.5  Reports and Financial Statements....................................   16
     Section 6.6  Absence of Undisclosed Liabilities..................................   17
     Section 6.7  Absence of Certain Changes or Events................................   17
     Section 6.8  Litigation..........................................................   17
     Section 6.9  Proxy Statement.....................................................   18
     Section 6.10  No Violation of Law................................................   18
     Section 6.11  Compliance with Agreements.........................................   19
     Section 6.12  Taxes..............................................................   19
     Section 6.13  Employee Benefit Plans; ERISA......................................   20
     Section 6.14  Labor Controversies................................................   21
     Section 6.15  Environmental Matters..............................................   22
     Section 6.16  Non-Competition Agreements.........................................   23
     Section 6.17  Title to Assets....................................................   23
     Section 6.18  Retained Business..................................................   24
     Section 6.19  Certain Payments...................................................   24
     Section 6.20  AWS Stockholders' Approval.........................................   25
     Section 6.21  Brokers and Finders................................................   25

ARTICLE VII


  CONDUCT OF BUSINESS PENDING THE MERGER..............................................   25


     Section 7.1  Conduct of Business by AWS Pending the Merger.......................   25
     Section 7.2  Control of AWS's Operations.........................................   28
     Section 7.3  Acquisition Transactions............................................   28

ARTICLE VIII


  ADDITIONAL AGREEMENTS...............................................................   29


     Section 8.1  Access to Information...............................................   29
     Section 8.2  Proxy Statement.....................................................   30
     Section 8.3  Stockholders' Approvals.............................................   30
     Section 8.4  Expenses and Fees...................................................   30
     Section 8.5  Agreement to Cooperate..............................................   30
     Section 8.6  Public Statements...................................................   31
     Section 8.7  Option Plans........................................................   31
     Section 8.8  Notification of Certain Matters.....................................   32
     Section 8.9  Directors' and Officers' Indemnification............................   32
     Section 8.10  Corrections to the Proxy Statement.................................   34
     Section 8.11  Credit Facility....................................................   34
     Section 8.12  Board Approval of Distribution.....................................   34


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
ARTICLE IX


  CONDITIONS.........................................................................    34


     Section 9.1  Conditions to Each Party's Obligation to Effect the Merger.........    34
     Section 9.2  Conditions to Obligation of AWS to Effect the Merger...............    35
     Section 9.3  Conditions to Obligations of USA Waste and Mergerco
                       to Effect the Merger..........................................    35

ARTICLE X


  TERMINATION, AMENDMENT AND WAIVER..................................................    36


     Section 10.1  Termination.......................................................    36
     Section 10.2  Effect of Termination.............................................    38
     Section 10.3  Amendment.........................................................    38
     Section 10.4  Waiver............................................................    39

ARTICLE XI


  GENERAL PROVISIONS.................................................................    39


     Section 11.1  Non-Survival of Representations and Warranties....................    39
     Section 11.2  Notices...........................................................    39
     Section 11.3  Interpretation....................................................    40
     Section 11.4  Miscellaneous.....................................................    40
     Section 11.5  Counterparts......................................................    41
     Section 11.6  Parties in Interest...............................................    41



Exhibit A      Contribution and Distribution Agreement
Exhibit B      Tax Allocation Agreement
Exhibit C      Voting Agreement and Irrevocable Proxy
Exhibit D      Legal Opinion of Outside Counsel for AWS
Exhibit E      Non-Competition Agreement


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of February 6, 1998 (the "Agreement"), by and among USA Waste Services, Inc., a Delaware corporation ("USA Waste"), C&S Ohio Corp., an Ohio corporation and a wholly owned subsidiary of USA Waste ("Mergerco"), and American Waste Services, Inc., an Ohio corporation ("AWS").

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, the respective Boards of Directors of USA Waste, Mergerco and AWS deem it advisable and in the best interests of their respective stockholders that USA Waste indirectly acquire the non-hazardous solid waste landfills owned or operated, the refuse collection services provided, and the landfill gas collection and sales business conducted (collectively, the "Retained Business") by certain of AWS's subsidiaries (the "Retained Subsidiaries"), pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, as set forth in Section 4.1, USA Waste, AWS and a company to be formed by AWS ("Avalon") will enter into a contribution and distribution agreement substantially in the form of Exhibit A hereto (the "Distribution
                                       ---------
Agreement"), pursuant to which AWS's assets, other than those used primarily in the Retained Business, will be contributed to and certain related liabilities will be assumed by Avalon (the "Contribution"), and all outstanding shares of capital stock of Avalon will be distributed (the "Distribution") to the stockholders of AWS as provided in the Distribution Agreement, in order to divest AWS of the businesses and operations that USA Waste is unwilling to acquire; and

     WHEREAS, as set forth in Section 4.1, USA Waste, AWS and Avalon will enter into a tax allocation agreement substantially in the form of Exhibit B hereto
                                                             ---------
(the "Tax Allocation Agreement" and, together with the Distribution Agreement, the "Ancillary Agreements"); and

     WHEREAS, the respective Boards of Directors of USA Waste, Mergerco and AWS have determined that, following the Distribution, the merger of Mergerco with and into AWS (the "Merger"), with AWS surviving as a wholly owned subsidiary of USA Waste, pursuant to the terms and conditions set forth in this Agreement, would be in the best interests of their respective stockholders; and

     WHEREAS, in connection with the Merger and as an inducement to USA Waste to enter into this Agreement, USA Waste, AWS and certain stockholders of AWS have executed as of the date hereof voting agreements and irrevocable proxies, substantially in the form of Exhibit C hereto (each, a "Voting Agreement"), in
                             ---------
favor of USA Waste with respect to the voting of shares of capital stock of AWS held or to be held by such stockholders for approval and adoption of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with the Ohio General Corporation Law (the "OGCL"), Mergerco shall be merged with and into AWS and the separate existence of Mergerco shall thereupon cease. AWS shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     Section 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a certified copy of the agreement, in a form mutually acceptable to USA Waste and AWS, to be filed with the Secretary of State of the State of Ohio in accordance with the OGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, subject to the terms and conditions hereof. Accordingly, the parties shall, subject to the provisions hereof, use commercially reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.


                                   ARTICLE II
                    THE SURVIVING CORPORATION AND USA WASTE

     Section 2.1 Articles of Incorporation. The Articles of Incorporation of AWS as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the OGCL.

     Section 2.2 Regulations. The Regulations of AWS as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the OGCL.

     Section 2.3 Directors. The directors of the Surviving Corporation shall be as designated in Schedule 2.3, and such directors shall serve in accordance with the Regulations of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Section 2.4 Officers. The officers of the Surviving Corporation shall be as designated in Schedule 2.4, and such officers shall serve in accordance with the Regulations of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.


                                  ARTICLE III
                              CONVERSION OF SHARES

     Section 3.1 Conversion of AWS Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of AWS:

          (a) each outstanding share of AWS's Class A Common Stock, no par value ("Class A Common Stock"), and each outstanding share of AWS's Class B Common Stock, no par value ("Class B Common Stock" and, together with the Class A Common Stock, "AWS Common Stock"), shall, subject to Sections 3.1(b), 3.3 and 3.4, be converted into the right to receive, without interest, cash in an amount equal to Four Dollars ($4.00) per share (the "Merger Consideration"); and

          (b) each share of capital stock of AWS, if any, held in treasury by AWS or held by any subsidiary of AWS immediately prior to the Effective Time shall be canceled and shall cease to exist from and after the Effective Time without any payment being made therefor ("Canceled Shares").

     Section 3.2 Conversion of Mergerco Shares. At the Effective Time, by virtue of the Merger and without any action on the part of USA Waste as the sole stockholder of Mergerco, each issued and outstanding share of common stock, par value $.01 per share, of Mergerco ("Mergerco Common Stock") shall be converted into one share of common stock, no par value, of the Surviving Corporation.

     Section 3.3   Delivery of Merger Consideration.

          (a) Prior to the Effective Time, USA Waste shall select a bank or trust company reasonably acceptable to AWS to act as the paying agent for the Merger (the "Paying Agent"). At or prior to the Effective Time, USA Waste shall deposit or cause to be deposited in trust with the Paying Agent an amount equal to the Merger Consideration multiplied by the number of outstanding shares of AWS Common Stock (excluding Canceled Shares) (the "Payment Fund"). Out of the Payment Fund, the Paying Agent shall make the payments referred to in Section 3.3(c). The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1, A-2 or P-2, (iii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under any law of any state of the United

States or of the District of Columbia which has capital, surplus and undivided profits of at least One Billion Dollars ($1,000,000,000) and (iv) money market funds that are invested solely in any such securities. Any net earnings with respect thereto shall first be used to pay the fees and expenses of the Paying Agent. To the extent that such net earnings are not so used, then such remaining amount, determined at the end of each month until the remainder of the Payment Fund is paid to the Surviving Corporation in accordance with Section 3.3(f), shall be paid within 10 days of the end of each such month to the Surviving Corporation and Avalon in equal portions. After the remainder of the Payment Fund has been paid to the Surviving Corporation in accordance with the terms of
Section 3.3(f), Avalon shall not be entitled to subsequent earnings thereon.

          (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of AWS Common Stock as of the Effective Time a letter of transmittal for return to the Paying Agent (the "Paying Agent Letter"): (i) notifying of the effectiveness of the Merger; (ii) providing instructions for effecting the surrender and exchange of the certificates representing AWS Common Stock (the "Certificates") for the Merger Consideration; (iii) specifying that delivery shall be effected, and risk of loss of the Certificates shall pass, only upon delivery of Certificates to the Paying Agent; and (iv) including such other provisions as USA Waste and AWS agree on prior to the Effective Time.

          (c) USA Waste and the Surviving Corporation shall cause the Paying Agent to pay to the holder of any Certificate as soon as is practicable after receipt of such Certificate, or in lieu of such Certificate an affidavit of lost share certificate (including a customary indemnity against loss) in form and substance reasonably satisfactory to USA Waste, together with the Paying Agent Letter, duly executed, and any other item specified by the Paying Agent Letter, an amount equal to the product of (i) the number of shares of AWS Common Stock represented by the Certificate so surrendered multiplied by (ii) the Merger Consideration, less any applicable withholding taxes. No interest shall accrue or be paid on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 3.3(c) shall be canceled forthwith.

          (d) In the event of any transfer of ownership of shares of AWS Common Stock which is not registered in the transfer records of AWS, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of AWS Common Stock is surrendered to the Paying Agent in accordance with Section 3.3(c), properly endorsed for transfer or accompanied by appropriate and properly endorsed stock powers, and is otherwise in proper form to effect such transfer, (ii) the person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid, and (iii) such person establishes to the satisfaction of USA Waste that such transfer would not violate any applicable federal or state securities laws.

          (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of AWS Common Stock immediately prior to the

Effective Time shall cease to have any rights as a stockholder of AWS, except for the right to surrender his or her Certificate in exchange for the Merger Consideration and except as otherwise provided by applicable law, and no transfer of shares of AWS Common Stock shall be made on the stock transfer books of the Surviving Corporation.

          (f) Any portion of the Payment Fund that remains unclaimed as of the end of the month in which the first anniversary of the Effective Time occurs shall be paid to the Surviving Corporation upon demand, except as provided in the next to last sentence of Section 3.3(a). Any holders of Certificates who have not theretofore complied with this Section 3.3 shall thereafter look only to the Surviving Corporation and USA Waste for payment (subject to applicable abandoned property, escheat and similar laws) of their claim for the Merger Consideration, without interest thereon. Notwithstanding the foregoing, neither USA Waste, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of AWS Common Stock ("Dissenting Shares") that are held by stockholders who shall not have voted such shares in favor of approval and adoption of the Merger and this Agreement and who, not later than 10 days after the date on which the vote of the stockholders on the approval and adoption of the Merger and this Agreement is taken, shall have delivered to AWS or the Surviving Corporation a written demand for payment of the fair cash value of such shares in the manner provided in Section 1701.85 of the OGCL ("Section 1701.85") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to payment of the fair cash value of such Dissenting Shares in accordance with the provisions of
Section 1701.85; provided, however, that (i) if any holder of Dissenting Shares does not comply with Section 1701.85 (unless the Surviving Corporation waives such failure); (ii) if any holder of Dissenting Shares subsequently withdraws such holder's demand for payment of the fair cash value of such Dissenting Shares (with the consent of the Surviving Corporation), or (iii) if the Surviving Corporation and the holders of Dissenting Shares have not come to an agreement as to the fair cash value per share, and neither any holder of Dissenting Shares nor the Surviving Corporation has filed or joined in a complaint under division (B) of Section 1701.85 within the period provided in that division, then the right and obligation of the holder or holders (as the case may be) of Dissenting Shares to receive the fair cash value of the Dissenting Shares as to which the holder or holders seek relief under Section 1701.85, and the right and obligation of the Surviving Corporation to purchase such Dissenting Shares and to pay fair cash value for such Dissenting Shares, shall terminate, and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive the Merger Consideration as provided in
Section 3.1 and shall have only such rights as provided under this Agreement and the OGCL.

     Section 3.5 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to USA Waste and AWS as soon as practicable (and in any event within 15 business days) following the date on which the last of the conditions set forth in Article IX is fulfilled or waived, or at such other time and place as USA Waste and AWS shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     Section 3.6   Pre-Closing Financial Transactions.

          (a)  General Procedure.   Attached hereto as Schedule 3.6 is a
spreadsheet that, among other things, includes the pro forma balance sheet of AWS and the Retained Subsidiaries as of October 31, 1997 and illustrates the procedure for determining (i) the amount of the Contributed Net Intercompany Receivables (as defined in Section 3.6(c)(iii)); (ii) the amount of the primary (and, if necessary, the secondary) loan to be made by USA Waste to AWS (as described in Sections 3.6(c) and 3.6(e)); (iii) the Net Working Capital (as defined in Section 3.6(e)) adjustment; and (iv) the types and amounts of pre-Distribution payments contemplated by this Agreement. In illustrating such procedure, Schedule 3.6 reflects estimated amounts for the Transaction Liabilities (as defined in Section 3.6(c)), an estimate of the Distribution Tax (as defined in Section 3.8) and an estimate of the Net Intercompany Receivables (as defined in Section 3.6(c)(iii)).

          (b) Final Balance Sheet. Prior to the Distribution Date (as defined in the Distribution Agreement), the Final Balance Sheet (as defined in Section 3.7) will be substituted for the pro forma balance sheet of AWS and the Retained Subsidiaries as of October 31, 1997 in the spreadsheet on Schedule 3.6, and the final amounts for previously estimated items (labeled as Items (B) through (Q) on Schedule 3.6) will be determined. Any reference to any capital letter in parenthesis, as in the immediately preceding sentence, in this Section 3.6 is a reference to an item on Schedule 3.6.

          (c)  Primary USA Loan.  Subject to the limitations set forth in
Section 3.6(g), USA Waste shall, immediately prior to the Contribution, lend to AWS, pursuant to a promissory note in a form to be agreed upon by AWS and USA Waste (a "Promissory Note"), an amount (C) (the "Primary USA Loan") equal to (A) $150,000,000 minus (B) the product of the Merger Consideration multiplied by the number of shares of AWS Common Stock outstanding as of such time (excluding all Canceled Shares). AWS shall use the funds from the Primary USA Loan solely as illustrated on Schedule 3.6, and solely as more fully described as follows:

               (i) First, AWS shall use those funds to pay or cause to be paid the following obligations (collectively, the "Transaction Liabilities") of AWS and the Retained Subsidiaries determined as of the Distribution Date:

                    (x) The (D) transaction costs incurred by AWS in connection with the Merger, the Contribution and the Distribution (the "Transaction Costs"), including legal, accounting and valuation fees, the fees and costs payable to the Investment Banker (as defined in Section 3.8), the costs of printing and mailing the Proxy Statement (as defined in Section 5.4) and any other documents distributed to AWS's stockholders in connection with this Agreement, and any filing or registration fees associated therewith;

                    (y) The amount required to redeem (E) outstanding options to purchase AWS Common Stock in accordance with Section 8.7; and

                    (z) The amount (F) outstanding under AWS's existing revolving credit facility (the "Credit Facility") as of December 31, 1997, plus any amounts (G) borrowed thereunder since December 31, 1997, the proceeds of which are not used for a purpose primarily attributable to any Retained Subsidiary, plus (H) accrued but unpaid interest thereon from December 31, 1997.

               (ii) Second, after having made the above payments, AWS shall reserve an amount (J) to pay the Distribution Tax when due, which amount is to be determined as set forth in Section 3.8.

               (iii) Third, AWS shall calculate the remaining funds available from the Primary USA Loan (K) (the "Remaining Funds") and then shall calculate the sum of the obligations owed by any Retained Subsidiary to AWS (which shall be treated as positive numbers) and the intercompany obligations owed by AWS to any Retained Subsidiary (which shall be treated as negative numbers), all of which shall be listed in the row entitled "Net Intercompany Balances" on Schedule 3.6. Such sum is the "Net Intercompany Receivables."

                    (x) If the Remaining Funds are greater than or equal to the sum of the Net Intercompany Receivables, the long-term debt owed by Mahoning Landfill Inc. to AWS (the "MLI Debt"), and any Retained Stock Option Liability (as hereinafter defined) (which shall be treated as a positive number), then an amount equal to the Net Intercompany Receivables shall be deemed contributed to Avalon under the Distribution Agreement as "Contributed Net Intercompany Receivables" for purposes of Section 3.6(e).

                    (y) If the Remaining Funds are less than the sum of the Net Intercompany Receivables, the MLI Debt, and any Retained Stock Option Liability (which shall be treated as a positive number), then only such amount of such intercompany obligations owed to AWS equal to the excess of the Remaining Funds over the MLI Debt and any Retained Stock Option Liability shall be deemed contributed to Avalon under the Distribution Agreement as "Contributed Net Intercompany Receivables" for purposes of Section 3.6(e).

          (d) Contribution. Subject to the restrictions set forth in Section 3.6(g), following the final determination of Contributed Net Intercompany Receivables pursuant to Sections 3.6(c) and 3.6(e) and following the payment of the Transaction Liabilities by AWS pursuant to Section 3.6(c)(i) and the reservation for any Distribution Tax as contemplated by Section 3.6(c)(ii), AWS shall contribute the Contributed Net Intercompany Receivables and the MLI Debt to Avalon and shall contribute sufficient amounts of Remaining Funds to the appropriate Retained Subsidiaries for and shall cause such Retained Subsidiaries to pay Avalon for (L) the Contributed Net Intercompany Receivables and (M) the MLI Debt.

          (e)  Net Working Capital Adjustment.   Following all the above
adjustments to the Final Balance Sheet, a determination of (Q) the net working capital of AWS and its Retained Subsidiaries (the "Net Working Capital") is to be made as follows: a pro forma consolidated balance sheet (see column 17 of Schedule 3.6) is to be generated taking into account all such adjustments and the Net Working Capital is to be calculated by subtracting (P) the current liabilities (which shall include the water-line liability of Mahoning Landfill Inc., which is deemed to be equal to $750,000.00) from (O) the current assets on such balance sheet. For purposes of the foregoing calculation, the full amount of the Primary USA Loan shall be deemed to be a long-term liability.

               (i) If the Net Working Capital so calculated is a positive number, then USA Waste will make a "Secondary USA Loan" upon delivery of a second Promissory Note from AWS in an amount sufficient for AWS to make and AWS shall make an additional cash contribution to Avalon in an amount equal to the Net Working Capital as part of the Contribution.

               (ii) If the Net Working Capital so calculated is a negative number, then the amount (L) of Contributed Net Intercompany Receivables to be contributed by AWS to Avalon pursuant to Section 3.6(d) will be reduced by such number (the "Net Working Capital Deficiency").

To the extent that the net working capital of the Retained Subsidiaries increases after December 31, 1997, the Surviving Corporation shall have the benefit of such increase, and to the extent the net working capital of the Retained Subsidiaries decreases after December 31, 1997, the Surviving Corporation shall bear such decrease.

          (f) Retained Stock Option Adjustment. To the extent that outstanding stock options exercisable for shares of AWS Common Stock have not been redeemed by AWS or converted into Avalon Employee Options (as hereinafter defined) in accordance with Section 8.7 ("Retained Stock Options"), then an aggregate amount equal to the sum of (i) the difference between the Merger Consideration and the exercise price of each such Retained Stock Option, (ii) multiplied by the number of shares of AWS Common Stock for which such Retained Stock Option is exercisable ("Retained Stock Option Liability") shall be applied as provided in
Section 3.6(c)(iii). Notwithstanding the foregoing, if the exercise price of any Retained Stock Option exceeds the Merger Consideration then the Retained Stock Option Liability with respect to such option shall equal the product of $1.00 and the number of shares of AWS Common Stock for which such Retained Stock Option is exercisable.

          (g) Limitations. Notwithstanding anything herein to the contrary, if the sum of the Transaction Liabilities, the Distribution Tax, the Net Working Capital Deficiency and the Retained Stock Option Liability is greater than the amount of the Primary USA Loan, then USA Waste shall not be obligated to consummate the Merger and shall be entitled to terminate this Agreement and if USA Waste terminates this Agreement, it shall have no obligation to make the Primary USA Loan or the Secondary USA Loan. For purposes of assisting USA Waste in determining the applicability of this limitation, the Distribution Tax and Net Working Capital Deficiency shall be calculated as provided herein, and at least fifteen (15) days prior to the Distribution, AWS shall provide USA Waste with a good faith estimate of the Transaction Liabilities and the aggregate Retained Stock Option Liability along with reasonable supporting documentation.

     Section 3.7   Final Balance Sheet.

          (a) Within 60 days after December 31, 1997, AWS will provide USA Waste with the unaudited consolidated balance sheet of AWS and the Retained Subsidiaries as of such date, prepared in accordance with generally accepted accounting principles applied on a consistent basis and then adjusted as described below (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared using the same methods and criteria employed by AWS in connection with the preparation of the AWS Financial Statements (as defined in Section 6.5) except as described below, and shall not reflect any revaluation of any assets or liabilities. In order to prepare the Final Balance Sheet, the unaudited consolidated balance sheet of AWS as of December 31, 1997 shall be adjusted in the same manner as the pro forma balance sheet of AWS as of October 31, 1997 is adjusted in columns (1) through (10) of Schedule 3.6. AWS shall provide USA Waste and its accountants, attorneys and advisors with reasonable access to the books and records of AWS (including all work papers) to the extent necessary to verify the Final Balance Sheet. USA Waste shall have 30 days after receipt of the Final Balance Sheet to review it and make any good faith objections in writing to AWS. If such objections are made to AWS within such period, USA Waste and AWS shall attempt to resolve the matter or matters in dispute. If no objections are made within the time period provided above, the Final Balance Sheet shall be deemed accepted by USA Waste and shall be final and binding.

          (b) If disputes with respect to the Final Balance Sheet cannot be resolved by USA Waste and AWS within 30 days after receipt of USA Waste's written objections thereto, then the specific matters in dispute shall be submitted to the Pittsburgh office of Arthur Andersen LLP ("Arthur Andersen"), which shall render its opinion as to such matters. Arthur Andersen shall send to USA Waste and AWS its determination of the specific matters in dispute and the Final Balance Sheet, adjusted to the extent necessary to be consistent with that determination, which determination and revised Final Balance Sheet shall be final and binding on the parties. The fees and expenses of Arthur Andersen pursuant to this Section 3.7 shall be shared equally by USA Waste and AWS and AWS's portion thereof shall be part of the Transaction Costs.

     Section 3.8 Distribution Tax. Prior to the Effective Time, the parties shall calculate the federal, state and local income, sales, transfer and other taxes (the "Distribution Tax") which may be incurred by AWS on the taxable gain, if any, recognized on the Distribution. In calculating the Distribution Tax, USA Waste and AWS agree to abide by the opinion (the "Valuation") of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm selected by USA Waste and AWS (the "Investment Banker"), as to the fair market value of Avalon as of the Distribution Date. After the Investment Banker has delivered the Valuation to USA Waste and AWS, AWS shall calculate the taxable gain, if any, to AWS resulting from the Distribution and the resulting federal, state and local income, sales, transfer and other taxes thereon, using AWS's adjusted tax basis in its Avalon stock as of the Distribution Date. USA Waste, its counsel and its independent public accountants shall then have the opportunity to review and confirm such calculation of the Distribution Tax and, in so doing, shall be given access to all work papers, books, records and other information in the possession of AWS and its independent public accountants relevant in the reasonable judgment of USA Waste to such calculation. Should USA Waste disagree as to the amount of the Distribution Tax calculated by AWS, then USA Waste and AWS shall appoint Arthur Andersen to calculate the Distribution Tax based upon the Valuation, AWS's adjusted tax basis in its Avalon stock and other relevant information. The calculation by Arthur Andersen of the Distribution Tax shall be final and binding on USA Waste and AWS. The fees and expenses of Arthur Andersen in calculating the Distribution Tax shall be shared equally by USA Waste and AWS and AWS's portion thereof shall be part of the Transaction Costs.


                                   ARTICLE IV
                        CERTAIN PRE-MERGER TRANSACTIONS

     Section 4.1 Ancillary Agreements. Prior to the Distribution, AWS will (a) execute and deliver the Distribution Agreement and the Tax Allocation Agreement and (b) cause Avalon to execute and deliver the Distribution Agreement and the Tax Allocation Agreement.

     Section 4.2 Contribution of Assets and Assumption of Liabilities. Immediately prior to the Distribution and pursuant to the terms of the Distribution Agreement, AWS and Avalon will consummate the Contribution.

     Section 4.3 Distribution. At least one day prior to the Closing Date, pursuant to the terms of the Distribution Agreement, AWS will cause the Contribution to be consummated and effect the Distribution if all other conditions to the Closing have been satisfied or waived and certificates to that effect shall have been delivered (i) to AWS from USA Waste in which USA Waste has unconditionally agreed to consummate the Merger as of the opening of business on the next business day, and (ii) to USA Waste from AWS in which AWS has unconditionally agreed to consummate the Merger as of the opening of business on the next business day.

                                   ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF
                            USA WASTE AND MERGERCO

     USA Waste and Mergerco each represent and warrant to AWS that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of USA Waste (the "USA Waste Disclosure Schedule"), it being agreed that disclosure of any item on the USA Waste Disclosure Schedule shall be deemed to be with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the USA Waste Disclosure Schedule:

     Section 5.1 Organization and Qualification. Each of USA Waste and Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of USA Waste and Mergerco is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries, taken as a whole.

     Section 5.2   Authority; Non-Contravention; Approvals.

          (a) USA Waste and Mergerco each have full corporate power and authority to enter into this Agreement and, subject to making or obtaining the USA Waste Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of USA Waste and Mergerco, and no other corporate proceedings on the part of USA Waste or Mergerco are necessary to authorize the execution and delivery of this Agreement or the consummation by USA Waste and Mergerco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of USA Waste and Mergerco, and, assuming the due authorization, execution and delivery hereof by AWS, constitutes a valid and legally binding agreement of each of USA Waste and Mergerco enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution and delivery of this Agreement by each of USA Waste and Mergerco do not violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, and will not result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance (collectively, "Liens") upon any of the properties or assets of USA Waste or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the respective charters or bylaws of USA Waste or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to USA Waste or any of its subsidiaries or any of their respective properties or assets (including without limitation Environmental Laws, as defined in Section 6.15) or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which USA Waste or any of its subsidiaries is a party or by which USA Waste or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by USA Waste and Mergerco of the transactions contemplated hereby will not result in any violation, conflict, breach, default, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject in the case of the terms, conditions and provisions described in clause (ii) to making or obtaining (prior to the Effective Time) the USA Waste Required Statutory Approvals. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions and provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries, taken as a whole.

          (c) Except for (i) the filings by USA Waste and AWS required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the making of the Merger Filing with the Secretary of State of the State of Ohio in connection with the Merger, and (iii) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "USA Waste Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by USA Waste or Mergerco or the consummation by USA Waste or Mergerco of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents and approvals, which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries, taken as a whole.

     Section 5.3 Litigation. There are no claims, suits, actions or proceedings ("Proceedings") pending or, to the knowledge of USA Waste, threatened against, relating to or affecting USA Waste or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or arbitrator that seek to restrain or enjoin the consummation of the Merger.

     Section 5.4 Proxy Statement. None of the information to be supplied by USA Waste or its subsidiaries for inclusion in the proxy statement (and any amendments thereof or supplements thereto) to be distributed in connection with AWS's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement (and any amendments thereof or supplements thereto), and at the time of the meeting of stockholders of AWS to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF AWS

     AWS represents and warrants to USA Waste and Mergerco that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of AWS (the "AWS Disclosure Schedule"), it being agreed that disclosure of any item on the AWS Disclosure Schedule shall be deemed to be with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the AWS Disclosure Schedule:

     Section 6.1 Organization and Qualification. AWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. AWS is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. True, accurate and complete copies of AWS's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to USA Waste.

     Section 6.2   Capitalization.

          (a) The authorized capital stock of AWS consists of 70,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock and 2,000,000 shares of preferred stock. As of December 31, 1997, 25,300,278 shares of Class A Common Stock, 5,124,888 shares of Class B Common Stock and no shares of such preferred stock were issued and outstanding. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of AWS holds any shares of the capital stock of AWS.

          (b) Except as disclosed in the AWS SEC Reports (as defined in Section 6.5), as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating AWS or any subsidiary of AWS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating AWS or any subsidiary of AWS to grant, extend or enter into any such agreement or commitment. Each outstanding option or warrant to purchase AWS Common Stock is listed on the AWS Disclosure Schedule, which sets forth (i) the name of the holder, (ii) which entity employs the holder, if applicable,
(iii) the number of shares of AWS Common Stock for which such option or warrant is exercisable and (iv) the exercise price of such option or warrant. There are no voting trusts, proxies or other agreements or understandings to which AWS or any subsidiary of AWS is a party or is bound with respect to the voting of any shares of capital stock of AWS other than the Voting Agreements executed in connection with this Agreement.

     Section 6.3 Subsidiaries. Each direct and indirect corporate subsidiary of AWS is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of AWS is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of AWS are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by AWS free and clear of any Liens. There are no outstanding subscriptions, options, calls, warrants, rights, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer or ownership of, or other rights with respect to, any shares of capital stock of any corporate subsidiary of AWS, including any right of conversion or exchange under any outstanding security, instrument or agreement. Each subsidiary of AWS is listed on Section
6.3 of the AWS Disclosure Schedule. AWS is not the record or beneficial owner of any interests in any entity other than the subsidiaries so listed.

     Section 6.4   Authority; Non-Contravention; Approvals.

          (a) AWS has full corporate power and authority to enter into this Agreement and, subject to obtaining the AWS Stockholders' Approval (as defined in Section 8.3) and making or obtaining the AWS Required Statutory Approvals (as defined in Section 6.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of AWS, and no other corporate proceedings on the part of AWS are necessary to authorize the execution and delivery of this Agreement or, except for the AWS Stockholders' Approval and the approval of the Contribution and the declaration of the Distribution by the Board of Directors of AWS, the consummation by AWS of the transactions contemplated hereby. The forms of the Ancillary Agreements have been approved by the Board of Directors of AWS. This Agreement has been duly executed and delivered by AWS, and, assuming the due authorization, execution and delivery hereof by USA Waste and Mergerco, constitutes a valid and legally binding agreement of AWS enforceable against AWS in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of AWS set forth in Sections 7.1, 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.10
is valid, legally binding and enforceable notwithstanding the absence of the AWS Stockholders' Approval except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution and delivery of this Agreement by AWS do not violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, and will not result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of AWS or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the respective charters or bylaws of AWS or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to AWS or any of its subsidiaries or any of their respective properties or assets (including without limitation Environmental Laws), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AWS or any of its subsidiaries is a party or by which AWS or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by AWS of the transactions contemplated hereby will not result in any violation, conflict, breach, default, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions and provisions described in clause (ii) to making or obtaining (prior to the Effective Time) the AWS Required Statutory Approvals and the AWS Stockholders' Approval, and (y) in the case of the terms, conditions and provisions described in clause (iii) to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. All consents required from commercial lenders, lessors and third parties are set forth in Section 6.4 of the AWS Disclosure Schedule. Excluded from the foregoing sentences of this paragraph
(b), insofar as they apply to the terms, conditions and provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

          (c) Except for (i) the filings by USA Waste and AWS required by the HSR Act, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the

"SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the making of the Merger Filing with the Secretary of State of the State of Ohio in connection with the Merger, (iv) the filings and approvals required to effect the Contribution and the Distribution, and (v) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "AWS Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by AWS or the consummation by AWS of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents and approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

     Section 6.5 Reports and Financial Statements. Since December 31, 1994, AWS has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. AWS has previously delivered to USA Waste copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1996 and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) held, and (ii) all actions by written consent in lieu of a stockholders' meeting taken, since December 31, 1994 and prior to the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by AWS with the SEC since December 31, 1994 and prior to the date hereof (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "AWS SEC Reports"). As of their respective dates, the AWS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of AWS included in such reports (collectively, the "AWS Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of AWS and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 6.6 Absence of Undisclosed Liabilities. Except as disclosed in the AWS SEC Reports, neither AWS nor any of its subsidiaries had at September 30, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against on the AWS Financial Statements or reflected in the notes thereto or (ii) which were incurred after September 30, 1997, and were incurred in the ordinary course of business and consistent with past practices,
(b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole or (ii) will have been discharged or paid in full prior to the Closing Date, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of AWS and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

     Section 6.7 Absence of Certain Changes or Events. Since the date of the most recent AWS SEC Report that contains consolidated financial statements of AWS, except as disclosed in the AWS SEC Reports, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole, except for changes that affect the industries in which AWS and its subsidiaries operate generally or volume reductions to the extent arising from business decisions made by existing or potential customers.

     Section 6.8 Litigation. Except as disclosed in the AWS SEC Reports, there are no Proceedings pending or, to the knowledge of AWS, threatened against, relating to or affecting AWS or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or arbitrator that seek to restrain or enjoin the consummation of the Merger or that could reasonably be expected, either alone or in the aggregate with all such Proceedings, to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. All such Proceedings pending or threatened against, relating to or affecting AWS or any of its subsidiaries are set forth in Section 6.8 of the AWS Disclosure Schedule. Except as referred to in the AWS SEC Reports or disclosed in the AWS Disclosure Schedule, neither AWS nor any of its subsidiaries is subject to any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or authority, or arbitrator that prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

     Section 6.9 Proxy Statement. None of the information to be supplied by AWS or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement (and any amendments thereof or supplements thereto), and at the time of the meeting of stockholders of AWS to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by AWS with respect to information supplied by USA Waste or Mergerco for inclusion therein.

     Section 6.10 No Violation of Law. Except as disclosed in the AWS SEC Reports, neither AWS nor any of its subsidiaries is in violation of or has been given notice of or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. Except as disclosed in the AWS SEC Reports, as of the date of this Agreement, to the knowledge of AWS and its subsidiaries, no investigation or review by any governmental or regulatory body or authority is pending or threatened nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries taken as a whole. AWS and its Retained Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole (collectively, the "AWS Permits"). All of the AWS Permits are listed in Section
6.10 of the AWS Disclosure Schedule. AWS and its Retained Subsidiaries are not in violation of the terms of any AWS Permit, except for violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations of AWS and its subsidiaries, taken as a whole.

     Section 6.11 Compliance with Agreements. Except as disclosed in the AWS SEC Reports, AWS and each of its Retained Subsidiaries are not in breach, violation, or default in the performance or observance of any term or provision, of and no event has occurred which with lapse of time or action by a third party could result in a default under (a) the respective charters, bylaws or similar organizational instruments of AWS or any of its Retained Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which AWS or any of its Retained Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) above, would have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

     Section 6.12   Taxes.

          (a) AWS and its subsidiaries have duly filed (or there has been filed on their behalf) with the appropriate taxing authority all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof other than any Tax Returns, the failure to file which would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. The Tax Returns filed by or on behalf of AWS and its subsidiaries are true, correct and complete in all material respects and all Taxes shown thereon have been duly paid in full or adequate provision has been made therefor in accordance with generally accepted accounting principles for the payment of Taxes for all past and current periods. The liabilities and reserves for Taxes (as hereinafter defined) reflected in the balance sheet included in the latest AWS SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no Liens for Taxes upon any property or assets of AWS or any Retained Subsidiary thereof, except for Liens for Taxes not yet due or Taxes being contested in good faith and adequately reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to Taxes of AWS or any of its subsidiaries which, singly or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. Neither AWS nor its subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions of time which are no longer in effect. Neither AWS nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of AWS. Neither AWS nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, social security, occupation, use, service, license, net worth, payroll, franchise, transfer and recording taxes, and fees and charges imposed by federal, state or local agencies on the transport, handling or disposal of hazardous waste or the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

          (c) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document declaration or other information.

     Section 6.13   Employee Benefit Plans; ERISA.

          (a) Except as disclosed in the AWS SEC Reports, at the date hereof, AWS and its subsidiaries do not maintain or contribute to any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of AWS and its subsidiaries being referred to as the "AWS Plans"), including employee benefit plans within the meaning set forth in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the
Code). Neither AWS nor any of its subsidiaries contributes to, has ever contributed to or has ever had an obligation to contribute to, any Multi-employer Plan or any Multiple Employer Plan. Neither AWS nor any of its subsidiaries maintains or contributes to or has ever maintained or contributed to any plan subject to Title IV of ERISA. Neither AWS nor any of its subsidiaries has any obligation to create any additional material employee benefit plan, program, arrangement or practice or to amend any AWS Plan so as to increase benefits thereunder, except as required under the terms of the AWS Plans, under existing collective bargaining agreements or to comply with applicable law.

          (b) Except as disclosed in the AWS SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the AWS Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole, (ii) each of the AWS Plans has been operated and administered in all material respects in accordance with all applicable laws, rules and regulations during the period of time covered by the applicable statute of limitations, (iii) each of the AWS Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination, to the knowledge of AWS and its subsidiaries, has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such AWS Plans and the period for making any such retroactive amendment has not expired, and (iv) to the knowledge of AWS and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the AWS Plans or any fiduciary thereunder, other than claims for benefits in the ordinary course, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

          (c) The AWS SEC Reports contain a true and complete summary or list of or otherwise describe all material contracts with employees and other employee benefit arrangements that extend rights to employees of AWS or any of its subsidiaries that are triggered by a change in the equity ownership of AWS or other significant event involving AWS's equity ownership or similar provisions and all severance agreements with any employee of AWS or any subsidiary.

          (d) There are no agreements which will or may provide payments to any officer, employee, stockholder or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to AWS or subject to tax under Code Section 4999 for which AWS or any subsidiary would have withholding liability.

     Section 6.14 Labor Controversies. Except as disclosed in the AWS SEC Reports, (a) there are no significant controversies pending or, to the knowledge of AWS and its Retained Subsidiaries, threatened between AWS or any of its Retained Subsidiaries and any representatives of any of their employees and (b) to the knowledge of AWS and its Retained Subsidiaries, there are no material organizational efforts presently being made involving any of the presently unorganized employees of AWS or any of its Retained Subsidiaries, except for such controversies and organizational efforts, which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its Retained Subsidiaries, taken as a whole. All collective bargaining agreements to which AWS or any of its subsidiaries is a party are listed in Section 6.14 of the AWS Disclosure Schedule.

     Section 6.15   Environmental Matters.

          (a) Except as disclosed in the AWS SEC Reports, (i) AWS and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by AWS or any of its subsidiaries contain any Hazardous Substance (as defined below) as a result of any activity of AWS or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1995, neither AWS nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity indicating that AWS or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business, (iv) there are no civil, criminal or administrative Proceedings pending or, to the knowledge of AWS, threatened against AWS or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by AWS or any of its subsidiaries as a result of any activity of AWS or any of its subsidiaries during the time such properties were owned, leased or operated by AWS or any of its subsidiaries, and (vi) neither AWS, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for any violations of the foregoing clauses (i) through (vi) that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole.

          (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. "Hazardous Substance" includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     Section 6.16 Non-Competition Agreements. Neither AWS nor any subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by USA Waste or AWS or any of their subsidiaries. None of AWS's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with AWS, restricts in any material respect AWS or any subsidiary of AWS from directly or indirectly, engaging in any of the businesses described above.

     Section 6.17 Title to Assets. AWS and each of its Retained Subsidiaries has good and marketable title in fee simple to all real property owned by it and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the AWS Financial Statements, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (i) the Lien for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair AWS's business operations (in the manner presently carried on by AWS), or (iii) as disclosed in the AWS SEC Reports, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. All leases under which AWS leases any real or personal property are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole. All real property owned or leased by AWS or any of the Retained Subsidiaries is listed in Section
6.17 of the AWS Disclosure Schedule, and all items of personal property valued in excess of $5,000 owned by AWS or any of its Retained Subsidiaries not reflected on the fixed asset list previously provided to USA Waste are listed in
Section 6.17 of the AWS Disclosure Schedule. The assets owned or leased by the Retained Subsidiaries at the Effective Time, together with the rights of AWS and the Retained Subsidiaries under the Distribution Agreement and the rights that the parties currently anticipate that AWS will have under the Transitional Services Agreement (as defined in the Distribution Agreement) to be entered into between AWS and Avalon, will enable AWS to operate the Retained Business in a manner consistent with past practice.

     Section 6.18   Retained Business.

          (a) Attached hereto as Section 6.18 of the AWS Disclosure Schedule is an unaudited pro forma consolidated balance sheet of the Retained Business at October 31, 1997 (the "Retained Business Balance Sheet"). The Retained Business Balance Sheet has been prepared on a pro forma basis giving effect to the Distribution in accordance with generally accepted accounting principles (except as expressly stated therein) on a basis consistent with the

AWS Financial Statements, and fairly presents in all material respects (subject to the absence of footnotes and normal, recurring audit adjustments) the assets and liabilities of the Retained Business as at the date thereof after giving effect to the Distribution (assuming the Distribution occurred on October 31, 1997).

          (b) AWS or one of the Retained Subsidiaries directly or indirectly owns or has a valid leasehold interest in the assets reflected on the Retained Business Balance Sheet, free and clear of any Liens, except (i) as may be reflected in the Retained Business Balance Sheet, (ii) Liens for Taxes, payments of which were not delinquent as of October 31, 1997, (iii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby or otherwise materially impair the operation of the Retained Business (in the manner it is presently conducted), or (iv) as disclosed in the AWS SEC Reports, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Retained Business, taken as a whole. All of the buildings and material tangible personal property owned or leased by AWS and its Retained Subsidiaries that are included in the Retained Business are in good working condition (normal wear and tear excepted) and are suitable in all material respects for the purposes for which they are being used. AWS has reasonable relationships with its customers, employees and others having business dealings with the Retained Business.

     Section 6.19 Certain Payments. Neither AWS, any of its subsidiaries, nor any director, officer, employee, agent, representative or other person acting for or on behalf of AWS or any subsidiary, has directly or indirectly made any contribution, gift, bribe, kickback or other payment (including any political contribution with corporate funds, any payment from corporate funds not recorded on the books and records of AWS, any payment from corporate funds that was falsely recorded on the books and records of AWS, any payment from corporate funds to government officials for improper purposes or any payment from corporate funds to obtain or retain business) to any person or entity, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of AWS or any affiliate of AWS, or (iv) in any other manner or for any other purpose, which, in any such case, violates applicable legal requirements.

     Section 6.20 AWS Stockholders' Approval. The affirmative vote of stockholders of AWS having the power to vote outstanding shares of Class A Common Stock that have at least two-thirds of the voting power of all outstanding shares of Class A Common Stock and the affirmative vote of stockholders of AWS having the power to vote outstanding shares of Class B Common Stock that have at least two-thirds of the voting power of all outstanding shares of Class B Common Stock, voting as two separate classes, and the affirmative vote of stockholders of AWS having the power to vote outstanding shares of AWS Common Stock that have a majority of the voting power of all outstanding shares of AWS Common Stock, excluding the voting power of interested shares (as defined in Section 1701.01(CC) of the OGCL) are required for approval and adoption of this Agreement and the Merger.

     Section 6.21 Brokers and Finders. AWS has not entered into any contract, arrangement or understanding with any person or firm (other than the Investment Banker) which may result in the obligation of AWS to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by AWS of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby other than for the fees and expenses of the Investment Banker.


                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 7.1 Conduct of Business by AWS Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 7.1 of the AWS Disclosure Schedule and except for the transactions contemplated by the Distribution Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless USA Waste shall otherwise agree in writing, which shall not be unreasonably withheld, AWS shall, and shall cause each of its subsidiaries to (other than with respect to Sections 7.1(g), (h), (i) and (j), for which AWS shall cause only each of its Retained Subsidiaries
to):

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including, without limitation, cash management;

          (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by any wholly owned subsidiary of AWS in the ordinary and usual course of business and consistent with past practice;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of its capital stock of any class or any options, warrants or rights of any kind to acquire any share of its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that AWS may issue shares upon exercise of options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable for any additional long-term debt other than borrowings under the Credit Facility in the ordinary course of business; provided, however, that the maximum amount outstanding at any time under the Credit Facility shall not exceed $18,000,000, including letters of credit issued thereunder, (ii) incur or become contingently liable with respect to any other indebtedness for borrowed money other than short-term borrowing in the ordinary course of business or borrowing to refinance existing indebtedness on terms reasonably acceptable to USA Waste, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any shares of its capital stock or any security convertible into or exchangeable for shares of its capital stock, (iv) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets to be used in the ordinary course of business and consistent with Section 7.1(g) below, (v) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) not (i) make any intercompany loans among AWS and its subsidiaries, or (ii) enter into any intercompany transactions among AWS and its subsidiaries, in any such case, outside the ordinary course of business or inconsistent with past practice;

          (f) use commercially reasonable efforts to preserve intact their respective business organizations and good will, keep available the services of their respective present officers and key employees, and preserve the good will of and business relationships with customers and others having business relations with them;

          (g) not make expenditures for fixed or capital assets, individually in excess of $150,000 or in the aggregate in excess of $500,000, and not enter into any contract or commitment with respect to the same;

          (h) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of USA Waste to report operational matters of materiality and the general status of ongoing operations;

          (i) not enter into or amend any employment, severance or special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director, officer or key employee, except in the ordinary course and consistent with past practice; provided, however, that AWS and its Retained Subsidiaries shall in no event enter into any written employment agreement;

          (j) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

          (k) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

          (l) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

          (m) give prompt written notice to USA Waste of the commencement of any Proceeding relating to any alleged breach or violation of an Environmental Law or non-routine inspection by any governmental authority with responsibility for enforcing or implementing any applicable Environmental Law, and provide to USA Waste such information as USA Waste may reasonably request regarding such Proceeding or inspection, any developments in connection therewith, and, as applicable, AWS's or its Retained Subsidiary's anticipated or actual response thereto;

          (n) no later than 45 days after the date of this Agreement, provide or make available to USA Waste copies of all (x) environmental permits of Retained Subsidiaries and (y) reports or results of all inspections, audits, assessments and analytical data and such other information as USA Waste may reasonably request in the possession or control of AWS or any of its Retained Subsidiaries regarding any of their respective business facilities and relating to (i) compliance with applicable requirements of Environmental Laws, or (ii) exposure to or the presence or release of or any aspect of management, handling or use of Hazardous Substances; and

          (o) use commercially reasonable efforts to assist in the transfer of environmental permits (on the same terms and conditions) to USA Waste or Mergerco as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow USA Waste or the Surviving Corporation to conduct the business of AWS and its Retained Subsidiaries as currently conducted.

     Section 7.2 Control of AWS's Operations. Nothing contained in this Agreement shall give to USA Waste, directly or indirectly, any right to control or direct AWS's or any subsidiary's operations prior to the Effective Time. Prior to the Effective Time, AWS shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of such operations.

     Section 7.3   Acquisition Transactions.

          (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, AWS shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and AWS shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of AWS or any capital stock of AWS, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions").

          (b) Notwithstanding the provisions of paragraph (a) above and without being a breach or violation thereof: (i) AWS may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement, executed by USA Waste in connection herewith) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if (x) the Board of Directors of AWS in good faith determines that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to AWS's stockholders than the Merger and
(y) based upon advice of its outside legal counsel, its Board of Directors determines in good faith that the failure to provide such confidential or non-public information to such Potential Acquiror would be reasonably likely to constitute a breach of its fiduciary duty to its stockholders (any such Acquisition Proposal meeting the conditions of clauses (x) and (y) being referred to as a "Superior Proposal"). (ii) AWS's Board of Directors may take and disclose to AWS's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or may make such other disclosures to AWS's stockholders which, as advised by outside counsel, is required under applicable law.

          (c) AWS shall immediately notify USA Waste after receipt of any Acquisition Proposal or any request for non-public information relating to AWS or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of AWS or any subsidiary by any person or entity that informs the Board of Directors of AWS or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to USA Waste shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.


                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

     Section 8.1   Access to Information.

          (a) AWS and its subsidiaries shall afford to USA Waste and Mergerco and their accountants, counsel, financial advisors and other representatives (the "USA Waste Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties (but not to conduct soil, groundwater, ambient air or other environmental testing or analyses), books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies and the disclosure of which AWS and its subsidiaries can facilitate or control) with respect to the Retained Business and any Liabilities of AWS and, during such period, shall furnish promptly to USA Waste (i) a copy of each report, schedule or other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on their businesses, properties or personnel,
(ii) a copy of any financial statements of AWS and its subsidiaries when prepared, and (iii) such other information concerning their businesses, properties and personnel as USA Waste or Mergerco, as the case may be, shall reasonably request. USA Waste and its subsidiaries shall hold, and shall use their reasonable best efforts to cause the USA Waste Representatives to hold, in strict confidence all non-public documents and information furnished to USA Waste and Mergerco in connection with the transactions contemplated by this Agreement, except that (i) USA Waste and Mergerco may disclose such information as may be necessary in connection with seeking the USA Waste Required Statutory Approvals, and (ii) each of USA Waste and Mergerco may disclose any information that it is required by law or judicial or administrative order to disclose.

          (b) In the event that this Agreement is terminated in accordance with its terms, USA Waste and Mergerco shall promptly redeliver to AWS all non-public material provided pursuant to this Section 8.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.
In such event, all documents, memoranda, notes and other writings prepared by USA Waste based on the information in such material shall be destroyed (and USA Waste shall use commercially reasonable efforts to cause all USA Waste Representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     Section 8.2 Proxy Statement. AWS shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement.

     Section 8.3 Stockholders' Approvals. Subject to the fiduciary duties of the Board of Directors of AWS under applicable law, AWS shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval and adoption of its stockholders at a meeting of stockholders (the "AWS Stockholders' Approval"). Subject to the fiduciary duties of the Board of Directors of AWS under applicable law, such meeting of stockholders shall be held as soon as practicable. Subject to the fiduciary duties of the Board of Directors of AWS under applicable law, AWS shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

     Section 8.4   Expenses and Fees.

          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) AWS agrees to pay to USA Waste a fee equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) if (i) AWS terminates this Agreement pursuant to clause (vi) or (vii) of Section 10.1(a); (ii) USA Waste terminates this Agreement pursuant to clause (iv) of Section 10.1(b); or (iii) AWS terminates this Agreement pursuant to

Section 10.1(a)(iv) or USA Waste terminates this Agreement pursuant to Section 10.1(b)(v) and within seven months of such termination AWS enters into an agreement for, or a letter of intent with respect to, an Acquisition Transaction with a per share consideration for the AWS Common Stock greater than the sum of $4.00 plus the per share value of the Distribution (as calculated from the Valuation); provided, however, that the payment of the fee payable pursuant to clause (iii) need not be made unless and until the consummation of such Acquisition Transaction. For purposes of clause (iii) of the preceding sentence, the per share consideration for an Acquisition Transaction shall be equal to the sum of the cash amount per share payable pursuant thereto and the fair market value per share (as agreed to in good faith by AWS and USA Waste or, absent such agreement, as determined by the Investment Banker) of any non-cash consideration payable pursuant thereto. This provision shall, to the extent applicable, survive the termination of this Agreement.

     Section 8.5   Agreement to Cooperate.

          (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of AWS and USA Waste, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of AWS and its Retained Subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

          (b) Without limitation of the foregoing, each of USA Waste and AWS undertakes and agrees to file as soon as practicable, and in any event prior to 30 days after the date hereof, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of USA Waste and AWS shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

          (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including an Acquisition Transaction, USA Waste shall have the right, at its own expense, to participate therein, and AWS will not settle any such litigation without the consent of USA Waste, which consent will not be unreasonably withheld.

     Section 8.6 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

     Section 8.7   Option Plans.

          (a) Prior to the Effective Time, AWS shall use its reasonable best efforts to redeem all unexpired and unexercised "in the money" stock options for an amount of cash equal to at least the difference between the exercise price of such stock options and the Merger Consideration (with no adjustment to reflect the Distribution). Furthermore, prior to the Effective Time, AWS shall use its reasonable best efforts to redeem all other unexpired and unexercised stock options. Each such option to purchase AWS Common Stock is referred to herein as an "AWS Option."

          (b) With respect only to any AWS Options that would be held by Avalon Employees (as defined in the Distribution Agreement) after the Effective Time ("Avalon Employee Options"), to the extent that any such Avalon Employee Options have not been redeemed in accordance with Section 8.7(a) prior to the Effective Time, AWS and USA Waste shall take such action as may be legally permissible to cause each such Avalon Employee Option to be automatically converted at the Effective Time into an option (each, an "Avalon Option") to purchase shares of Avalon common stock. From the Effective Time, all references in the stock option agreements for such Avalon Employee Options to AWS shall be deemed to refer to Avalon. Avalon shall assume all of AWS's obligations with respect to such Avalon Employee Options as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of any Avalon Options the shares of Avalon common stock covered thereby and shall file a registration statement on Form S-8 to cover the shares of Avalon common stock subject to those Avalon Options.

          (c) At the Effective Time, each Retained Stock Option (as defined under Section 3.6), whether or not then exercisable, shall be automatically converted by virtue of the Merger into an option to purchase shares of USA Waste common stock.

          (d) AWS hereby represents to USA Waste that the terms of its stock option plans governing the AWS Options permit the transactions contemplated by this Section 8.7.

     Section 8.8 Notification of Certain Matters. Each of AWS, USA Waste and Mergerco agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this

Section 8.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 8.9   Directors' and Officers' Indemnification.

          (a) The indemnification provisions of the Articles of Incorporation of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of AWS, unless such modification is required by law.

          (b) Without limiting Section 8.9(a), after the Effective Time, each of USA Waste and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of AWS or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to, or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with any such person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of
AWS) or arising out of or pertaining to the transactions contemplated by this Agreement or the Distribution Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) AWS or USA Waste and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to USA Waste and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such claim, action, suit, proceeding or investigation, (ii) USA Waste and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the OGCL and USA Waste's or the Surviving Corporation's respective charters or by-laws, such determination shall be made by independent legal counsel acceptable to USA Waste or the Surviving Corporation, as the case may be, and the applicable Indemnified Party; provided, however, that neither USA Waste nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and, provided, further, that if USA Waste or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to USA Waste or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) In the event the Surviving Corporation or USA Waste or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or USA Waste shall assume the obligations set forth in this Section 8.9.

          (d) USA Waste and the Surviving Corporation shall not cancel or terminate any policies of directors' and officers' liability insurance covering Indemnified Parties that does not extend coverage for more than one year after the Effective Time.

          (e) USA Waste shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.9. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have. The provisions of this
Section 8.9 shall survive the consummation of the Merger and expressly are intended to benefit the Indemnified Parties.

     Section 8.10 Corrections to the Proxy Statement. Prior to the date of approval of the Merger by AWS's stockholders, USA Waste or AWS shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect, and AWS shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of AWS, in each case to the extent required by applicable law.

     Section 8.11 Credit Facility. Immediately after the Effective Time, USA Waste shall cause the Surviving Corporation to pay any amounts still outstanding under the Credit Facility after the payment made by AWS pursuant to Section 3.6. USA Waste shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to have the lender or lenders under the Credit Facility release and terminate any guarantees or indemnities provided by any Contributed Subsidiaries (as defined in the Distribution Agreement) with respect to the Credit Facility promptly after such payment.

     Section 8.12 Board Approval of Distribution. The Board of Directors of AWS will approve the Contribution and the declaration of the Distribution as promptly as practicable (but no later than twenty (20) days) after delivery of the Valuation to AWS unless the Board of Directors of AWS reasonably determines that the Contribution or the Distribution violates Section 1701.33 of the OGCL. A breach of this covenant shall constitute a willful and intentional breach of this Agreement.

                                   ARTICLE IX
                                   CONDITIONS

     Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of AWS's stockholders;

          (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) the Contribution and the Distribution shall have occurred in accordance with the Distribution Agreement;

          (d) the Distribution Tax shall have been determined in accordance with Section 3.8;

          (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use commercially reasonable efforts to have any such injunction, order or decree lifted); and

          (f) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

     Section 9.2 Conditions to Obligation of AWS to Effect the Merger. Unless waived by AWS, the obligation of AWS to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

          (a) USA Waste and Mergerco shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of USA Waste and Mergerco contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries considered as a whole, and AWS shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of USA Waste and of the President and Chief Executive Officer or a Vice President of Mergerco to that effect.

     Section 9.3 Conditions to Obligations of USA Waste and Mergerco to Effect the Merger. Unless waived by USA Waste and Mergerco, the obligations of USA Waste and Mergerco to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the additional following conditions:

          (a) AWS shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of AWS contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for such failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of AWS and its subsidiaries considered taken as a whole, and USA Waste shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of AWS to that effect;

          (b) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of AWS and its Retained Subsidiaries, taken as a whole, except for changes that affect the industries in which AWS and its Retained Subsidiaries operate generally or volume reductions to the extent arising from business decisions made by existing or potential customers;

          (c) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of AWS and its subsidiaries, taken as a whole;

          (d) USA Waste shall have received the legal opinions of outside counsel for AWS with respect to the matters set forth on Exhibit D;
                                                         ---------

          (e) no more than ten percent (10%) of the outstanding shares of AWS Common Stock shall be Dissenting Shares;

          (f) the sum of the Transaction Liabilities, Distribution Tax, the Net Working Capital Deficiency and the Retained Stock Option Liability shall not exceed the Primary USA Loan to AWS; and

          (g) USA Waste shall have entered into non-competition agreements, in the form attached hereto as Exhibit E, with Ronald E. Klingle and Darrell D.
                            ---------
Wilson.


                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval and adoption by the stockholders of AWS as follows:

          (a)  AWS shall have the right to terminate this Agreement:

               (i) if any of the representations and warranties of USA Waste or Mergerco shall fail to be true and correct and such failure will cause the conditions set forth in Section 9.2(a) to be incapable of being satisfied by July 31, 1998 (the "Termination Date") and such failure has not been cured in all material respects within 30 days after notice of such breach is given to USA Waste by AWS;

               (ii) if the Merger is not completed by the Termination Date; provided, that the right to terminate this Agreement pursuant to this
     Section 10.1(a)(ii) shall not be available to AWS (A) if the failure of AWS to fulfill any obligation to USA Waste under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (B) if AWS is at such time exercising its rights under Section 7.3(b);

               (iii) if the Merger is enjoined by a final, unappealable court order;

               (iv) if the requisite votes of the stockholders of AWS shall not have been obtained at the AWS Stockholders' Meeting;

               (v) if USA Waste (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to USA Waste by AWS;

               (vi) if (A) AWS receives a Superior Proposal from any third party (excluding any affiliate of AWS or any group of which any affiliate of AWS is a member), (B) AWS's Board of Directors resolves to accept such Superior Proposal, and (C) AWS shall have given USA Waste two days' prior written notice of its intention to terminate this Agreement pursuant to this provision; provided, that such termination shall not be effective until such time as the payment required by Section 8.4(b) shall have been received by USA Waste;

               (vii) if (A) a tender or exchange offer is commenced by a third party (excluding any affiliate of AWS or any group of which any affiliate of AWS is a member) for all outstanding shares of AWS Common Stock, (B) AWS's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer, and (C) AWS shall have given USA Waste two days' prior written notice of its intention to terminate this Agreement pursuant to this provision; provided, that such termination shall not be effective until such time as the payment required by Section 8.4(b) shall have been received by USA Waste; or

               (viii) if any of the Ancillary Agreements have been terminated in accordance with their respective terms.

          (b)  USA Waste shall have the right to terminate this Agreement;

               (i) if any of the representations and warranties of AWS shall fail to be true and correct and such failure will cause the conditions set forth in Section 9.3(a) to be incapable of being satisfied by the Termination Date and such failure has not been cured in all material respects within 30 days after notice of such breach is given to AWS by USA Waste;

               (ii) if the Merger is not completed by the Termination Date; provided, that the right to terminate this Agreement pursuant to this
     Section 10.1(b)(ii) shall not be available to USA Waste if the failure of USA Waste or Mergerco to fulfill any obligation to AWS under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (iii) if AWS (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to AWS by USA Waste;

               (iv) if the Board of Directors of AWS shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of AWS that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of USA Waste or any group of which any affiliate of USA Waste is a member);

               (v) if the requisite votes of the stockholders of AWS shall not have been obtained at the AWS Stockholders' Meeting;

               (vi) if the Merger is enjoined by a final, unappealable court order; or

               (vii) if any of the Ancillary Agreements have been terminated in accordance with their respective terms.

     Section 10.2 Effect of Termination. In the event of termination of this Agreement by either USA Waste or AWS pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of AWS, USA Waste, Mergerco or their respective officers or directors (except for the obligations set forth in this Section 10.2 and in the second sentence in Section 8.1(a) and in Sections 8.1(b), 8.4 and 11.4 and the Confidentiality Agreement, all of which shall survive the termination). Nothing in this Section 10.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

     Section 10.3 Amendment. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     Section 10.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XI
                               GENERAL PROVISIONS

     Section 11.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any document delivered pursuant hereto shall not survive the Merger and, after the effectiveness of the Merger, neither AWS, USA Waste, Mergerco, Avalon nor their respective officers or directors shall have any further obligation with respect thereto. Only those agreements and covenants in this Agreement that survive the consummation of the Merger in accordance with their terms shall so survive.

     Section 11.2 Notices. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or
(c) when successfully transmitted by telecopier (with a confirming copy of such communication sent as provided in clause (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided in this Section 11.2; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

     If to USA Waste or Mergerco, to:

          USA Waste Services, Inc.
          1001 Fannin, Suite 4000
          Houston, Texas  77002
          Attention:  Chief Executive Officer
          Telecopy:  (713) 209-9711

     with a copy to:

          Gregory T.  Sangalis
          1001 Fannin, Suite 4000
          Houston, Texas  77002
          Telecopy:  (713) 209-9711

     and:

          Marcus A.  Watts
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Chase Tower
          600 Travis
          Houston, Texas  77002
          Telecopy:  (713) 223-3717

     If to AWS, to:

          American Waste Services, Inc.
          One American Way
          Warren, Ohio  44484
          Attention:  Ronald E. Klingle
          Telecopy: (330) 856-8483

     with a copy to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, Pennsylvania  15222
          Attention:  Sanford B. Ferguson
          Telecopy: (412) 355-6501

     Section 11.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     Section 11.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) and that certain Agreement dated October 2, 1997 by and between AWS and USA Waste concerning confidentiality and related matters (the "Confidentiality Agreement") (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, except as expressly set forth herein or in the Distribution Agreement, and (c) shall not be assigned by operation of law or otherwise, except that Mergerco may assign this Agreement to any other wholly owned subsidiary of USA Waste. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, EXCEPT THAT THE PROVISIONS OF THIS AGREEMENT RELATING TO THE MERGER WILL ALSO BE GOVERNED BY THE OGCL. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE THE COURTS LOCATED IN THE STATE OF DELAWARE AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENTS TO AND HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED IN THE STATE OF DELAWARE.

     Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and, except as expressly set forth herein, nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.



            [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.


Attest:                                                USA WASTE SERVICES, INC.


/s/ Steven M. Berry                                    By:  /s/ Charles A. Wilcox
----------------------------------------                    --------------------------------
Assistant Secretary                                    Name:  Charles A. Wilcox
                                                              ------------------------------
                                                       Title:  Regional Vice President
                                                              ------------------------------


Attest:                                                C&S OHIO CORP.


/s/ Steven M. Berry                                    By:  /s/ Charles A. Wilcox
----------------------------------------                   ----------------------------------
Secretary                                              Name: Charles A. Wilcox
                                                             --------------------------------
                                                       Title:  President
                                                              -------------------------------


Attest:                                                AMERICAN WASTE SERVICES, INC.


/s/ Jeffrey M. Grinstein                               By:  /s/ Ronald E. Klingle
----------------------------------------                   ----------------------------------
Secretary                                              Name:  Ronald E. Klingle
                                                             --------------------------------
                                                       Title:  Chief Executive Officer
                                                              -------------------------------



                                                                      APPENDIX C


                                  CONTRIBUTION



                                      AND



                             DISTRIBUTION AGREEMENT



                                 BY AND BETWEEN



                         AMERICAN WASTE SERVICES, INC.



                                      AND



                          AVALON HOLDINGS CORPORATION






                            Dated as of May 7, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


   I.  CONTRIBUTION; ASSUMPTION..............................................  2

 1.1   Contribution of Assets................................................  2
 1.2   The Retained Assets...................................................  3
 1.3   Assumption of Liabilities.............................................  3
 1.4   Retained Liabilities..................................................  4
 1.5   Issuance of Shares....................................................  4
 1.6   Passage of Title......................................................  4
 1.7   Unemployment Compensation and Workers Compensation Insurance Ratings..  5
 1.8   Valuation.............................................................  5

  II.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS..................................  5


 2.1   Employment............................................................  5

 III.  CLOSING...............................................................  6


 3.1   Closing and Distribution Date.........................................  6
 3.2   AWS Deliveries........................................................  7
 3.3   Avalon Deliveries.....................................................  8

  IV.  THE DISTRIBUTION......................................................  8


 4.1   Cooperation Prior to the Distribution.................................  8
 4.2   Securities Filings....................................................  8
 4.3   Record Date; Distribution.............................................  9

   V.  COVENANTS............................................................. 10


 5.1   AWS Approval of Certain Avalon Actions................................ 10
 5.2   Licenses and Permits.................................................. 10
 5.3   Acts and Instruments.................................................. 10
 5.4   Correspondence........................................................ 11
 5.5   Further Assistance.................................................... 11
 5.6   Settlement for Cash Collections and Disbursements..................... 11
 5.7   Insurance............................................................. 12
 5.8   Covenant Not to Compete............................................... 12
 5.9   Access to Information................................................. 13

                                                                            Page
                                                                            ----

 5.10  Certain Transaction Costs............................................. 15
 5.11  Certain Agreements.................................................... 15
 5.12  Transitional Services Agreement....................................... 16
 5.13  Proration of Expenses................................................. 16
 5.14  Consent to Use of Corporate Names..................................... 16
 5.15  Transfer of Envirco Property.......................................... 16
 5.16  Mutual Releases....................................................... 16

   VI. CONDITIONS............................................................ 17


 6.1   General Condition..................................................... 17
 6.2   Conditions to the Obligations of AWS.................................. 17
 6.3   Conditions to the Obligations of Avalon............................... 17

 VII.  INDEMNIFICATION....................................................... 17


 7.1   Indemnification by Avalon............................................. 17
 7.2   Indemnification by AWS................................................ 18
 7.3   Notice and Defense of Third-Party Claims.............................. 18
 7.4   Limitations........................................................... 19
 7.5   Payment; Interest..................................................... 19
 7.6   Definitions........................................................... 19

VIII.  MISCELLANEOUS......................................................... 20


 8.1   Termination........................................................... 20
 8.2   Entire Agreement...................................................... 20
 8.3   Third-Party Rights.................................................... 20
 8.4   Amendments............................................................ 20
 8.5   Communications........................................................ 20
 8.6   Successors and Assigns................................................ 22
 8.7   Governing Law; Jurisdiction........................................... 22
 8.8   Savings Clause........................................................ 23
 8.9   Counterparts.......................................................... 23
 8.10  Construction.......................................................... 23

                    CONTRIBUTION AND DISTRIBUTION AGREEMENT


     CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of May 7, 1998 (the "Agreement"), by and between American Waste Services, Inc., an Ohio corporation ("AWS") and Avalon Holdings Corporation, an Ohio corporation and a wholly owned subsidiary of AWS ("Avalon").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, AWS through its subsidiaries owns and operates nonhazardous solid waste landfills; transports hazardous and nonhazardous waste; provides transportation and disposal brokerage and management services; provides refuse collection services; provides environmental engineering, site assessment, analytical laboratory and remediation services; is a common carrier of general and bulk commodities; and operates a golf course through its subsidiaries (collectively, the "Businesses"); and

     WHEREAS, AWS, USA Waste Services, Inc., a Delaware corporation ("USA Waste"), and C&S Ohio Corp., an Ohio corporation and a wholly owned subsidiary of USA Waste ("Mergerco"), are parties to an Agreement and Plan of Merger, dated as of February 6, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Mergerco with and into AWS (the "Merger"), pursuant to which AWS will become a wholly owned subsidiary of USA Waste; and

     WHEREAS, AWS and USA Waste have agreed that, at the Effective Time (as defined in the Merger Agreement), the only Businesses that AWS will have will be the non-hazardous solid waste landfills it owns and operates, the refuse collection services it provides and its landfill gas collection and sales business (the "Retained Businesses"); and

     WHEREAS, AWS has agreed with USA Waste to dispose of all of its other Businesses (the "Contributed Businesses") and all of its other assets, properties and rights that USA Waste does not need in order to operate the Retained Businesses (the "Nonessential Assets") prior to the Effective Time; and

     WHEREAS, the Board of Directors of AWS has determined that it is in the best interests of AWS's shareholders that AWS contribute (as defined below) all of the assets, properties and rights of the Contributed Businesses and all the Nonessential Assets (collectively, the "Contributed Assets") to Avalon and that Avalon assume the Assumed Liabilities (as defined below); and

     WHEREAS, it is a condition precedent to the consummation of the Merger, and the Board of Directors of AWS has determined that it is in the best interests of AWS's shareholders, that following the contribution of the Contributed Assets to and the assumption of the Assumed

Liabilities by Avalon, AWS distribute all of the shares of capital stock of Avalon to AWS's shareholders prior to the Effective Time (the "Distribution"); and

     WHEREAS, it is also contemplated in the Merger Agreement that, on or before the Distribution, AWS will cause all of its subsidiaries that it will continue to own after the Distribution to pay certain obligations of those entities to Avalon as set forth herein; and

     WHEREAS, AWS and Avalon desire to more fully describe the Contributed Assets, the Assumed Liabilities, the obligations of AWS and its subsidiaries to Avalon and its subsidiaries, and the obligations of Avalon and its subsidiaries to AWS and its subsidiaries after the Distribution.

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein and in the other agreements and instruments executed in connection with this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                          I.  CONTRIBUTION; ASSUMPTION

     1.1   Contribution of Assets.
           ----------------------
          (a) Upon the terms and subject to the conditions of this Agreement, on or before the Distribution Date (as defined below), AWS shall convey, assign, transfer and deliver (collectively, "contribute") to Avalon as a contribution to capital, all of the right, title and interest of AWS in and to all of the Contributed Assets, wherever such assets are located and whether real, personal or mixed and whether tangible or intangible. Without limiting the generality of the foregoing, the Contributed Assets shall include the following:

               (i)  all assets, properties and rights owned by AWS listed on
     Schedule 1.1A hereto; and

               (ii) all outstanding shares of capital stock and other securities (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the subsidiaries of AWS listed on Schedule 1.1 B hereto (the "Contributed Subsidiaries").

          (b) If AWS disposes of any Contributed Asset prior to the Distribution Date, AWS shall have no obligation to purchase or otherwise acquire any substitute or replacement asset, property or right.

          (c) No contract, agreement, permit or franchise which is not assignable by its terms or by law without the consent of any party thereto other than AWS or any of its subsidiaries shall be deemed assigned pursuant to this Agreement unless and until such consent or a waiver therefrom is given. AWS shall use commercially reasonable efforts (not involving the payment of consideration) to obtain prior to the Distribution Date all such consents, waivers and assignments. If any such consent, waiver or assignment is not obtained prior to the

Distribution Date and the Distribution is nevertheless consummated, AWS shall continue to use commercially reasonable efforts to obtain all such consents, waivers or assignments as have not been obtained prior to such date. In order to provide Avalon with the full value and benefit of every contract, agreement, permit and franchise that has not been assigned as provided in this Section 1.1
(c), AWS shall cooperate with Avalon after the Distribution Date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide to Avalon and its subsidiaries, on terms at least as favorable as those to which AWS and its subsidiaries are entitled, the full value and benefit, as well as the obligations and liabilities, under the applicable contract, agreement, permit or franchise, including, without limitation, enforcement, at the cost and for the benefit of Avalon and its subsidiaries, of any and all rights of AWS and its subsidiaries against any other party thereto arising out of the breach or cancellation thereof by such party. Avalon and AWS, as applicable, shall maintain insurance in an amount sufficient to comply with any insurance requirements of such contracts.

     1.2  The Retained Assets. AWS shall retain and the Contributed Assets shall
          -------------------
not include the following;

          (a)  the assets, properties and rights owned by AWS listed on Schedule
1.2 A hereto (the "Retained Assets"); and

          (b) all outstanding shares of capital stock and other securities of the subsidiaries of AWS listed on Schedule 1.2 B hereto (the "Retained Subsidiaries").

     1.3   Assumption of Liabilities.
           -------------------------

          (a) Upon the terms and subject to the conditions of this Agreement, on the Distribution Date, Avalon shall, pursuant to an agreement of assumption in form and substance reasonably satisfactory to USA Waste and Avalon (the "Assumption Agreement"), assume and agree to perform, pay, satisfy or discharge, when due, to the extent not theretofore performed, paid, satisfied or discharged, (i) the Liabilities (as defined below) of AWS arising out of or related to the Contributed Assets, (ii) the Liabilities of AWS, if any, arising out of or related to the action entitled "Werbowski vs. American Waste Services, Inc., et al.," (iii) contractual obligations related to sponsorship of the LPGA Golf Tournament at Avalon Lakes Golf Course, and (iv) other Liabilities specified herein as being assumed by Avalon (for example, in Section 2.1(i)) (collectively, the "Assumed Liabilities").

          (b) Notwithstanding anything to the contrary set forth herein, (i) any Liability of Avalon and its subsidiaries for any taxes incurred or accrued prior to the Distribution Date shall be governed solely by the express terms of the Tax Allocation Agreement, dated as of the date hereof (the "Tax Allocation Agreement"), by and among USA Waste, AWS and Avalon, and (ii) any Liability of Avalon and its subsidiaries from and after the Distribution Date with respect to any employees of AWS and its subsidiaries shall be governed solely by the express provisions of Article II hereof.

          (c) AWS and Avalon shall each use commercially reasonable efforts, on or prior to the Distribution Date, to have (i) AWS or any Retained Subsidiary removed as a guarantor of or obligor for any Assumed Liability and (ii) to substitute Avalon or a Contributed Subsidiary as such guarantor or obligor thereof. If any such removal and substitution is not obtained prior to the Distribution Date and the Distribution is nevertheless consummated, Avalon shall continue to use commercially reasonable efforts to obtain all such removals and substitutions.

          (d) With respect to any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental regulatory or administrative agency or commission or arbitration tribunal (any "Action") now pending or commenced prior to, on or after the Distribution Date to the extent that such Action arises out of or relates solely to any Contributed Assets or Terminated Employee or Avalon Employee (both as defined below), AWS and Avalon shall use commercially reasonable efforts to have AWS or the applicable Retained Subsidiary removed as a party to such Action following the Distribution Date.

          (e) For purposes of this Agreement, "Liabilities" shall mean all debts, obligations, liabilities and commitments of any nature, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured.

     1.4 Retained Liabilities.  Except for the Assumed Liabilities, Avalon does
         --------------------
not hereby, and shall not, assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of AWS or any Retained Subsidiary and AWS or the applicable Retained Subsidiary shall perform, pay, satisfy and discharge all such Liabilities other than the Assumed Liabilities (collectively, the "Retained Liabilities").

     1.5  Issuance of Shares.  In exchange for the contribution of the
          ------------------
Contributed Assets and the assumption of the Assumed Liabilities, on or before the Distribution Date, Avalon shall issue to AWS 25,301308 shares of its Class A Common Stock, par value $.01 ("Avalon Class A Stock"), and 5,123,858 shares of its Class B Common Stock, par value $.01 ("Avalon Class B Stock," which, together with the Avalon Class A Stock, is sometimes collectively referred to herein as the "Avalon Common Stock"). Those shares of Avalon Class A Stock and Avalon Class B Stock shall initially be represented by one stock certificate each. All shares of Avalon capital stock to be issued pursuant to this Section
1.5 shall be validly issued, fully paid and nonassessable.

     1.6   Passage of Title.  Title to all Contributed Assets shall pass from
           ----------------
AWS to Avalon at the Closing (as defined below). If any Contributed Asset is lost or damaged due to some casualty or accident prior to the Distribution Date, on the Distribution Date, AWS shall, as part of the Contributed Assets, assign to Avalon all rights of action, including insurance claims, with respect to such Contributed Asset. This constitutes AWS's sole obligation with respect to such lost or damaged Contributed Asset.

     1.7   Unemployment Compensation and Workers Compensation Insurance Ratings.
           --------------------------------------------------------------------
Following the Closing, AWS and the Retained Subsidiaries shall, if requested by Avalon and at

Avalon's expense, take all steps commercially reasonably necessary or permitted to allow Avalon and/or the Contributed Subsidiaries to be assigned the experience rating of AWS and/or the Retained Subsidiaries with respect to workers compensation insurance and/or unemployment compensation insurance.

     1.8   Valuation.  The aggregate value of Avalon after the contribution of
           ---------
the Contributed Assets and the assumption of the Assumed Liabilities shall be determined by Houlihan, Lokey, Howard & Zukin, Inc. ("HLHZ") which has been retained for that purpose. On or before the Distribution Date, AWS shall cause HLHZ to deliver to Avalon and USA Waste its final report (the "HLHZ Report") setting forth such valuation. AWS, USA Waste and Avalon shall report the federal, state and local income and other tax consequences of the Distribution (including reporting requirements on Form 1099) contemplated hereby in a manner consistent with such determination and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim or in any Action.

                   II.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     2.1   Employment.
           ----------

          (a) No later than 15 days after execution of this Agreement, Avalon shall deliver to USA Waste a list of all employees of AWS and the Retained Subsidiaries to whom Avalon wishes to extend offers of employment which are conditioned upon the occurrence of the Closing (the "Employee List").

          (b) Within 30 days of receipt of the Employee List, USA Waste shall deliver to Avalon a list of the individuals disclosed on the Employee List whom USA Waste wishes to retain as employees of AWS or the Retained Subsidiaries, as applicable (the "Overlap Employees").

          (c) Avalon shall be free to negotiate terms of employment with persons on the Employee List who are not Overlap Employees and each of Avalon and USA Waste shall be free to make offers to and negotiate with Overlap Employees, it being understood and agreed that the final decision as to which offer to accept shall rest with the individual person.

          (d) As soon as practicable, but in no event later than 30 days prior to the scheduled date of the meeting of stockholders of AWS to consider the Merger, USA Waste shall deliver to AWS and Avalon a list of all employees of AWS and the Retained Subsidiaries (i) whose employment USA Waste will cause AWS or the applicable Retained Subsidiary to terminate within two business days after the Closing Date or (ii) whom USA Waste will cause AWS or the applicable Retained Subsidiary to terminate within 60 days after the Closing Date (each such person described in (i) and (ii) above is hereinafter referred to as a "Terminated Employee.")

          (e) Every employee of any Contributed Subsidiary and each individual who accepts employment with Avalon is hereinafter referred to as an "Avalon Employee."

          (f) Every employee of AWS and the Retained Subsidiaries who is not an Avalon Employee or a Terminated Employee is hereinafter referred to as a "Retained Employee."

          (g) Any person who would be both a Terminated Employee and an Avalon Employee under the above definitions shall be treated solely as an Avalon Employee and not as a Terminated Employee for purposes of this Agreement.

          (h) Avalon or any Contributed Subsidiary may, but shall not be obligated to, offer employment to any Terminated Employee.

          (i) From and after the Closing Date, Avalon shall assume and shall pay, satisfy and discharge any Liability (i) arising out of workers' compensation claims by Avalon Employees and Terminated Employees unless the claim relates to a Terminated Employee and is based solely on an occurrence after the Closing Date (as defined in the Merger Agreement); or (ii) arising out of or related to the termination of employment of any Avalon Employee or Terminated Employee; provided, however, that Avalon shall not assume and shall not pay, satisfy and discharge any Liability arising out of or related to the termination of employment of any Terminated Employee who immediately prior to the Distribution Date was an employee of American Landfill, Inc., American Landfill Gas Company, East Liverpool Landfill, Inc., Mahoning Landfill, Inc. or SLF Development, Inc., to the extent that such Liability arises out of any allegation that such termination was in violation of applicable law (as opposed to being in breach of any agreement). From and after the Closing Date, AWS and the Retained Subsidiaries shall pay, satisfy and discharge any Liability arising out of or related to the employment relations between any of them and any Retained Employee or any former employee of any Retained Subsidiary or AWS who is not a Terminated Employee and not an Avalon Employee.

          (j) From and after the Closing Date, Avalon and the Contributed Subsidiaries shall pay, satisfy and discharge any Liability arising out of or relating to the employment relations between each of them and their respective employees.

                                 III.  CLOSING

     3.1   Closing and Distribution Date.  Upon satisfaction or waiver of all
           -----------------------------
the conditions precedent set forth in Article VI, the consummation of the transactions contemplated by Article I of this Agreement (the "Closing") shall take place at such place and time and on such date (the "Distribution Date") as shall be agreed upon by the parties.

     3.2   AWS Deliveries.  At the Closing, AWS shall deliver or cause to be
           --------------
delivered to Avalon:

          (a) One or more general warranty bills of sale and instruments of assignment, in form reasonably acceptable to Avalon and USA Waste, duly executed by AWS with respect to the Contributed Assets.

          (b) General warranty deeds, in form reasonably acceptable to Avalon and USA Waste, duly executed and acknowledged by AWS, with respect to such of the Contributed Realty (as defined in Schedule 1.1A) as is owned in fee by AWS.

          (c) Assignments of any Intellectual Property (as defined in Schedule 1.1A) being contributed to Avalon, in form reasonably acceptable to Avalon and USA Waste, duly executed by AWS.

          (d) Assignments of the Assigned Instruments (as defined in Schedule 1.1A), in form reasonably acceptable to Avalon and USA Waste, duly executed by AWS.

          (e) A distribution agency agreement (the "Distribution Agency Agreement") among AWS, Avalon and AWS's transfer agent (the "Distribution Agent") relating to the Distribution, in form reasonably acceptable to the parties thereto, duly executed by AWS and such transfer agent.

          (f) An assignment in favor of Avalon and consented to by USA Waste, duly executed by AWS, of the following rights of AWS under the Confidentiality Agreement dated October 2, 1997 (the "Confidentiality Agreement") between AWS and USA Waste: (i) the confidentiality obligations of USA Waste thereunder insofar as they relate to any evaluation material that does not pertain primarily to the Retained Business, (ii) the agreement by USA Waste that no representation has been made regarding the Evaluation Material and that no liability shall be asserted based on the use thereof, and (iii) any provisions of general applicability to the extent relevant to the foregoing.

          (g) Certificates representing all outstanding shares of capital stock and other securities of the Contributed Subsidiaries, in negotiable form with stock powers duly executed in blank and all requisite stock transfer tax stamps attached.

          (h) The Transitional Services Agreement (as defined below), duly executed by AWS.

          (i) All such other instruments of conveyance, deeds, assignments, confirmations, powers of attorney and other instruments, duly executed by AWS, as Avalon shall reasonably determine are necessary, expedient or proper in order to effectuate the contribution of the Contributed Assets as contemplated hereby.

     3.3   Avalon Deliveries.
           -----------------

      At the Closing, Avalon shall deliver to AWS:

          (a)  The Assumption Agreement, duly executed by Avalon.

          (b) Certificates representing the number of shares of Avalon Class A Stock and Avalon Class B Stock determined pursuant to Section 4.3 for delivery to the Distribution Agent for distribution pursuant to the Distribution Agency Agreement.

          (c)  The Transitional Services Agreement, duly executed by Avalon.

          (d) All such other instruments of assignment, assumption and other instruments, duly executed by Avalon, as AWS shall reasonably determine are necessary, expedient or proper in order to effectuate the assumption of the Assumed Liabilities by Avalon.

                             IV.  THE DISTRIBUTION

     4.1   Cooperation Prior to the Distribution.   Commencing as promptly as
           -------------------------------------
practicable after the date hereof and until the Distribution Date, subject to the provisions of Article VI hereof, AWS and Avalon shall take all such actions as may be necessary or appropriate to effect the Distribution, including, without limitation, the specific actions set forth in Sections 4.2 and 4.3.

     4.2   Securities Filings.
           ------------------

          (a) AWS and Avalon shall prepare and Avalon shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form 10 (the "Form 10") to effect the registration of the Avalon Class A Stock pursuant to the Exchange Act. AWS and Avalon shall use commercially reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act as promptly as practicable. If AWS reasonably determines that the Distribution may not be effected without registering the shares of Avalon Class A Stock to be distributed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), AWS and Avalon shall prepare and Avalon shall file with the SEC a registration statement on Form S-1 (the "Form S-1") to effect such registration pursuant to the Securities Act. AWS and Avalon shall use commercially reasonable efforts to cause the Form S-1 to be declared effective under the Securities Act as promptly as practicable.

          (b) AWS and Avalon shall take all such actions as may be necessary or appropriate under any applicable state securities or blue sky laws to effect the Distribution.

          (c) Avalon shall comply in all respects with all applicable federal, state and other securities or blue sky laws relating to the Distribution, including without limitation with respect to the preparation of the Form 10, the Form S-1 and any other securities filings relating to the Distribution.

     4.3   Record Date; Distribution.
           -------------------------

          (a) The Board of Directors of AWS (or any duly appointed committee thereof) shall in its sole discretion establish the record date for the Distribution (the "Distribution Record Date"), the Distribution Date and any appropriate procedures in connection with the

Distribution (subject in each case to the provisions of applicable law); provided, however, that, in no event will the Distribution occur prior to such time as (i) the Form 10 and the Form S-1, if necessary, shall have been declared effective by the SEC and (ii) the Closing shall have occurred.

          (b) In the Distribution, AWS shall distribute (i) to each holder of record on the Distribution Record Date of shares of Class A Common Stock, no par value ("AWS Class A Stock"), of AWS one share of Avalon Class A Stock for every _____ share[s] of AWS Class A Stock so held, and (ii) to each holder of record on the Distribution Record Date of shares of Class B Common Stock, no par value ("AWS Class B Stock"), of AWS one share of Avalon Class B Stock for every _____ share[s] of AWS Class B Stock so held, subject in each case to adjustment for fractional shares as set forth below.

          (c) On the Distribution Date, AWS shall deliver to the Distribution Agent one or more stock certificates representing all the outstanding shares of Avalon Common Stock and shall instruct the Distribution Agent to effect the Distribution. Avalon shall provide all stock certificates that the Distribution Agent may require in order to effect the Distribution.

          (d) Notwithstanding any provision of this Agreement to the contrary, no fractional shares of Avalon Common Stock shall be distributed in the Distribution. Any such fractional share that would otherwise be distributed shall be repurchased by Avalon as of the Distribution Date at a price determined by the Board of Directors of Avalon based upon the HLHZ Report. Such cash shall be distributed in the Distribution to the record holder of AWS Class A Stock or AWS Class B Stock who would otherwise have been entitled to receive such fractional share.

          (e) Notwithstanding any provision of this Agreement to the contrary, none of AWS, Avalon, USA Waste nor the Distribution Agent shall be liable to any person for any amount or any shares of Avalon capital stock delivered to a public official upon his or her request pursuant to applicable abandoned property, escheat or similar laws.

                                 V.  COVENANTS

     5.1   AWS Approval of Certain Avalon Actions.  AWS shall cooperate with
           --------------------------------------
Avalon in effecting, and if so requested by Avalon, AWS shall as the sole shareholder of Avalon approve, confirm and ratify any actions that are reasonably necessary or desirable to be taken by Avalon to effectuate, prior to the Distribution Date the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following: (a) the election or appointment of directors and officers of Avalon to serve in such capacities commencing on the Distribution Date; (b) the adoption, preparation and implementation of employee benefit plans on the Distribution Date; (c) the adoption, preparation and implementation of salary, bonus, long-term incentive, stock-based and other similar plans, agreements and arrangements for Avalon Employees and Avalon non-employee directors; and (d) the registration under applicable securities laws of any securities of Avalon to be distributed pursuant to this Agreement.

     5.2   Licenses and Permits.  Each party hereto shall prepare and file
           --------------------
with the appropriate licensing and permitting authorities for the transfer or issuance, as may be necessary or advisable in connection with the Contribution and the Distribution, of all governmental licenses and permits required in order for each of AWS and Avalon to operate the Retained Businesses and the Contributed Businesses, respectively, following the Contribution and the Distribution; provided that any associated costs and expenses shall be borne by the party that is the beneficiary of such license or permit.

     5.3   Acts and Instruments.
           --------------------

          (a) Whenever reasonably requested to do so by the other party after the Distribution Date, AWS and Avalon, respectively, shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents and other instruments and documents, in form reasonably satisfactory to such other party, as shall be necessary or advisable to carry out the intent of this Agreement and to (i) vest in Avalon all the right, title and interest of AWS in and to the Contributed Assets and (ii) effectuate the assumption of the Assumed Liabilities by Avalon. AWS and Avalon shall take such steps as may be required to put Avalon and AWS, respectively, in actual possession and control of the Contributed Assets and the Retained Assets, respectively, as of the time of Closing.

          (b) Without limiting in any respect the right, title and interest in and to the Contributed Assets to be acquired by Avalon hereunder, effective upon the Closing, AWS hereby irrevocably authorizes Avalon and its successors and assigns: to demand and receive, from time to time, any and all of the Contributed Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of AWS, or otherwise, any and all proceedings at law, in equity or otherwise, which Avalon shall deem expedient or desirable. Likewise, Avalon hereby irrevocably authorizes AWS and its successors and assigns to take all actions reasonably necessary to effectuate the assumption of the Assumed Liabilities by Avalon. Avalon shall retain for its own account any amounts collected pursuant to the foregoing authorization, and AWS shall pay to Avalon, if and when received (but subject to Section 5.6), any amounts that shall be received by AWS after the Distribution Date in respect of any of the Contributed Assets. Avalon shall pay to AWS, if and when received (but subject to Section 5.6), any amounts that shall be received by Avalon after the Distribution Date in respect of the Retained Businesses.

     5.4   Correspondence.  AWS hereby authorizes Avalon, on and after the
           --------------
Distribution Date, to receive and open mail addressed to AWS and to deal with the contents thereof in a responsible manner; provided, that such mail relates (or reasonably appears to relate) to the Contributed Businesses, the Contributed Assets or the Assumed Liabilities. Avalon shall promptly deliver to AWS any mail that relates (or reasonably appears to relate) to the Retained Businesses or the Retained Liabilities addressed to AWS which is delivered to and received by it. Avalon hereby authorizes AWS, on and after the Distribution Date, to receive and open mail addressed to Avalon and to deal with the contents thereof in a responsible manner; provided, that such mail relates (or reasonably appears to relate) to the Retained Businesses or the Retained

Liabilities. AWS shall promptly deliver to Avalon any mail that relates (or reasonably appears to relate) to the Contributed Businesses, the Contributed Assets or the Assumed Liabilities addressed to Avalon which is delivered to and received by it.

     5.5   Further Assistance.  In addition to the actions specifically
           ------------------
provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

     5.6   Settlement for Cash Collections and Disbursements.  For each
           -------------------------------------------------
calendar month, commencing with the month in which the Closing occurs and continuing until determined by the parties no longer to be necessary, Avalon and AWS shall cause all cash collections and cash disbursements received by Avalon and its subsidiaries for the benefit of AWS and its subsidiaries, or by AWS and its subsidiaries for the benefit of Avalon and its subsidiaries, during the relevant month to be remitted to the party entitled to the benefit thereof as promptly as reasonably possible after the receipt thereof.

     5.7   Insurance.  On or before the Distribution Date, AWS shall transfer
           ---------
and assign to Avalon all of AWS's insurance policies, other than the directors' and officers' indemnification insurance. If any such policy by its terms may not be assigned, it is the intent of the parties that Avalon receive the benefit of any coverage under any insurance policy. AWS, at Avalon's expense, shall keep such policy in effect during the remaining term of the policy and refrain from taking any actions (other than making a claim) which may affect Avalon's entitlement to the benefits of, or coverage under, such policy. With respect to any such policies, AWS shall seek to have Avalon and its subsidiaries named as insureds with respect to occurrences prior to the Distribution Date, at Avalon's expense, if requested to do so by Avalon. Notwithstanding the foregoing, AWS shall receive, to the extent such benefits may be available, the benefit of all insurance policies of AWS existing prior to the Closing to the extent such insurance covers Retained Liabilities, and the parties will enter into commercially reasonable arrangements to effect the provisions of this sentence.

     5.8   Covenant Not to Compete.
           -----------------------

          (a) During the period of time that begins on the Closing Date (as defined in the Merger Agreement) and ends on the third anniversary thereof (the "Covenant Period"), Avalon agrees that it will not, directly or indirectly,

               (i) carry on or be engaged in (whether for its own account or for the account of any other person, other than AWS or USA Waste), the collection of refuse or garbage, or the disposal of non-hazardous solid waste, from any source located within a 100-mile radius of American Landfill, Mahoning Landfill or East Liverpool Landfill; or

               (ii) share in the earnings of, beneficially own or hold any security issued by, or otherwise own or hold any interest in, any person who or which owns or operates a landfill within a 100-mile radius American Landfill, Mahoning Landfill, or East Liverpool Landfill.

          (b) Without limiting the generality of the provisions of this Section 5.8, Avalon shall be deemed to be engaged in a particular business if it (whether alone or in association with one or more other persons) is an owner, partner, stockholder, independent contractor or joint venturer of, or a lender to, or an investor in, any person who or which is directly engaged in any such business.

          (c) Notwithstanding the foregoing provisions of this Section 5.8, (i) Avalon may own, directly or indirectly, solely as an investment, securities if Avalon is not an affiliate of the issuer of such securities and does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part, (ii) Avalon may, directly or indirectly, engage in the provision of technical and engineering services, transportation, and equipment sales and leasing, (iii) Avalon may, directly or indirectly, engage in the management or operation of captive landfills, such as the management of the landfill in Ashtabula, Ohio, and (iv) Avalon may, directly or indirectly, engage in the disposal and brokerage of disposal of non-hazardous solid waste which is generated within (or is deposited at a transfer station owned or operated by Avalon or its subsidiaries within) such 100-mile radius, so long as Avalon shall provide AWS or USA Waste the right to make a proposal for disposal of any such waste and Avalon shall be obligated to accept such proposal if the disposal rate quoted by AWS for such waste plus the bona fide costs to be incurred by Avalon in transporting such waste to the applicable landfill of AWS is less than or equal to the total of the lowest bona fide disposal rate quoted by a third party for such waste plus the bona fide costs to be incurred by Avalon in transporting such waste to the applicable landfill of such third party. For purposes of this
Section 5.8, a captive landfill includes a landfill that was a captive landfill on the date Avalon or its subsidiary commences management or operation thereof, but that subsequently accepts waste from third parties so long as Avalon or its subsidiary does not directly or indirectly solicit, sell or market disposal of waste from any third party.

          (d) Avalon acknowledges that if it violates or threatens to violate any of the provisions of this Section 5.8, AWS and USA Waste may have no adequate remedy at law. In that event, AWS and USA Waste shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief (without the necessity of posting bond) to restrain any violation or threatened violation by Avalon of any provision of this Section 5.8 or to compel specific performance by Avalon of one or more of its obligations under this Section 5.8. The seeking or obtaining by AWS or USA Waste of such injunctive relief shall not foreclose or in any way limit the right of AWS or USA Waste to obtain a money judgment against Avalon for any damage to AWS or USA Waste that may result from any breach by Avalon of any provision of this Section 5.8.

          (e)  Avalon acknowledges that the covenants contained in this Section
5.8 are reasonable in geographical and temporal scope and in all other respects. If any court determines that any of such covenants, or any part thereof, are unenforceable, then (i) the remainder of such covenants shall not be affected by such determination and (ii) those of such covenants that are determined to be unenforceable because of the duration or scope thereof may be reformed by the court to reduce their duration or scope so as to render the same enforceable against Avalon.

     5.9   Access to Information.
           ---------------------

          (a) Each of AWS and Avalon shall use commercially reasonable efforts to arrange, as soon as practicable following the Distribution Date, for the delivery to the other party of the relevant portions of all corporate books and records. AWS shall retain in its possession all relevant portions of the corporate books and records relating directly and primarily to the Retained Businesses, Retained Employees or Retained Liabilities, including all active agreements, files and government filings and licenses, and all AWS general corporate books and records. From and after the Distribution Date, all such books, records and copies shall be the property of AWS. Avalon shall retain in its possession all relevant portions of all books and records of AWS relating directly and primarily to the Contributed Businesses, Avalon Employees, Terminated Employees, Contributed Assets and Assumed Liabilities, including all active agreements, files and government filings and licenses. From and after the Distribution Date, all such books, records and copies referred to in the preceding sentence shall be the property of Avalon. Any material containing incidental information relating to the Retained Businesses, but relating primarily to the Contributed Businesses, shall be retained by Avalon. Any material containing incidental information relating to the Contributed Businesses, but relating primarily to the Retained Businesses, shall be retained by AWS.

          (b) From and after the Distribution Date, each of AWS and Avalon shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for confidential information, to the personnel, properties, books and records of such party and its subsidiaries insofar as such access is reasonably required by the other party. Each of AWS and Avalon also shall afford each other the right to have access to any of their respective employees who may be relevant in connection with the conduct of their respective businesses, including without limitation with respect to financial and accounting requirements, employee benefit plan and ERISA matters, tax requirements (including with respect to the preparation of any tax returns), and requirements of applicable securities laws. Each of AWS and Avalon shall preserve until the 10th anniversary of the Distribution Date all of the foregoing records; provided, however, that such records may be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party, subject to appropriate restrictions for confidential information by the other party, and the right (subject to appropriate restrictions for confidential information) to make copies of books and records of such party.

          (c) At all times from and after the Distribution Date, AWS or Avalon, as applicable, shall use commercially reasonable efforts to make available to the other upon written request its and its subsidiaries' officers, directors, employees and agents as witnesses, subject to appropriate restrictions for confidential information, to the extent that such persons may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved (without reimbursement for such persons' salaries).

          (d) At all times from and after the Distribution Date, AWS or Avalon, as applicable, shall use commercially reasonable efforts to make available to the other upon written request, subject to appropriate restrictions for confidential information, its and its subsidiaries' records, books, contracts, instruments, computer data and other data which may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved.

          (e) AWS and its subsidiaries shall hold, and shall cause its employees, agents, consultants and advisors to hold, in strict confidence, using the same efforts it uses protecting its own confidential and proprietary information, all confidential or proprietary information concerning the Contributed Businesses in its possession (except to the extent that such information (i) is in the public domain or becomes publicly known through no wrongful act of AWS, USA Waste or any of their respective subsidiaries or any of its employees, agents, consultants or advisors, (ii) is received from a party who is under no confidentiality or secrecy obligation with respect thereto, or
(iii) is disclosed pursuant to governmental or judicial requirements). Avalon and its subsidiaries shall hold, and shall cause its employees, agents, consultants and advisors to hold, in strict confidence, using the same efforts it uses protecting its own confidential and proprietary information, all confidential or proprietary information concerning the Retained Businesses in its possession (except to the extent that such information (i) is in the public domain or becomes publicly known through no wrongful act of Avalon or any of its subsidiaries or any of its employees, agents, consultants or advisors, (ii) is received from a party who is under no confidentiality or secrecy obligation with respect thereto, or (iii) is disclosed pursuant to governmental or judicial requirements).

          (f) Each of AWS and Avalon shall provide the other party with such cooperation and information, including, without limitation, all records, books, contracts, instruments, computer data and other data, as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to pre-Distribution events. Such cooperation and information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any governmental authority to the appropriate party. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or information provided hereunder.

     5.10   Certain Transaction Costs.  Avalon shall pay all taxes and other
            -------------------------
governmental assessments, charges or levies, costs of title insurance and other conveyance costs which arise or are incurred in connection with the contribution of the Contributed Assets to Avalon, including, without limitation, all sales, value-added, registration, transfer (including documentary and stamp) or similar taxes, whether domestic or foreign, but excluding any taxes based upon AWS's income.

     5.11   Certain Agreements.  Set forth on Schedule 5.11 is a list of all
            ------------------
contracts and agreements (and outstanding bids and quotations, which if accepted, would fall within this sentence) pursuant to which (i) one of the Retained Subsidiaries or AWS is a party and under which one of the Contributed Subsidiaries directly or indirectly (e.g., by rendering services or providing products to a Retained Subsidiary or AWS which are then used by such Retained Subsidiary or AWS to render services or provide products or disposal space to the third party) renders services or provides products or disposal space to the third party who is a party thereto or (ii) one of the Contributed Subsidiaries is a party and under which one of the Retained Subsidiaries or AWS directly or indirectly (e.g., by rendering services or providing products or disposal space to a Contributed Subsidiary which are then used by such Contributed Subsidiary to render services or provide products or disposal space to the third party) renders services or provides products or disposal space to the third party who is a party thereto (which contracts, agreements, bids and quotations, together with contracts, agreements, bids and quotations entered into or made in the ordinary course of business after the date of this Agreement and prior to the Closing and which would fall within the foregoing categories shall be referred to herein as the "Subcontract Agreements"). After the Distribution Date, the Retained Subsidiary, AWS or the Contributed Subsidiary, as the case may be, that is a party to any such Subcontract Agreement shall not agree to any amendment of any of the terms thereof that would affect adversely the Contributed Subsidiary, AWS or the Retained Subsidiary providing goods or disposal space or rendering services thereunder without the prior written consent of such entity. After the Distribution Date, the Retained Subsidiary, AWS, or the Contributed Subsidiary, as the case may be, that is providing goods or disposal space or rendering services under any such Subcontract Agreement on the date of this Agreement shall continue to provide such goods or disposal space or render such services on substantially the same terms as they are being provided or rendered on the date of this Agreement, and shall otherwise reasonably cooperate in the performance of each applicable Subcontract Agreement, for the remainder of the term of the applicable Subcontract Agreement and payments shall be made in accordance with the terms of such Subcontract Agreements.

     5.12   Transitional Services Agreement.  On the Distribution Date, AWS
            -------------------------------
and Avalon shall, if requested by AWS, enter into an agreement that shall provide that Avalon will provide certain reasonable administrative, record keeping, billing, accounting and similar services, including use of facilities owned by Dart America, Inc. for certain specified purposes, to AWS and the Retained Subsidiaries under terms and conditions mutually acceptable to Avalon and AWS, and approved by USA Waste (the "Transitional Services Agreement").

     5.13   Proration of Expenses.  Real property taxes and utilities with
            ---------------------
respect to the Contributed Realty, and prepaid insurance, deposits and premiums and other prepaid expenses and deferred charges, shall be prorated as of the date of the Closing.

     5.14   Consent to Use of Corporate Names.  The parties acknowledge and
            ---------------------------------
agree that each Contributed Subsidiary owns its corporate name and the good will of its business associated therewith and, following the Closing, USA Waste and its affiliates shall not object to or challenge the continued use of the current corporate name of any Contributed Subsidiary.

     5.15   Transfer of Envirco Property.  On or before the Closing, AWS shall
            ----------------------------
cause Envirco Transportation Management, Inc. ("Envirco") to convey to AWS as a dividend the real property located in Waynesburg, Ohio owned by Envirco, and AWS will convey such property to American Landfill, Inc. as a capital contribution.

     5.16   Mutual Releases.  On the Distribution Date, each of AWS and Avalon
            ---------------
will release (and will cause their respective subsidiaries to release) any and all claims that such party (and its subsidiaries) may have against the other party (and its subsidiaries) as of the Distribution Date, other than claims (a) arising from this Agreement and the transactions contemplated hereby, (b) arising under the Subcontract Agreements after the date hereof, and (c) intercompany payables reflected on their respective financial statements and those thereafter incurred in the ordinary course of business.

                                VI.  CONDITIONS

     6.1   General Condition.  The respective obligations of each party hereto
           -----------------
to consummate the Closing and to perform all other obligations set forth herein are subject to (a) the satisfaction or waiver (as provided for therein) of all of the conditions set forth in Sections 9.1, 9.2 and 9.3 of the Merger Agreement and (b) the obtaining, filing or occurrence of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or other public or private entity if the failure of any such event to occur would have a material adverse effect on Avalon or AWS.

     6.2   Conditions to the Obligations of AWS.  The obligations of AWS to
           ------------------------------------
consummate the Closing and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the condition that Avalon shall have fulfilled all of its covenants set forth herein.

     6.3   Conditions to the Obligations of Avalon.  The obligations of Avalon
           ---------------------------------------
to consummate the Closing and to perform all other obligations set forth herein are subject to the satisfaction or waiver of the condition that AWS shall have fulfilled all of its covenants set forth herein.

                             VII.  INDEMNIFICATION

     7.1   Indemnification by Avalon.  Avalon shall defend, indemnify and hold
           -------------------------
harmless USA Waste and AWS and each of their subsidiaries and their respective officers, directors, employees, agents, successors and assigns (collectively, the "AWS Indemnified Persons") from and against, and shall reimburse the AWS Indemnified Persons for, each and every Loss (as defined below) relating to, resulting from, or arising out of (i) any Assumed Liability, or (ii) the breach of any covenant or agreement of Avalon pursuant to this Agreement. With respect to matters not involving Actions brought or asserted by third parties, within five days after notification from AWS Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling AWS Indemnified Persons to indemnity hereunder, Avalon, at no cost or expense to AWS Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to AWS Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, that with respect to those claims that may be satisfied by payment of a liquidated sum of money, Avalon shall promptly pay the amount so claimed to the extent supported by reasonable documentation. If any Action is commenced or threatened, the provisions of
Section 7.3 shall control.

     7.2   Indemnification by AWS.  AWS shall defend, indemnify and hold
           ----------------------
harmless Avalon and each of its subsidiaries and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Avalon Indemnified Persons") from and against, and shall reimburse the Avalon Indemnified Persons for, each and every Loss relating to, resulting from, or arising out of (i) any Retained Liability or (ii) the breach of any covenant or agreement of AWS or USA Waste pursuant to this Agreement. With respect to matters not involving Actions brought or asserted by third parties, within five days after notification from the Avalon Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Avalon Indemnified Persons to indemnity hereunder, AWS, at no cost or expense to the Avalon Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Avalon Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, that with respect to those claims that may be satisfied by payment of a liquidated sum of money, AWS shall promptly pay the amount so claimed to the extent supported by reasonable documentation. If any Action is commenced or threatened, the provisions of Section 7.3 shall control. Notwithstanding the foregoing, AWS shall have no obligations under this Section
7.2 with respect to any Losses arising from a breach by AWS of any of its representations, warranties or covenants in the Merger Agreement without regard to any materiality limitation thereunder.

     7.3   Notice and Defense of Third-Party Claims.  If any Action shall be
           ----------------------------------------
brought or asserted under this Article VII against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article VII from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Action to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by counsel for the Indemnifying Person inappropriate. The Indemnified Person's right to participate in the defense or response to any Action shall not be deemed to limit or otherwise modify its rights under this Article VII. In the event that the Indemnifying Person, within five days after notice of any such Action, fails in writing to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Action for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article VII to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Action or consent to the entry of any judgment with respect to any Action for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Action or consent to entry of any judgment with respect to any such Action that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Action.

     7.4   Limitations.  Avalon shall have no liability under this Article VII
           -----------
unless notice of a claim for indemnity with respect to an indemnifiable Loss in any way related to a Terminated Employee shall have been given within two years after the Distribution Date.

     7.5   Payment; Interest.  The Indemnifying Party shall make any payment
           -----------------
required to be made under this Article VII in cash and on demand. Any Losses or other payments required to be paid by an Indemnifying Party under this Article VII that are not paid within five business days of receipt by the Indemnifying Party of the Indemnified Party's demand therefor shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand interest at a rate equal to the prime rate as quoted in the Wall Street Journal, as such rate may change from time to time during the period as to which such interest is calculated, plus 3%, from the date such payment becomes delinquent to the date of payment of such delinquent sum.

     7.6   Definitions.  For purposes of this Article VII and subject to the
           -----------
provisions of Section 1.3(b) hereof, "Loss" means any loss, damage, injury, harm, detriment, decline in value, Liability, exposure, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as, with respect to compliance with the requirements of environmental laws, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

                              VIII.  MISCELLANEOUS

     8.1   Termination.  This Agreement (a) may be terminated at any time
           -----------
prior to the Distribution Date by mutual written consent of AWS and USA Waste, or (b) shall terminate upon termination of the Merger Agreement prior to the Merger.

     8.2   Entire Agreement.  This Agreement, together with the schedules and
           ----------------
exhibits hereto and the Confidentiality Agreement, the Tax Allocation Agreement and the Transitional Services Agreement (if any), sets forth the entire understanding of the parties with respect to its subject matter, and merges and supersedes all prior understandings of the parties hereto with respect to its subject matter.

     8.3   Third-Party Rights.  USA Waste shall be a third-party beneficiary
           ------------------
of this Agreement, with the right to enforce the obligations of any party hereto. Other than USA Waste, no person or entity other than the parties hereto, including, without limitation, any former or present employee of Avalon or AWS or any of their subsidiaries (including any assignee or beneficiary thereof), shall have any rights with respect to any obligations of any entity under this Agreement, the Confidentiality Agreement, the Tax Allocation Agreement or the Transitional Services Agreement (including the documents and instruments referred to herein and therein), and nothing in this Agreement, the Confidentiality Agreement, the Tax Allocation Agreement or the Transitional Services Agreement (including the documents and instruments referred to herein and therein), expressed or implied, is intended to confer on any such person any rights or remedies.

     8.4   Amendments.  This Agreement (including the schedules hereto) may be
           ----------
amended by the parties hereto at any time prior to the Distribution Date, with the prior written consent of USA Waste. Any such amendment shall be in writing signed on behalf of the party or parties to be charged. Any time prior to the Distribution Date, any party hereto may waive compliance by the other party or parties with any of the agreements or conditions contained in this Agreement, with the prior written consent of USA Waste. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under or to enforce any provision of this Agreement shall not constitute a waiver of its rights under such provision or any other provision.

     8.5   Communications.  All notices, consents and other communications
           --------------
given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or
(b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided in this Section 8.5; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

     If to AWS prior to the Closing Date:

          American Waste Services, Inc.
          One American Way
          Warren, OH  44484
          Attention:  Ronald E. Klingle
          (330) 856-8483 (Facsimile)

     with a copy to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, PA  15222
          Attention:  Sanford B. Ferguson
          (412) 355-6501 (Facsimile)

     If to USA Waste at any time or AWS after the Closing Date:

          USA Waste Services, Inc.
          1001 Fannin, Suite 4000
          Houston, TX  77002
          Attention:  Chief Executive Officer
          (713) 209-9711 (Facsimile)

     with a copy to:

          Gregory T.  Sangalis
          1001 Fannin, Suite 4000
          Houston, TX  77002
          (713) 209-9711 (Facsimile)

     and

          Marcus A.  Watts
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower
          600 Travis
          Houston, TX  77002
          (713) 223-3717 (Facsimile)

     If to Avalon at any time:

          Avalon Holdings Corporation
          One American Way
          Warren, OH  44484
          Attention:  Ronald E. Klingle
          (330) 856-8433 (Facsimile)

     with a copy to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, PA  15222
          Attention:  Sanford B. Ferguson
          (412) 355-6501 (Facsimile)

Prior to the Closing Date, USA Waste shall receive copies of all notices given hereunder by any party at the address set forth above.

     8.6   Successors and Assigns.  This Agreement shall be binding on,
           ----------------------
enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or delegate its obligations under this Agreement without the express written consent of the other party.

     8.7   Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED IN
           ---------------------------
ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE THE COURTS LOCATED IN THE STATE OF DELAWARE AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO THE JURISDICTION OF ANY COURT LOCATED IN SUCH STATE.

     8.8   Savings Clause.  If any provision of this Agreement is held to be
           --------------
invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

     8.9   Counterparts.  This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10   Construction.  Headings contained in this Agreement are for
            ------------
convenience only and shall not be used in the interpretation of this Agreement. References herein to the

Agreement shall be deemed to include all Schedules hereto, and references herein to Articles, Sections, and Schedules are to the articles, sections and schedules of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              AMERICAN WASTE SERVICES, INC.

                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________


                              AVALON HOLDINGS CORPORATION

                              By:_______________________________________________
                              Name:_____________________________________________
                              Title:____________________________________________

                      SCHEDULE 1.1 A:  CONTRIBUTED ASSETS


     All real property (including, without limitation, land, land improvements, fixtures, buildings and improvements) owned in fee in Warren, Ohio and Bridgeport, West Virginia (the "Contributed Realty").

     All cash on the balance sheet of AWS as of the Distribution Date (excluding cash held by Retained Subsidiaries) but prior to the occurrence of the transactions set forth in Section 3.6 of the Merger Agreement (other than cash proceeds of the Primary USA Loan).

     All communication equipment, office furniture and equipment, fixtures, computer equipment and software owned or leased by AWS.

     All contracts, agreements, equipment leases, software licenses, licenses and other instruments of or relating to the Contributed Businesses or the Nonessential Assets (the "Assigned Instruments").

     All United States and foreign patents, patent applications, patent disclosures, industrial designs, and inventions (whether or not patentable and whether or not reduced to practice); all United States and foreign registered and unregistered trademarks, service marks, domain names, licenses, logos, sales materials and trade names; all registrations, applications and renewals of any of the foregoing; all trade secrets, confidential information, know-how, customer lists, software, formulae, manufacturing and production processes and techniques, mask works, research and development information, product designations, quality standards, investigations, drawings, specifications, designs, plans, improvements, proposals, technical and computer data; all license agreements and sublicense agreements to and from third parties relating to any of the foregoing; and all other proprietary rights (collectively, "Intellectual Property") of AWS or any of the Contributed Businesses other than (with respect to all of the foregoing) that which is currently used by any of the Retained Subsidiaries.

     Golf course memberships.

     Rights relating to sponsorship of the LPGA Golf Tournament at Avalon Lakes Golf Course.

     Originals or true and complete copies of all books and records, including customer and supplier lists, employee records and tax records relating to the Contributed Businesses

     All assets of any kind related to the hazardous waste transportation business.

     To the extent transferable, all governmental licenses, permits, authorizations, consents and approvals required to carry on the Contributed Businesses.

     All prepaid expenses and deferred charges, prepaid insurance deposits and insurance premiums relating to the Contributed Businesses.

     All insurance policies of AWS as provided in Section 5.7 hereof.

     All Contributed Net Intercompany Receivables (as defined in the Merger Agreement).

     Originals or true and correct copies of all proprietary or confidential business or technical information, records and policy statements of AWS, that relate to the Contributed Businesses, including accounting procedures, instructions, organizational manuals, strategic plans and other documents or materials of a general nature. Avalon and AWS will enter into appropriate confidentiality restrictions with respect to same.

     All other property and assets of AWS not included within the definition of Retained Assets or Retained Subsidiaries.

     Any cash to be contributed in accordance with Section 3.6(e) of the Merger Agreement.

                   SCHEDULE 1.1 B:  CONTRIBUTED SUBSIDIARIES


American Landfill Management, Inc.

American Waste Management Services, Inc.

Antech Ltd.

Avalon Lakes Golf, Inc. and its direct and indirect wholly owned subsidiaries

AWMS, Inc.

AWS Remediation, Inc.

Clean Fill, Inc.

DartAmerica, Inc. and its direct and indirect wholly owned subsidiaries

Eagle Fidelity Insurance Company

Earth Sciences Consultants, Inc. and its direct and indirect wholly owned subsidiaries

Envirco Transportation, Inc.

Envirco Transportation Management, Inc.

                       SCHEDULE 1.2 A:  RETAINED ASSETS


The name "American Waste Services, Inc." and all associated good will.

Originals or true and complete copies of all books and records, including customer and supplier lists, employee records and tax records relating to the Retained Businesses.

All insurance policies of AWS relating to director and officer liability.

All accounts receivable held by AWS where the debtor is a Retained Subsidiary to the extent that such accounts receivable do not constitute Contributed Net Intercompany Receivables, including all accrued interest owed to AWS on account of the intercompany payables owed by any Retained Subsidiary.

All contracts, agreements, equipment leases, software licenses, licenses and other instruments other than the Assigned Instruments.

All governmental licenses, permits, authorizations, consents and approvals required to carry out the Retained Businesses.

Originals or true and correct copies of all proprietary or confidential business or technical information, records and policy statements of AWS, that relate to the Retained Businesses, including accounting procedures, instructions, organizational manuals, strategic plans and other documents or materials of a general nature. AWS and Avalon will enter into appropriate confidentiality restrictions with respect to same.

Any cash that is not included as a Contributed Asset and is proceeds of the Primary USA Loan after the contributions contemplated by Section 3.6 of the Merger Agreement, including any amounts that may be reserved to pay the Distribution Tax.

                    SCHEDULE 1.2 B:  RETAINED SUBSIDIARIES


American Landfill, Inc.

American Landfill Gas Company

American Waste, Inc. (and its wholly owned subsidiaries, American Waste of Mahoning Valley, Inc., American Waste of Cleveland, Inc., and American Waste of Northeast Ohio, Inc.)

East Liverpool Landfill, Inc.

Mahoning Landfill, Inc. (and its wholly owned subsidiary, SLF Development, Inc.)

                      SCHEDULE 5.11:  CERTAIN AGREEMENTS



1.   See attached Exhibit 5.11.

2.   Other bids, quotations and agreements of the type defined in Section
     5.11 which were issued or entered into in the ordinary course of business by AWS, one or more Contributed Subsidiaries and/or one or more Retained Subsidiaries (whether before or after the date of the Contribution and Distribution Agreement, but in all events prior to the Distribution)

                                                                      APPENDIX D

                     BALDWIN'S OHIO REVISED CODE ANNOTATED
                     TITLE XVII. CORPORATIONS--PARTNERSHIPS
                     CHAPTER 1701. GENERAL CORPORATION LAW
                            MERGER AND CONSOLIDATION



1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation.
Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final order in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.